Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re: QUORUM HEALTH CORPORATION, et al.,[1] Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 20-[_______] (___) (Joint Administration Requested)
DISCLOSURE STATEMENT FOR THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

Felicia Gerber Perlman (pro hac vice admission pending)		David R. Hurst (I.D. No. 3743)
Bradley Thomas Giordano (pro hac vice admission pending)		MCDERMOTT WILL & EMERY LLP
Megan M. Preusker (pro hac vice admission pending)		The Nemours Building
MCDERMOTT WILL & EMERY LLP		1007 North Orange Street, 4th Floor
444 West Lake Street		Wilmington, Delaware 19801
Chicago, Illinois 60606-0029		Telephone: (302) 485-3900
Telephone:	(312) 372-2000	Facsimile: (302) 351-8711
Facsimile:	(312) 984-7700

Proposed Counsel to the Debtors and Debtors in Possession

Dated: April 6, 2020

[1]

The last four digits of Quorum Health Corporation’s tax identification number are 5208. Due to the large number of Debtors in these chapter 11 cases, for which the Debtors have requested joint administration, a complete list of the Debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Quorum. The location of Quorum Health Corporation’s corporate headquarters and the Debtors’ service address is 1573 Mallory Lane, Brentwood, Tennessee 37027.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS INTEND TO SUBMIT THIS DISCLOSURE STATEMENT TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

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IMPORTANT INFORMATION REGARDING THIS DISCLOSURE STATEMENT

DISCLOSURE STATEMENT, DATED APRIL 6, 2020

SOLICITATION OF VOTES TO ACCEPT OR REJECT

THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION FROM THE HOLDERS OF OUTSTANDING CLAIMS

IF YOU ARE IN CLASSES 4 OR 5 YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

VOTING CLASS	NAME OF CLASS UNDER THE PLAN
CLASS 4	FIRST LIEN LOAN CLAIMS
CLASS 5	SENIOR NOTES CLAIMS

DELIVERY OF BALLOTS

1.  Ballots or master ballots (each, a “Ballot”) must be actually received by the Solicitation Agent before 5:00 p.m. prevailing Eastern Time, on May 4, 2020 (the “Voting Deadline”).

2.  Ballots must be completed following the instructions received with the Ballot, so that such Holder’s Ballot including their vote is actually received by the Voting Deadline.

If you have any questions on the procedures for voting on the Plan, please contact the Solicitation Agent by emailing tabulation@epiqglobal.com and referencing “Quorum Health Corporation” in the subject line, or by calling 1-866-897-6433 (toll-free) or 1-646-282-2500 (international toll), and asking for the solicitation group.

This disclosure statement (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms, this “Disclosure Statement”) provides information regarding the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization for Quorum Health Corporation and its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms, the “Plan”),2 which the Debtors are seeking to have confirmed by the Bankruptcy Court. A copy of the Plan is attached hereto as Exhibit A. The Debtors are providing the information in this Disclosure Statement to certain Holders of Claims for the purpose of soliciting votes to accept or reject the Plan (the “Solicitation”).

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan.

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This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by the Debtors. The Debtors reserve the right to modify the Plan consistent with section 1127 of title 11 of the United States Code (as now in effect or hereafter amended, the “Bankruptcy Code”), Rule 3019 of the Federal Rules of Bankruptcy Procedure (together with the local rules of the Bankruptcy Court, as now in effect or hereafter amended, the “Bankruptcy Rules”).

Pursuant to the Restructuring Support Agreement, the Plan is currently supported by the Debtors, the Consenting First Lien Lenders, who hold approximately 74.7% of the First Lien Loan Claims, and the Consenting Noteholders, who hold approximately 97.3% of the amount of Senior Notes Claims.

The consummation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Plan. There is no assurance that the Bankruptcy Court will confirm the Plan or, if the Bankruptcy Court does confirm the Plan, that the conditions necessary for the Plan to become effective will be satisfied or, in the alternative, waived.

The Debtors urge each Holder of a Claim to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each proposed transaction contemplated by the Plan.

The Debtors strongly encourage Holders of Claims in Classes 4 and 5 to read this Disclosure Statement (including the Risk Factors described in Section VIII hereof) and the Plan in their entirety before voting to accept or reject the Plan. Assuming the requisite acceptances to the Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Plan at the Confirmation Hearing.

RECOMMENDATION BY THE DEBTORS

EACH OF THE DEBTORS STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN MAY 4, 2020 AT 5:00 P.M. (PREVAILING EASTERN TIME) PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND ON THE BALLOTS. THE BOARD OF DIRECTORS, GENERAL PARTNER, MEMBER, OR MANAGER, AS APPLICABLE, FOR EACH DEBTOR HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, AND EACH DEBTOR BELIEVES THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF EACH OF THE DEBTOR’S ESTATES, AND PROVIDE THE BEST RECOVERY TO CLAIM AND INTEREST HOLDERS. AT THIS TIME, EACH DEBTOR BELIEVES THAT THE PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL RESTRUCTURING OBJECTIVES.

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SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Bankruptcy Court has not reviewed this Disclosure Statement or the Plan, and the Securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 as amended (the “Securities Act”) or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. The Debtors are relying on section 4(a)(2) and/or Regulation D of the Securities Act, and similar Blue Sky Laws provisions, to exempt from registration under the Securities Act and Blue Sky Laws the offer to certain Holders of ABL Claims, First Lien Revolver Claims, First Lien Term Claims, and Senior Notes Claims that are “accredited investors” as defined in Rule 501 of the Securities Act (“Accredited Investors”), respectively, of new securities prior to the Petition Date, including in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation”).

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of Securities to be issued under the Plan or the Equity Investment Commitment Agreement and Section 4(a)(2) and/or Regulation D of the Securities Act, and similar Blue Sky Laws provisions, to exempt from registration under the Securities Act and Blue Sky Laws to issue New Common Stock pursuant to the Equity Investment Commitment Agreement, the New Common Equity Raise, and the Equity Investment Commitment Premium. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy Securities in any state or jurisdiction in which such offer or solicitation is not authorized.

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DISCLAIMER

This Disclosure Statement contains summaries of certain provisions of the Plan and certain other documents and financial information. The information included in this Disclosure Statement is provided solely for the purpose of soliciting acceptances of the Plan and should not be relied upon for any purpose other than to determine whether and how to vote on the Plan. All Holders of Claims entitled to vote to accept or reject the Plan are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan. The Debtors believe that these summaries are fair and accurate. The summaries of the financial information and the documents that are attached to, or incorporated by reference in, this Disclosure Statement are qualified in their entirety by reference to such information and documents. In the event of any inconsistency or discrepancy between a description in this Disclosure Statement, on the one hand, and the terms and provisions of the Plan or the financial information and documents incorporated in this Disclosure Statement by reference, on the other hand, the Plan or the financial information and documents, as applicable, shall govern for all purposes.

Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement. The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or the Bankruptcy Court’s endorsement of the merits of the Plan. The statements and financial information contained in this Disclosure Statement have been made as of the date hereof unless otherwise specified. Holders of Claims or Interests reviewing the Disclosure Statement should not assume at the time of such review that there have been no changes in the facts set forth in this Disclosure Statement since the date of this Disclosure Statement. No Holder of a Claim or Interest should rely on any information, representations, or inducements that are not contained in or are inconsistent with the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, and the Plan. This Disclosure Statement does not constitute legal, business, financial, or tax advice. Any Person or Entity desiring any such advice should consult with their own advisors. Additionally, this Disclosure Statement has not been approved or disapproved by the Bankruptcy Court, the SEC, or any securities regulatory authority of any state under Blue Sky Laws. The Debtors are soliciting acceptances to the Plan prior to commencing any cases under chapter 11 of the Bankruptcy Code.

FORWARD LOOKING STATEMENTS

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. The Debtors’ management, in consultation with the Debtors’ advisors, has prepared the financial projections attached hereto as Exhibit D and described in this Disclosure Statement (the“Financial Projections”). The Financial Projections, while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors. The Debtors caution that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur.

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Regarding contested matters, adversary proceedings, and other pending, threatened, or potential litigation or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver by the Debtors or any other party, but rather as a statement made in the context of settlement negotiations in accordance with Rule 408 of the Federal Rules of Evidence and any analogous state or foreign laws or rules. As such, this Disclosure Statement shall not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party in interest, nor shall it be construed to be conclusive advice on the tax, Securities, financial or other effects of the Plan to Holders of Claims against the Debtors or any other party in interest. Please refer to Section VIII of this Disclosure Statement, entitled “Risk Factors” for a discussion of certain risk factors that Holders of Claims voting on the Plan should consider.

Except as otherwise expressly set forth herein, all information, representations, or statements contained herein have been provided by the Debtors. No Person is authorized by the Debtors in connection with this Disclosure Statement, the Plan, or the Solicitation to give any information or to make any representation or statement regarding this Disclosure Statement, the Plan, or the Solicitation, in each case, other than as contained in this Disclosure Statement and the exhibits attached hereto or as otherwise incorporated herein by reference or referred to herein. If any such information, representation, or statement is given or made, it may not be relied upon as having been authorized by the Debtors.

This Disclosure Statement contains certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including, but not limited to, those summarized herein. When used in this Disclosure Statement, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement, including under the heading “Risk Factors” below and other factors described in the Debtors’ SEC filings. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

[Remainder of Page Intentionally Left Blank]

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TABLE OF CONTENTS

I.	Executive Summary			1
	A.	Purpose of this Disclosure Statement and the Plan		1
	B.	Overview of the Transactions Contemplated by the Plan		1
	C.	Summary of Treatment of Claims and Interests and Description of Recoveries under the Plan		3
	D.	Voting on the Plan		5
	E.	Confirmation and Consummation of the Plan		6
		1.	Confirmation Hearing	7
		2.	Effect of Confirmation and Consummation of the Plan	7
	F.	Additional Plan-Related Documents		7

II.	The Debtors’ Business Operations and Capital Structure			8
	A.	The Debtors’ Corporate History		8
	B.	Recent Divestitures		9
	C.	The Debtors’ Operations		10
	D.	The Debtors’ Prepetition Capital Structure		12
		1.	ABL Credit Facility	12
		2.	First Lien Credit Facilities	13
		3.	Intercreditor Agreement	14
		4.	Senior Notes	15
		5.	Finance Lease Obligations and Other Debt	16

III.	Events Leading to These Chapter 11 Cases			16
	A.	Initial Portfolio		16
	B.	Rural Hospital Challenges		16
	C.	Exploration of Possible Transactions		18
	D.	Deterioration of Revenue Cycle		19
	E.	Declining Performance and Liquidity Constraints		19

IV.	The Debtors’ Proposed Restructuring: Key Components			20
	A.	The Restructuring Support Agreement and the Plan		20
	B.	The Debtors’ Proposed Disclosure Statement and Solicitation Process		21
	C.	MIP		22
	D.	The Debtors’ First-Day Motions and Certain Related Relief		22
		1.	Operational First-Day Pleadings	22
		2.	Postpetition Financing and Use of Cash Collateral	23
		3.	Motion To Approve Solicitation Procedures and Confirm the Plan	23
	E.	Other Requested First-Day Relief and Retention Applications		23

V.	Summary of the Plan			24
	A.	Treatment of Unclassified Claims		24
		1.	DIP Claims	24
		2.	Administrative Claims	25
		3.	Professional Fee Claims	25
		4.	Priority Tax Claims	27

B.	Classification and Treatment of Claims and Interests		27
	1.	Classification of Claims and Interests	27
	2.	Treatment of Classes of Claims and Interests	28
	3.	Class 1 — Other Secured Claims	28
	4.	Class 2 — Other Priority Claims	29
	5.	Class 3 — ABL Claims	29
	6.	Class 4 – First Lien Loan Claims	29
	7.	Class 5 — Senior Notes Claims	30
	8.	Class 6 — General Unsecured Claims	31
	9.	Class 7 — Debtor Intercompany Claims	31
	10.	Class 8 — Non-Debtor Intercompany Claims	32
	11.	Class 9 — Intercompany Interests	32
	12.	Class 10 — Quorum Interests	33
C.	Means for Implementation of the Plan		33
	1.	General Settlement of Claims and Interests	33
	2.	Restructuring Transactions	33
	3.	Sources of Consideration for Plan Distributions	34
	4.	New Shareholders Agreement	36
	5.	Exemption from Registration Requirements.	36
	6.	Exit ABL Facility & Exit Facility	37
	7.	Corporate Existence	37
	8.	Corporate Action	37
	9.	Vesting of Assets in the Reorganized Debtors	38
	10.	Cancellation of Facilities, Notes, Instruments, Certificates, and Other Documents	38
	11.	Effectuating Documents; Further Transactions	39
	12.	Exemptions from Certain Taxes and Fees	40
	13.	New Quorum Constituent Documents	40
	14.	Directors and Officers	41
	15.	MIP	41
	16.	Galesburg	41
	17.	Preservation of Causes of Action	41
	18.	Executory Contracts and Expired Leases	42
D.	Conditions to Confirmation and Consummation of the Plan		47
	1.	Conditions Precedent to Confirmation	47
	2.	Conditions Precedent to the Effective Date	47
	3.	Waiver of Conditions Precedent to Confirmation or the Effective Date	48
	4.	Substantial Consummation	48
	5.	Effect of Non-Occurrence of Conditions to Consummation	48
E.	Settlement, Release, Injunction, and Related Provisions		48
	1.	Compromise and Settlement of Claims, Interests, and Controversies	48
	2.	Discharge of Claims	49
	3.	Release of Liens	49
	4.	Debtor Release	50

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		5.	Third-Party Release	51
		6.	Exculpation	51
		7.	Injunction	52

VI.	Confirmation of the Plan			53
	A.	The Confirmation Hearing		53
	B.	Deadline to Object to Approval of the Disclosure Statement and Confirmation of the Plan		53
	C.	Requirements for Approval of the Disclosure Statement		53
	D.	Requirements for Confirmation of the Plan		53
		1.	Requirements of Section 1129(a) of the Bankruptcy Code	53
		2.	The Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions	55
		3.	Best Interests of Creditors—Liquidation Analysis	56
		4.	Feasibility/Financial Projections	57
		5.	Acceptance by Impaired Classes	57
		6.	Confirmation Without Acceptance by All Impaired Classes	57
		7.	Valuation of the Debtors	59

VII.	Voting Instructions			60
	A.	Overview		60
	B.	Solicitation Procedures		60
		1.	Solicitation Agent	60
		2.	Solicitation Package	60
		3.	Voting Deadline	60
		4.	Distribution of the Solicitation Package and Plan Supplement	61
	C.	Voting Procedures		61
	D.	Voting Tabulation		62

VIII.	Risk Factors			63
	A.	Risks Related to the Restructuring		64
	B.	Risks Related to Recoveries Under the Plan		69
	C.	Risks Related to the Offer and Issuance of Securities Under the Plan		70
	D.	Risk Factors Related to the Business Operations of the Debtors and Reorganized Debtors		76
	E.	Miscellaneous Risks and Disclaimers		87

IX.	Important Securities Laws Disclosures			88
	A.	Plan Consideration		88
	B.	Exemption from Registration Requirements; Issuance and Resale of New Common Stock; Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code		89
		1.	Exemption from Registration Requirements; Issuance and Resale of New Common Stock	89
		2.	Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code; Implications for Resale of New Common Stock	90
	C.	Private Placement Exemptions		91

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X.	Certain United States Federal Tax Consequences of the Plan			93
	A.	Introduction		93
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors		95
		1.	Cancellation of Debt and Reduction of Tax Attributes	95
		2.	Limitation of NOL Carryforwards and Other Tax Attributes	96
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Class 4 and Class 5 Claims		98
		1.	Tax Consequences of the Consummation of the Plan	98
		2.	Tax Consequences of Owning and Disposing of Consideration Received Under the Plan	101
	D.	Certain United States Federal Income Tax Consequences to Non-U.S. Holders of Certain Allowed Claims		104
		1.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Allowed Claims	104
		2.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Common Stock	105
		3.	FATCA	106
	E.	Information Reporting and Backup Withholding		107

XI.	Recommendation			109

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EXHIBITS

Exhibit A	Plan of Reorganization

Exhibit B	Corporate Structure of the Debtors

Exhibit C	Restructuring Support Agreement

Exhibit D	Financial Projections

Exhibit E	Valuation Analysis

Exhibit F	Liquidation Analysis

I. Executive Summary

A.	Purpose of this Disclosure Statement and the Plan.

Quorum Health Corporation (“Quorum”) and certain of its direct and indirect subsidiaries, as debtors and debtors-in-possession (each, a “Debtor,” collectively, the “Debtors”, together with the non-Debtor affiliates, the “Company” and, as reorganized, the “Reorganized Debtors” or “Reorganized Quorum”), submit this Disclosure Statement pursuant to sections 1125 and 1126 of the Bankruptcy Code to Holders of Class 4 First Lien Loan Claims and Class 5 Senior Notes Claims against the Debtors in connection with the Solicitation of the Plan. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.1 The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS BELIEVE THAT THE COMPROMISES AND SETTLEMENTS CONTEMPLATED BY THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND MAXIMIZE RECOVERIES TO HOLDERS OF CLAIMS. THE DEBTORS BELIEVE THE PLAN IS THE BEST AVAILABLE ALTERNATIVE FOR IMPLEMENTING A RESTRUCTURING OF THE DEBTORS’ BALANCE SHEET. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

B.	Overview of the Transactions Contemplated by the Plan.

Quorum is one of the leading operators of general acute care hospitals and outpatient healthcare facilities in the United States. Through its subsidiaries and affiliates, Quorum owns or operates 23 hospitals and seven outpatient centers in 13 states. The Company’s hospital services include general and acute care, emergency room, general and specialty surgery, critical care, internal medicine, diagnostic services, obstetrics, psychiatric, and rehabilitation services. The Company also provides outpatient healthcare services at both its hospitals and affiliated outpatient service facilities, including physician practices, urgent care centers, imaging centers, and surgery centers, which are located in the communities surrounding the hospitals. In addition to the healthcare services provided through the Company’s hospitals and their affiliated outpatient service facilities, the Company’s wholly-owned subsidiary, Quorum Health Resources, LLC (“QHR”), is a leading provider of hospital management advisory and healthcare consulting services to non-affiliated hospitals located throughout the United States.

The Company employs approximately 9,136 full-time employees, part-time employees, temporary employees, and employees called to work on an as-needed basis. As of the date of the commencement of Solicitation of the Plan (the “Solicitation Date”), the Debtors have approximately $1.3 billion in total funded debt obligations, consisting of approximately $99 million in aggregate principal amount outstanding under the ABL Credit Facility, approximately $785.6 million under the First Lien Credit Facilities, and approximately $400 million in Senior Notes.

[1]

Capitalized terms used but not defined in this Disclosure Statement have the meaning ascribed to such terms in the Plan or in the Restructuring Support Agreement (as defined herein), as applicable. Additionally, this Disclosure Statement incorporates the rules of interpretation located in Article I of the Plan. Any summary provided in this Disclosure Statement of any documents attached to this Disclosure Statement, including the Plan, is qualified in its entirety by reference to the Plan, the exhibits, and other materials referenced in the Plan, the Plan Supplement, and the documents being summarized. In the event of any inconsistencies between the terms of this Disclosure Statement and the Plan, the Plan shall govern.

To implement a comprehensive financial restructuring of their funded debt, the Debtors will commence chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) after the Solicitation Date. The Debtors will seek joint administration of the Chapter 11 Cases for procedural purposes and, upon commencement of the Chapter 11 Cases, will file the Plan, this Disclosure Statement, a motion seeking to approve the Disclosure Statement and proposed Solicitation process, and motions seeking first-day relief. On April 6, 2020, the Consenting Stakeholders and the Debtors entered into the Restructuring Support Agreement attached hereto as Exhibit C, that sets forth the principal terms of the Restructuring Transactions and requires the Consenting Stakeholders to support the Plan.

As set forth in the Plan, the Restructuring Transactions provide for a comprehensive restructuring of Claims against and Interests in the Debtors, de-leverage the Company’s capital structure, preserve the going-concern value of the Debtors’ businesses, maximize recoveries available to all constituents, provide for an equitable distribution to the Debtors’ stakeholders, and protect the jobs of the Debtors’ employees. More specifically, the Restructuring Transactions provide, among other things, that:

•

All Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Other Priority Claims shall be paid in full in cash or receive such other treatment that renders such Claims Unimpaired.

•	Each Allowed DIP Claim shall be paid in full in cash.

•	The Holders of all Allowed ABL Claims shall receive indefeasible payment in full in Cash of such Allowed ABL Claims.

•	Each Holder of an Allowed First Lien Loan Claim shall receive such Holder’s pro rata share of (a) the First Lien Loan Claims Paydown Amount; and (b) the Exit Facility.

•

Each Holder of an Allowed Senior Notes Claim shall receive such Holder’s pro rata share of (a) 100% of the New Common Stock, subject to dilution by New Common Stock issued pursuant to (i) the New Common Equity Raise; (ii) the Equity Investment Commitment Premium; and (iii) the MIP; and (b) the QHC Litigation Trust Interests.

•	All outstanding and undisputed General Unsecured Claims will be Unimpaired by the restructuring unless otherwise agreed to by the Holder of such General Unsecured Claim.

As described below, you are receiving this Disclosure Statement because you are a Holder of a Claim entitled to vote to accept or reject the Plan. Prior to voting on the Plan, you are encouraged to read this Disclosure Statement and all documents attached to this Disclosure Statement in their entirety. As reflected in this Disclosure Statement, there are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement. Certain of these risks, uncertainties, and factors are described in Section VIII of this Disclosure Statement, entitled “Risk Factors.”

C.	Summary of Treatment of Claims and Interests and Description of Recoveries under the Plan.

The Plan organizes the Debtors’ creditor and equity constituencies into groups called “Classes.” For each Class, the Plan describes: (1) the underlying Claim or Interest; (2) the recovery available to the Holders of Claims or Interests in that Class under the Plan; (3) whether the Class is Impaired or Unimpaired under the Plan; (4) the form of consideration, if any, that Holders in such Class will receive on account of their respective Claims or Interests; and (5) whether the Holders of Claims or Interests in such Class are entitled to vote to accept or reject the Plan.

The proposed distributions under the Plan are based upon a number of factors, including the Debtors’ valuation and liquidation analyses. The valuation of the Reorganized Debtors as a going concern is based upon the value of the Debtors’ assets and liabilities as of an assumed Effective Date of June 30, 2020 and incorporates various assumptions and estimates, as discussed in detail in the Valuation Analysis prepared by the Debtors, together with their proposed financial advisor, Alvarez & Marsal North America, LLC (A&M), and investment banker, MTS Health Partners (“MTS”).

The table below provides a summary of the classification, description, treatment, and anticipated recovery of Claims and Interests under the Plan. This information is provided in summary form below for illustrative purposes only and is qualified in its entirety by reference to the provisions of the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan. The recoveries available to Holders of Claims are estimates and actual recoveries may materially differ based on, among other things, whether the amount of Claims actually Allowed exceeds the estimates provided below. In such an instance, the recoveries available to Holders of Allowed Claims could be materially lower when compared to the estimates provided below. To the extent that any inconsistency exists between the summaries contained in this Disclosure Statement and the Plan, the terms of the Plan shall govern.

For a more detailed description of the treatment of Claims and Interests under the Plan and the sources of satisfaction for Claims and Interests, see Section V of this Disclosure Statement, entitled “Summary of the Plan.”

SUMMARY OF ESTIMATED RECOVERIES[2]
Class	Claim/Interest	Plan Treatment	Voting Rights	Projected[3] Amount of Allowed Claims or Interests		Projected Plan Recovery
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	$22,000,000		100%
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	N/A		N/A
3	ABL Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	$99,000,000		100%
4	First Lien Loan Claims	Impaired	Entitled to Vote	$785,336,316		100%
5	Senior Notes Claims	Impaired	Entitled to Vote	$400,000,000	[4]	9.5%[5]
6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	$260,000,000		100%
7	Debtor Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	N/A		N/A
8	Non-Debtor Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	N/A		N/A
9	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	N/A		N/A
10	Quorum Interests	Impaired	Not Entitled to Vote (Deemed to Reject)	N/A		N/A

[2]

The estimated recoveries presented for Senior Notes Claims are estimated recoveries to Holders of Claims on account of their Claims and do not reflect consideration for Equity Commitment Parties on account of their commitments. Any additional distributions made to Equity Commitment Parties are made solely on account of new capital and consideration provided to the Debtors.

[3]	Unless otherwise indicated, all Claim amounts in this Disclosure Statement and accompanying exhibits are estimates as of March 31, 2020.
[4]	Excludes accrued and unpaid interest expense.
[5]	Projected plan recovery assumes an Equity Commitment Aggregate Amount of $200 million.

D.	Voting on the Plan.

Certain procedures will be used to collect and tabulate votes on the Plan, as summarized in Section VII of this Disclosure Statement, entitled “Voting Instructions.” Readers should carefully read the voting instructions in Section VII herein.

Only Holders of First Lien Loan Claims and Senior Notes Claims, which are classified in Classes 4 and 5 under the Plan, are entitled to vote on the Plan (the “Voting Classes”). Holders of Claims in Classes 1, 2, 3, and 6 are conclusively presumed to accept the Plan because they are Unimpaired by the Plan. Holders of Interests in Class 10 are Impaired and deemed to reject. Holders of Claims or Interests in Classes 7, 8, or 9 are deemed to reject or presumed to accept the Plan because they are (1) Unimpaired under the Plan and presumed to accept the Plan, or (2) Impaired and entitled to no recovery under the Plan and deemed to reject the Plan.

The Voting Deadline is 5:00 p.m., prevailing Eastern Time, on May 4, 2020. To be counted as votes to accept or reject the Plan, a Ballot must be actually received on or before the Voting Deadline by Epiq Corporate Restructuring, LLC (“Epiq” or the “Solicitation Agent”) as follows:

DELIVERY OF BALLOTS

1.  Ballots must be actually received by the Solicitation Agent before the Voting Deadline (5:00 p.m. prevailing Eastern Time, on May 4, 2020).

2.  Ballots must be completed following the instructions received with the Ballot, so that such Holder’s Ballot including their vote is actually received by the Voting Deadline.

If you have any questions on the procedures for voting on the Plan, please contact the Solicitation Agent by emailing tabulation@epiqglobal.com and referencing “Quorum Health Corporation” in the subject line, or by calling 1-866-897-6433 (toll-free) or 1-646-282-2500 (international toll), and asking for the solicitation group.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE VOTING INSTRUCTIONS WILL NOT BE COUNTED EXCEPT AS DETERMINED BY THE DEBTORS.

E.	Confirmation and Consummation of the Plan.

Under section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing to confirm a plan of reorganization. If the Debtors file the Chapter 11 Cases, they will file a motion on the Petition Date requesting that the Bankruptcy Court set a date and time as soon as practicable after the Petition Date for a hearing (such hearing, the “Confirmation Hearing”) for the Bankruptcy Court to determine whether the Disclosure Statement contains adequate information under section 1125(a) of the Bankruptcy Code, whether the Debtors’ prepetition solicitation of acceptances in support of the Plan complied with section 1126(b) of the Bankruptcy Code, and whether the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed, as permitted by section 105(d)(2)(B)(2)(v) of the Bankruptcy Code. The Confirmation Hearing, once set, may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on those parties who have requested notice under Bankruptcy Rule 2002 and the Entities who have filed an objection to the Plan, if any, without further notice to parties in interest. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. Subject to section 1127 of the Bankruptcy Code, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for Confirmation of the Plan, will request that the Bankruptcy Court set a date and time for parties in interest to file objections to the adequacy of the Disclosure Statement, the Debtors’ prepetition Solicitation of acceptances in support of the Plan, and Confirmation of the Plan. All such objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that they are received before the deadline to file such objections.

1.	Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Disclosure Statement contains adequate information under section 1125(a) of the Bankruptcy Code, whether the Debtors’ prepetition solicitation of acceptances in support of the Plan complied with section 1126(b) of the Bankruptcy Code, and whether the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed, and subject to satisfaction or waiver of each condition precedent in Article IX of the Plan. For a more detailed discussion of the Confirmation Hearing, see Section VI of this Disclosure Statement, entitled “Confirmation of the Plan.”

2.	Effect of Confirmation and Consummation of the Plan.

Following Confirmation, and subject to satisfaction or waiver of each condition precedent in Article IX of the Plan, the Plan will be consummated on the Effective Date. Among other things, on the Effective Date, certain release, injunction, exculpation, and discharge provisions set forth in Article VIII of the Plan will become effective. Accordingly, it is important to read the provisions contained in Article VIII of the Plan very carefully so that you understand how Confirmation and Consummation—which effectuates such release, injunction, exculpation, and discharge provisions—will affect you and any Claim or Interest you may hold with respect to the Debtors so that you may cast your vote accordingly. These provisions are described in Section V of this Disclosure Statement.

F.	Additional Plan-Related Documents.

The Debtors will file certain documents that provide more details about implementation of the Plan in the Plan Supplement, which will be filed with the Bankruptcy Court no later than seven calendar days before the Confirmation Objection Deadline and otherwise in accordance with the Restructuring Support Agreement. The Debtors will serve a notice that will inform all parties that the initial Plan Supplement was filed, list the information included therein, and explain how copies of the Plan Supplement may be obtained. Eligible Holders of Claims entitled to vote to accept or reject the Plan shall not be entitled to change their vote based on the contents of the Plan Supplement after the Voting Deadline. The Plan Supplement will include:

•	the New Shareholders Agreement;

•	the New Quorum Constituent Documents;

•	the Restructuring Steps Memorandum;

•	the identity of the members of the Reorganized Quorum Board and the officers of Reorganized Quorum;

•	the Rejected Executory Contract and Unexpired Lease List, if any;

•	the Equity Investment Commitment Agreement;

•	the MIP;

•	the Exit Facility Credit Agreement;

•	the Exit ABL Credit Agreement; and

•	any other necessary documentation related to the Restructuring Transactions.

THE FOREGOING EXECUTIVE SUMMARY IS ONLY A GENERAL OVERVIEW OF THIS DISCLOSURE STATEMENT AND THE MATERIAL TERMS OF, AND TRANSACTIONS PROPOSED BY, THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED DISCUSSIONS APPEARING ELSEWHERE IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN.

II. The Debtors’ Business Operations and Capital Structure

A.	The Debtors’ Corporate History.

Quorum was incorporated on July 27, 2015 as a wholly-owned subsidiary of Community Health Systems, Inc., a Delaware corporation (“CHS”). It became an independent, publicly-traded company on April 29, 2016, as a spin-off of 38 hospitals, their affiliated facilities, and an affiliated advisory and consulting services firm from CHS, through the distribution of 100 percent of the common stock of Quorum to CHS stockholders of record as of the close of business on April 22, 2016 (the “Spin-off”). The assets the Company received in the Spin-off were not initially set up as an integrated, stand-alone enterprise and presented certain day-one integration challenges, including addressing significant geographic dispersion that resulted in a lack of scale in key markets. In addition, certain of the hospitals that the Company received in the Spin-off were underperforming and the Company’s overall earnings were heavily reliant on McKenzie-Willamette Medical Center in Oregon and facilities in Illinois. In connection with the Spin-off, the Company entered into a series of financing transactions that left the Company with in excess of $1.4 billion in debt. The Company used the proceeds from the financing transactions to pay $1.2 billion of cash proceeds to CHS and to pay the Company’s fees and expenses related to the Spin-off.

In connection with the Spin-off, certain agreements were put in place that governed and continue to govern matters related to the Spin-off. These agreements include, among others, that certain Separation and Distribution Agreement dated as of April 29, 2016, by and between CHS and Quorum. Pursuant to the Separation and Distribution Agreement, CHS contributed $530.6 million of paid-in capital to the Company and made a $13.5 million cash contribution to the Company. This contribution helped capitalize the Company’s go-forward business.

Also in connection with the Spin-off, various transition services agreements were entered into that define agreed-upon services to be provided by CHS to Quorum. These transition services agreements generally had five-year terms and include, among other things, the provision for services related to information technology, payroll processing, certain human resources functions, patient eligibility screening, billing, collections, and other revenue management services. The transition services agreements, which were longer than standard agreements, did not contain standard service-level agreements or the ability to terminate the agreements early.

Shortly after the Spin-off, in the second quarter of 2016, CHS recognized a $239 million impairment charge, which included a reduction in the value of long-lived assets at certain hospitals and a write-down of long-lived assets to their estimated fair value for certain underperforming hospitals. In the same quarter, CHS also announced a $1.4 billion impairment to goodwill. This announcement prompted the Company to reevaluate its assets at the end of the second quarter of 2016, and ultimately the Company recognized a proportional impairment of its own assets. For the quarter, the Company recorded $45.5 million of long-lived asset impairment and a $200 million goodwill impairment. In addition to the foregoing, the Company experienced a decline in operating results at several hospitals in the fourth quarter of 2016, which led management to perform additional testing for impairment using a December 31, 2016 measurement date. As a result of this analysis, the Company recorded impairment of $38.8 million related to long-lived assets and an $80 million goodwill impairment in the fourth quarter of 2016. Following these impairments and operational declines, the Company’s debt obligations posed an even bigger obstacle for the Company to overcome.

B.	Recent Divestitures.

Shortly after the Spin-off, the Company cautiously pursued the divestiture of certain hospitals. At the same time, the Company pursued a growth-oriented strategy that included adding service lines and physicians to the business. This strategy came with attendant costs, but did not provide a corresponding increase in revenue. Moreover, the Company’s significant debt obligations hampered the Company’s ability to absorb the additional costs from the growth strategy without materially improved revenues.

Following the implementation of a new management team in early 2018, the Company ended most of its growth initiatives and more aggressively pursued additional hospital divestitures, as well as cost reductions. This strategy was implemented to raise capital to pay down debt, remove underperforming hospitals from the Company’s portfolio, allow the Company to focus on its most profitable locations, and facilitate the integration of the Company’s holdings into a cohesive and functional business. To that end, the Company retained two third-party transactional bankers to market the Company’s facilities and pursue divestitures. As the Company sold or closed certain underperforming hospitals, it had to continue to operate those facilities at a loss until the sale or closure and, upon closing certain hospitals, pay significant closing costs and retain liabilities of the divested facilities. While this resulted in higher short term expenses, these transactions strengthened the Debtors’ overall business. In total, the Company has divested itself of approximately 15 hospitals. Recently, the Company has sold or closed the following facilities:

Asset	Date of Divestiture	Means of Divestiture	Proceeds from Divestiture		Licensed Beds
Henderson County Community Hospital	March 31, 2020	Sale	$1 million		45
Watsonville Community Hospital	September 30, 2019	Sale	$46 million	[6]	106
MetroSouth Medical Center	September 30, 2019	Closure	$0		314

[6]	Includes $5 million in the form of a 5-year note payable to Quorum.

Asset	Date of Divestiture	Means of Divestiture	Proceeds from Divestiture	Licensed Beds
Scenic Mountain Medical Center	April 12, 2019	Sale	$11.7 million	146
McKenzie Regional Hospital	September 30, 2018	Sale	$1.7 million	45
Clearview Regional Medical Center	March 31, 2018	Sale	$37.4 million	77
Vista Medical Center West	March 1, 2018	Sale	$1.2 million	70
Affinity Medical Center	February 11, 2018	Closure	Nominal consideration	156

As a result of the divestitures, the Company was able to pay down its debt-service obligations, reduce physician turnover, undertake initiatives to expand service lines in specific markets, and reduce capital expenditures. These initiatives have resulted in a more cohesive, sustainable, and profitable portfolio of hospitals. Nevertheless, due to declining demand for rural facilities in the second half of 2018 and into 2019, the Company did not receive funds from these divestitures or complete additional divestitures sufficient to fully address its sizable debt obligations. Moreover, as described in more detail below, the Company’s revenue cycle performance deteriorated significantly beginning in the second quarter of 2019, which minimized the Company’s ability to address its debt obligations, notwithstanding its divestitures. Following the Debtors’ proposed balance-sheet restructuring, the Debtors should be able to operate their facilities profitably with an appropriate capital structure. The Debtors may seek to sell additional underperforming facilities to further refine their portfolio, which would aid the Company in realizing the full benefits of management’s efforts to refine and improve the Company’s footprint.

C.	The Debtors’ Operations.

As of the Solicitation Date, the Company owns or leases a diversified portfolio of 23 hospitals, 18 of which are not within 25 miles of another acute care facility or are the only such facility in their county. The Debtors have approximately 9,136 employees, of whom 6,823 are full-time employees; 2,313 are part-time employees, including 1,311 employees called to work on an as-needed basis; and 36 are temporary employees. The Debtors employ or contract with 547 doctors and 3,198 nurses. Consequently, the Company is uniformly considered an important employer in the areas it serves. Approximately 16.2 percent of the employees are represented by collective bargaining units.

The Company provides a broad range of general and acute inpatient and outpatient healthcare services through its hospitals and affiliated facilities, including urgent care centers, diagnostic and imaging centers, physician clinics, and surgery centers.

The Company’s hospital services include general and acute care, emergency room, general and specialty surgery, critical care, internal medicine, diagnostic services, obstetrics, psychiatric, and rehabilitation services. The Company also provides outpatient healthcare services at both its hospitals and affiliated outpatient service facilities, which are located in the communities surrounding the hospitals. Over 95 percent of the Company’s net operating revenues are attributable to its hospital operations business.

Since the Spin-off, the Company has also sought to improve the operations at hospitals that it did not seek to divest and has achieved success with certain facilities. For example, the Debtors were able to improve the operations at Vista Medical Center such that the facility’s EBITDA improved from approximately -$10,000 in 2017 to approximately $10,722,000 in 2019. This improvement was realized as a result of divesting a related oncology facility that carried high costs and received a significant percentage of its payments through Medicaid, negotiating better payment rates with payors, and reviewing the facility’s service lines to reduce costs. Without the burden of since-divested underperforming hospitals and large current debt service obligations, the Debtors should be able to increase investment in their facilities to pursue similar improvements in other hospitals.

The Debtors’ operational initiatives have recently focused on strategic growth initiatives, managed care rate increases, and medical specialist rate reductions. These initiatives have altered the volume and array of services that the Company is able to offer through a combination of increased staffing and hours, marketing in new regions, and the optimization of certain processes to increase efficiency. The Company is currently working to renegotiate its contracts with certain key payers to optimize the payment that each hospital receives for its services. The Debtors have also reduced operating costs by reducing the workforce, optimizing staffing in certain departments, and eliminating unprofitable or underutilized service lines.

In addition to the healthcare services provided through the Company’s hospitals and their affiliated outpatient service facilities, QHR is a leading provider of hospital management advisory and healthcare consulting services to non-affiliated hospitals located throughout the United States. QHR’s primary services include:

(a)

Hospital Management Advisory and Operational Support. QHR provides hospital and other healthcare organization clients with operational, financial, and strategic guidance, as well as interim senior level management when needed.

(b)

Hospital Group Purchasing. QHR offers group purchasing services to hospitals and other healthcare organizations through its Quorum Purchasing Advantage Program. Through this program, hospital and other healthcare organization clients can enter into a contract with QHR to buy discounted medical supplies, medical equipment, pharmaceuticals, and other products and services from the same group purchasing organization used by Quorum for its hospital operations business. QHR also assists with managing its clients’ supply chain for such purchases when needed.

(c)

Online Solutions for Hospitals. QHR offers a suite of web-based applications and software tools through its Vantage App Suite that are designed to support hospital and other healthcare organization clients in their efforts to improve operating and financial performance. These web-based tools are available through online subscriptions and include, among others, applications for measuring productivity, managing medical and drug supply costs, reviewing operating results against benchmark targets for performance, and maintaining compliance contracts.

(d)

Education Programs. The Quorum Learning Institute educates healthcare leaders, professionals and other medical staff each year. It offers programs through national conferences, classroom courses, webinars, and online resources. The Quorum Learning Institute programs address current issues in healthcare and provide technical training courses for new and advancing healthcare professionals and medical staff.

QHR provides services to approximately 100 hospitals and approximately five percent of the Company’s net operating revenues are attributable to the hospital management advisory and healthcare consulting services offered on a contract basis by QHR.

D.	The Debtors’ Prepetition Capital Structure.

As of the Solicitation Date, the Debtors’ long-term debt obligations total in excess of$1.3 billion, excluding accrued and unpaid interest of approximately $33 million. The primary components of the Debtors’ consolidated funded debt obligations outstanding as of the Solicitation Date are as follows:

Type of Debt	Description	Maturity	Amount Outstanding[7]
ABL Credit Facility	Revolving credit facility based on eligible patient accounts receivable	April 2021	$99 million drawn
Revolving Credit Facility	Senior secured revolving credit facility	April 2021	$47.0 million
Term Loan Facility	Senior secured term loan facility	April 2022	$738.3 million
Senior Notes	Unsecured 11.625% senior notes	April 2023	$400 million
Finance Lease Obligations	Lease obligations primarily related to corporate headquarters		$22 million

1.	ABL Credit Facility.

In connection with the Spin-off, Quorum entered into the ABL Credit Agreement with the ABL Lenders and the ABL Facility Agent. Certain subsidiaries executed guarantees of the ABL Credit Agreement (the “Subsidiary Guarantors”). On April 11, 2017, Quorum entered into an amendment to the ABL Credit Agreement to align the provisions of the ABL Credit Agreement with the First Credit Agreement Amendment (as defined below). The ABL Credit Agreement initially provided for a $125 million senior secured asset-based revolving credit facility. The available borrowings from the ABL Credit Facility, which are based on eligible patient accounts receivable, are used for working capital and general corporate purposes. As of the Solicitation Date, the Company has approximately $99 million of borrowings outstanding on the ABL Credit Facility. Given the Company’s eligible patient accounts receivable and covenants under the ABL Credit Agreement, the borrowing capacity of the ABL Credit Facility has been exhausted.

[7]	Amounts outstanding exclude any accrued and unpaid interest.

The ABL Credit Facility has a maturity date of April 29, 2021, subject to customary acceleration events and repayment, extension, or refinancing. Interest on outstanding borrowings under the ABL Credit Facility accrues, at the option of the Company, at a base rate or LIBOR, subject to statutory reserves and a floor of 0%, except that all swingline borrowings will accrue interest based on the base rate, plus an applicable margin determined by the average excess availability under the ABL Credit Facility for the fiscal quarter.

The ABL Credit Facility is secured by all the assets, whether real, personal, or mixed, of Quorum Health Corporation and each of Quorum Health Corporation’s subsidiaries that has granted a lien in any or all of its assets to secure the ABL Credit Facility.

2.	First Lien Credit Facilities.

In connection with the Spin-off, Quorum entered into the First Lien Credit Agreement with the First Lien Lenders and the First Lien Agent. Quorum entered into an amendment to the First Lien Credit Agreement dated as of April 11, 2017, among Quorum, the First Lien Lenders, and the First Lien Agent (the “First Credit Agreement Amendment”). On March 14, 2018, the Company executed a second agreement with the First Lien Lenders to amend certain provisions of the Credit Agreement (the “Second First Lien Amendment” and, together with the Initial First Lien Credit Agreement Amendment, the “First Lien Amendments”), as described below. The Company expended significant capital to reach the First Lien Amendments, which afforded necessary covenant relief, but did not address the Company’s out-sized debt service obligations.

The First Lien Credit Facilities are comprised of the Term Loan Facility and the Revolving Credit Facility. Initially, the First Lien Credit Agreement provided for an $880 million Term Loan Facility and a $100 million Revolving Credit Facility. The Term Loan Facility has a maturity date of April 29, 2022. The Revolving Credit Facility has a maturity date of April 29, 2021. As of the Solicitation Date, the Company has approximately $47.0 million in borrowings and $15.2 million as collateral to secure letters of credit under the Revolving Credit Facility and $738.3 million under the Term Loan Facility. The First Credit Agreement Amendment reduced the Revolving Credit Facility’s capacity from $100 million to $87.5 million until December 31, 2017, at which time the capacity decreased to $75.0 million. The Second Credit Agreement Amendment further reduced the Revolving Credit Facility’s capacity to $62.5 million through maturity, effective with the execution of the amendment on March 14, 2018.

The Credit Agreement contains customary covenants, including a maximum permitted Secured Net Leverage Ratio, as determined based on twelve-month trailing Consolidated EBITDA, as defined in the First Lien Credit Agreement. The First Credit Agreement Amendment amended the calculation of the Secured Net Leverage Ratio beginning July 1, 2017 through maturity, raised the minimum Secured Net Leverage Ratio required for the Company to remain in compliance for certain periods, and changed the calculation of compliance for specified periods. The Second Credit Agreement Amendment amended the Secured Net Leverage Ratio for the period beginning July 1, 2017 through maturity.

The First Lien Credit Facilities are secured by all the assets, whether real, personal, or mixed, of Quorum Health Corporation and each of Quorum Health Corporation’s subsidiaries that has granted a lien in any or all of its assets to secure the First Lien Credit Facilities.

3.	Intercreditor Agreement

Quorum, the ABL Facility Agent, and the First Lien Agent entered into that certain ABL Intercreditor Agreement dated as of April 29, 2016 to, among other things, determine the interests of the ABL Lenders and First Lien Lenders in the collateral pledged as security for their respective loans. Their interests in such collateral are described in the chart below:

Collateral	ABL Lenders’ Priority	First Lien Lenders’ Priority
All accounts, health-care insurance receivables, and Medicare and Medicaid rights to payments, payments, and reimbursement obligations of third-party payors	First	Second

All money and cash	First, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral	Second, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral

All deposit accounts (including money, cash, check, other negotiable instruments, funds, and other evidences of payments held therein)	First, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral	Second, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral

All payment intangibles	First, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral	Second, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral

All proceeds from business interruption insurance	First, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral	Second, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral

All securities, security entitlements, and securities accounts to the extent constituting cash or cash equivalents	First, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral	Second, unless specifically identified as proceeds of the First Lien Lenders’ priority collateral

In the case of each of the above, all documents, general intangibles, instruments, and tort claims involving or governing the collateral	First, unless related to the First Lien Lenders’ priority collateral	Second, unless related to the First Lien Lenders’ priority collateral

Collateral	ABL Lenders’ Priority	First Lien Lenders’ Priority
In the case of each of the above, all supporting obligations evidencing or governing the collateral	First, unless related to the First Lien Lenders’ priority collateral	Second, unless related to the First Lien Lenders’ priority collateral

All books and records related to the foregoing	First	Second

All proceeds of any of the foregoing	First, unless the proceeds of the First Lien Lenders’ priority collateral	Second, unless the proceeds of the First Lien Lenders’ priority collateral

All remaining assets of any guarantor or borrower whether, real, personal or mixed upon which a lien is granted or purported to be granted	Second	First

4.	Senior Notes.

The Company has approximately $400 million in outstanding Senior Notes. In connection with the Spin-off, Quorum issued $400 million aggregate principal amount of 11.625% senior unsecured notes due 2023 (the “Initial Notes”), pursuant to the certain Indenture dated as of April 22, 2016 by and among Quorum, the guarantors party thereto (the “Senior Notes Guarantors”), and Regions Bank as trustee (as may be amended, modified, or supplemented, the “Initial Indenture”). The Initial Notes were issued at a discount of $6.9 million, or 1.734%, in a private placement and are senior unsecured obligations of Quorum guaranteed on a senior basis by the Senior Notes Guarantors. The Initial Notes mature on April 15, 2023 and bear interest at a rate of 11.625% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2016. Interest on the Initial Notes accrues from the date of original issuance and is calculated on the basis of a 360-day year comprised of twelve 30-day months.

The Initial Indenture contains covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other restricted payments, make certain investments, create or incur certain liens, sell assets and subsidiary stock, transfer all or substantially all of its assets, or enter into merger or consolidation transactions.

On May 17, 2017, the Company exchanged the Initial Notes in the aggregate principal amount of $400 million, which were not registered under the Securities Act, for a like principal amount of 11.625% senior notes due 2023 (the “Exchange Notes”), which have been registered under the Securities Act. Wilmington Savings Fund Society, FSB is the successor to Regions Bank as the Indenture Trustee, effective on February 4, 2020. The Exchange Notes are substantially identical to the Initial Notes, except that the Exchange Notes are registered under the Securities Act and are not subject to the transfer restrictions and certain registration rights agreement provisions that were applicable to the Initial Notes. The effective interest rate on the Senior Notes was 12.49% as of December 31, 2019.

5.	Finance Lease Obligations and Other Debt.

The Company’s debt arising from finance lease obligations primarily relates to its corporate office located in Brentwood, Tennessee. The remainder of the Company’s finance lease obligations relate to property and equipment at its hospitals and corporate office. As of the Solicitation Date, the Company’s finance lease obligations total $21.9 million. Other debt consists of physician loans and miscellaneous notes payable to banks.

III. Events Leading to These Chapter 11 Cases.

A.	Initial Portfolio

The hospitals the Company received in the Spin-off were not fully integrated prior to the Spin-off. However, they were selected as the Company’s initial portfolio because of the belief that they would benefit from the increased attention that would result from being owned and operated by their own separate entity, among other things. As part of a smaller overall portfolio, these hospitals were able to receive more attention and capital expenditures than they had as part of a larger portfolio of facilities.

Initially, the Company pursued a growth strategy that involved adding additional new service lines that did not provide positive returns for the business. Since that miscalculation, and following the introduction of a new management team, the Company has worked to maximize the value of its portfolio by focusing on developing facility-specific operating strategies aligned with each facility’s community needs. For example, the Company re-established an after-hours walk-in clinic and expanded the capacity of certain surgical facilities to better serve its communities’ needs.

Since the Spin-off, the Company has divested or otherwise closed 15 of the 38 hospitals it originally acquired in the Spin-off and has used substantially all net proceeds from these sales to pay down the Term Loan Facility. While these divestitures have helped the Company create a more cohesive and integrated business, the Company was not able to effectively address its overall debt load. Therefore, while the Company’s management has positioned the Company to operate efficiently and effectively, the Company cannot realize the benefits from these efforts until its unsustainable capital structure is addressed. Following this balance-sheet restructuring, the Debtors expect to fully capitalize on management’s initiatives and strategy and increase investment into their remaining facilities.

B.	Rural Hospital Challenges

Rural hospitals are limited in the number of patients they can expect to treat in a particular year, given the number of possible patients that live in a particular service area. The patients that are treated by rural hospitals often have no commercial insurance or are underinsured and use emergency room services in lieu of primary care providers. The Debtors provide care to treat these patients, but often receive no reimbursement for those services.

Rural patients are also more likely to rely on Medicare and Medicaid. Specifically, in 2017, Medicare and Medicaid made up 56 percent of rural hospitals’ net revenue, according to the American Hospital Association.8 Indeed, Medicare and Medicaid made up 49 percent of the Company’s net revenue for the year ended December 31, 2019. This is significant because hospitals receive payment of approximately 87 cents for every dollar spent caring for Medicare and Medicaid patients.9 The frequency with which rural hospitals treat patients covered by Medicare and Medicaid has also made such hospitals more susceptible to changes to government programs. For example, the Affordable Care Act instituted a mandatory productivity cut, which is a .8 percent reduction for inpatient payments in 2019, and Medicare sequestration has further reduced payments to all hospitals by two percent.10 In addition, in California, hospitals rely on the Hospital Quality Assurance Fee (the “HQAF”) and the Disproportionate Share Hospital program (the “DSH”) to help bridge the gap between what they are reimbursed by Medicare and Medi-Cal and the cost of providing care. The HQAF provides funding for supplemental payments to hospitals that serve Medi-Cal and uninsured payments. The Medicare and Medi-Cal programs also provide funding to hospitals that treat indigent patients through the DSH, under which facilities are able to receive at least partial compensation. Unfortunately, both HQAF and DSH have proven difficult to rely on, as payments are often reduced and delayed.

In addition, the upcoming presidential election and the possibility of expanding Medicare coverage have created additional uncertainty in the healthcare industry. An expansion of Medicare or other public insurance would likely result in additional payments made at Medicare rates, which are significantly less than commercial rates, and could have a disproportionate impact on rural hospitals.11

While these challenges do not by themselves necessarily prevent a rural healthcare company from operating profitably, when coupled with the Company’s capital structure and over-levered balance sheet, they have limited profitability and prevented growth. Continuing to operate in rural and mid-sized areas with the Debtors’ current capital structure would ultimately impair the Debtors’ ability to meet important working capital and operational needs, maintain ordinary-course business relationships, pursue strategic opportunities, recruit medical professionals, and otherwise reinvest in their operations and facilities. Following emergence from chapter 11 with a less leveraged capital structure, the Debtors anticipate that they will be able to operate profitably.

C.	Exploration of Possible Transactions

In order to address its capital structure issues, in or around June 2018 the Company retained MTS as investment banker and Wachtell, Lipton Rosen & Katz (“Wachtell”) as corporate counsel and in October 2018 instructed MTS to conduct a strategic review process. Shortly thereafter, MTS began to explore potential strategic alternatives to maximize value, including various merger transactions, sales of the Company, and recapitalizations or refinancings of the Company’s debt.

[8]

American Hospital Association, Rural Report: Challenges Facing Rural Communities and the Roadmap to Ensure Local Access to High-quality, Affordable Care, (Feb. 2019), available at https://www.aha.org/system/files/2019-02/rural-report-2019.pdf (last visited March 8, 2020).

[9]	Id.
[10]	Id.
[11]

Koenig, L., Saavoss, A., Soltoff, S., Demiralp, B., Xu, J. & KNG health Consulting LLC, The Impact of Medicare-X Choice on Coverage, Healthcare Use, and Hospitals (Mar. 12, 2019), available at https://www.aha.org/system/files/2019-03/the-impact-of-medicare-X-choice-final-report-2019.pdf (last visited March 8, 2020).

On several occasions, the Company met with representatives of key holders of the Company’s debt and equity to keep them informed during the strategic alternatives review process, including representatives of Davidson Kempner Capital Management (“DK”), affiliated funds and managed accounts of KKR Credit Advisors (US) LLC (“KKR”), The Goldman Sachs Group, Inc. (“Goldman”), and York Capital Management (“York”), each of which has significant holdings across the Company’s capital structure. In part, these discussions facilitated the subsequent negotiation of and entry into the Restructuring Support Agreement.

In or about mid-August 2019, to facilitate a potential transaction involving the Company, MTS and the Company’s management met with KKR and requested consent to waive change-of-control costs associated with the Senior Notes. MTS and the Company’s management also participated in preliminary meetings with representatives of KKR, Goldman, DK, and York to discuss the viability of a potential transaction involving the Company. The Company’s stakeholders ultimately did not support such potential transactions.

The Board directed management and MTS to explore other alternatives, including, but not limited to, a take-private transaction with the then current Senior Noteholders, a debt-to-equity swap, a restructuring of the existing Term Loan Facility, and bankruptcy options. To that end, MTS and the Company’s management met with KKR to discuss a potential transaction through which Senior Noteholders would cash out the existing Quorum stockholders and take Quorum private.

To ensure that key stakeholders remained informed throughout the process, the Company’s management and MTS conducted a diligence meeting with representatives of KKR, DK, Goldman, and their respective advisors to discuss the Company’s business performance and expectations for the final quarter of 2019.

On December 2, 2019, KKR filed a Schedule 13D Amendment with the SEC and a letter to the Board encouraging the Company to enter into discussions with KKR and other significant stakeholders to pursue a potential recapitalization transaction (the “Potential Noteholder Transaction”) that would, among other things, (a) improve the capital structure of the Company by amending and extending the First Lien Credit Facilities; (b) take the Company private, partly through a buy-out of the public shares held by minority holders for $1 per share; (c) equitize the par value of the Senior Notes; and (d) inject additional capital into the Company by through the issuance of equity securities to participating Senior Noteholders. Ultimately, discussions regarding the Potential Noteholder Transaction stalled as the Company’s financial performance worsened, largely due to a drop in collections from patients, which negatively impacted the Company’s EBITDA and net revenue. On March 10, 2020, KKR filed a Schedule 13D Amendment with the SEC stating that discussions regarding the Potential Noteholder Transaction had shifted from a take private transaction to a reorganization of Quorum in which no assurances could be given that holders of Quorum’s common stock would receive any consideration and in the event that such holders receive consideration, no assurances could be given as to the amount of such consideration.

D.	Deterioration of Revenue Cycle

Following the Spin-off, the Company’s revenue cycle management was handled pursuant to a transition services agreement with CHS. Beginning in the second quarter of 2019 and continuing for the remainder of the year, the Company’s revenue cycle performance deteriorated significantly. This resulted in an increase in the amount of bad debt on the Company’s balance sheet, which the Company’s capital structure did not allow it to absorb. Bad debt allowances are measures of the portion of bills that cannot or will not be paid by a patient following the receipt of healthcare. Specifically, the Company’s bad debt increased from 9.9 percent of total net patient revenue in April 2019 to 11.4 percent of total net patient revenue in December 2019, resulting in a total of approximately $24,067,525 in unpaid services. These certain unpaid services created liquidity problems for the Company and derailed negotiations regarding strategic transactions.

Subsequent to the initial decline in performance, CHS agreed to allow the Company to terminate the transition services agreement early and procure another provider of revenue management services in September 2019. The Company then entered into an agreement with R1 RCM, a provider of technology-enabled revenue cycle management for hospitals, health systems, and physician groups, pursuant to which R1 RCM would provide revenue cycle management for the Company. Following the transition, the Company continued to experience high levels of bad debt, as it confronted post-transition challenges and R1 RCM worked to integrate its systems in the Company’s hospitals. R1 RCM is now operating as the Company’s revenue cycle manager and has successfully implemented its systems. As a result, the Debtors’ bad debt percentage has decreased in the beginning of 2020. There will be a lag, though, between R1 RCM’s implementation of its own systems and the return to historic bad debt numbers, as R1 RCM must work through a backlog of unpaid invoices for services rendered. The Debtors expect that, ultimately, R1 RCM will successfully improve the Company’s bad debt percentage and allow the Company to function more efficiently and profitably.

E.	Declining Performance and Liquidity Constraints

The Company’s pursuit of strategic alternatives was marred by declining performance throughout 2019, largely as a result of a deterioration in the Company’s revenue cycle performance, as described above. From 2018 to 2019, the Company’s annual same-facility net operating revenue decreased from $1,556,550,089 to $1,521,295,132. As a result, the Company’s same-facility adjusted EBITDA also experienced a significant drop, declining from $149,414,667 in 2018 to $128,509,610 in 2019. The Company’s stock price declined over the same period, dropping from $2.89 per share at closing on December 31, 2018 to $0.95 per share at closing on December 31, 2019.

As a result of the Company’s decline, the Company was forced to take steps to preserve its liquidity and to protect its ability to continue operations. These steps included delaying payment of accounts payable and client reimbursements and leasing, rather than purchasing, necessary equipment. While this allowed the Company the runway necessary to negotiate with its key stakeholders, these measures are not sustainable. By right-sizing the Company’s balance sheet and reducing interest payments, the Company will be able to cease these short-term liquidity-preserving steps before business relationships are irreparably harmed.

IV. The Debtors’ Proposed Restructuring: Key Components

Following the Company’s declining performance and the negative effect this had on the Company’s out-of-court transaction options, the Company shifted its focus to an in-court process. To facilitate this process, the Company retained A&M as financial advisor and McDermott Will & Emery LLP (“McDermott”) as restructuring counsel in December 2019. These advisors worked alongside Wachtell and MTS to negotiate the terms of the Restructuring Support Agreement and Plan with the Consenting Stakeholders and their respective advisors to implement the proposed balance-sheet restructuring. These negotiations took place via multiple in-person and telephonic meetings throughout January, February, and March 2020 with the goal of a consensual, comprehensive recapitalization or financial reorganization that would materially decrease the Company’s leverage and prepare the Company for success going forward.

The Company successfully reached an agreement on the terms of the Restructuring Support Agreement and Plan and will soon commence the Chapter 11 Cases to implement this restructuring through the Plan, a copy of which is attached to this Disclosure Statement as Exhibit A, with the support of the Consenting Stakeholders. The Consenting Stakeholders, comprised of Holders of 74.7% of the First Lien Loan Claims and 97.3% of the Senior Notes Claims, have expressed their support for the Plan and the Debtors’ Chapter 11 Cases as parties to the Restructuring Support Agreement.

A.	The Restructuring Support Agreement and the Plan.

The Restructuring Support Agreement contemplates a comprehensive financial restructuring of the Debtors that will result in the deleveraging of the Debtors’ balance sheet. The key financial components of the restructuring pursuant to the Plan and Restructuring Support Agreement are as follows. On the Effective Date:

•

All Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Other Priority Claims shall be paid in full in cash or receive such other treatment that renders such Claims Unimpaired.

•	Each Allowed DIP Claim shall be paid in full in cash.

•	The Holders of all Allowed ABL Claims shall receive indefeasible payment in full in Cash of such Allowed ABL Claims.

•	Each Holder of an Allowed First Lien Loan Claim shall receive such Holder’s pro rata share of (a) the First Lien Loan Claims Paydown Amount; and (b) the Exit Facility.

•

Each Holder of an Allowed Senior Notes Claim shall receive such Holder’s pro rata share of (a) 100% of the New Common Stock, subject to dilution by New Common Stock issued pursuant to (i) the New Common Equity Raise; (ii) the Equity Investment Commitment Premium; and (iii) the MIP; and (b) the QHC Litigation Trust Interests.

•	All outstanding and undisputed General Unsecured Claims will be Unimpaired by the restructuring unless otherwise agreed to by the Holder of such General Unsecured Claim.

Pursuant to the Restructuring Support Agreement, the Debtors have secured key stakeholder support for the Plan and the value-maximizing financial restructuring it contemplates. The Consenting Stakeholders have agreed pursuant to the Restructuring Support Agreement to support and vote in favor of the Plan. This consensus will save the Debtors material delay, expense, and value degradation that could have resulted from a non-consensual restructuring process.

Finally, the Debtors maintain a broad “fiduciary out” under Section 8(b) of the Restructuring Support Agreement, which provides, in relevant part, that nothing in the Restructuring Support Agreement “shall require a Debtor or the Governing Body of a Debtor to take any action or to refrain from taking any action with respect to the Restructuring to the extent such Debtor or Governing Body determines, based on the advice of counsel, that taking or failing to take such action would violate applicable law or breach its or their fiduciary obligations under applicable law.”

B.	The Debtors’ Proposed Disclosure Statement and Solicitation Process.

Following the execution of the Restructuring Support Agreement, the Debtors commenced solicitation of the Plan on the Solicitation Date by delivering a copy of the Plan and the Disclosure Statement (including Ballots) to Holders of Class 4 First Lien Loan Claims and Class 5 Senior Notes Claims, the only Classes entitled to vote to accept or reject the Plan. The Debtors have established May 4, 2020, at 5:00 p.m., prevailing Eastern Time, as the deadline for the receipt of votes to accept or reject the Plan. The Debtors expect that they will commence the Chapter 11 Cases on or about April 7, 2020.

The Debtors will seek Bankruptcy Court approval of the Voting Deadline at the outset of their Chapter 11 Cases. As soon as reasonably practicable after the Voting Deadline, the Solicitation Agent will file the voting report (the “Voting Report”) with the Bankruptcy Court setting forth the voting results. Based on the execution of the Restructuring Support Agreement by the Consenting Stakeholders, the Debtors believe the Voting Report likely will show that the Holders of Claims entitled to vote on the Plan have overwhelmingly voted to accept the Plan. Accordingly, on the Petition Date, the Debtors intend to file the Plan, this Disclosure Statement, and a motion to approve the solicitation procedures (the “Solicitation Procedures”) and schedule the Confirmation Hearing to consider approval of this Disclosure Statement and Confirmation of the Plan. The following table sets forth the timetable for the solicitation process and the anticipated Chapter 11 Cases.

Event	Date
Voting Record Date	April 1, 2020

Commencement of Prepetition Solicitation	April 6, 2020

Petition Date	April 7, 2020

Mailing of Combined Hearing Notice Date	Within five business days, or as soon as reasonably practicable, after entry of an order approving the combined hearing date

Plan Supplement Deadline	April 27, 2020, at 11:59 p.m., prevailing Eastern Time, or such other date as the Court may direct

Voting Deadline	May 4, 2020, at 5:00 p.m., prevailing Eastern Time

Objection Deadline	May 4, 2020, at 5:00 p.m., prevailing Eastern Time, or such other date as the Court may direct

Reply Deadline	May 8, 2020, at 11:59 p.m., prevailing Eastern Time, or such other date as the Court may direct

Combined Hearing	May 11, 2020, or such other date as the Court may direct

C.	MIP

On or after the Effective Date, the Reorganized Quorum Board shall institute the MIP, enact and enter into related policies and agreements, and distribute New Common Stock to participants based on the terms and conditions (including, if applicable, anti-dilution protections) determined by the Reorganized Quorum Board.

D.	The Debtors’ First-Day Motions and Certain Related Relief.

1.	Operational First-Day Pleadings.

To minimize disruption to the Debtors’ operations and effectuate the terms of the Plan, upon the commencement of the Chapter 11 Cases, the Debtors intend to file various first-day motions seeking authority to, among other things, (a) continue using the Company’s existing cash management system; (b) pay prepetition claims owed to employees and on account of employee benefit programs and to continue offering employee benefit programs postpetition; (c) pay prepetition claims owed to physicians and physician-owned clinics; (d) pay prepetition claims owed due to maintaining insurance and continue maintaining the Company’s insurance; (e) pay prepetition claims owed to taxing authorities and continue paying taxes in the ordinary course of business; (f) provide adequate assurance of payment to utility companies; and (g) and pay trade claims in the ordinary course of business. All of the relief requested by the first-day motions and throughout the Chapter 11 Cases will be subject to the DIP Orders.

2.	Postpetition Financing and Use of Cash Collateral.

The Debtors will also seek approval of a new money DIP Facility. The DIP Facility will have a term ending six months after the entry of the interim order approving the DIP Facility (the “Stated Maturity Date”) and bear interest at a rate per annum equal to the Adjusted LIBO Rate (as defined in the First Lien Credit Agreement) plus ten percent. The DIP Facility will be secured by security interests and liens provided on a junior basis to collateral guaranteed under the ABL Credit Agreement and the First Lien Credit Agreement and on a senior basis on substantially all of the remaining collateral. The DIP Facility will provide the Debtors with approximately $100 million in the aggregate to fund the Chapter 11 Cases, stabilize the business, and continue operations. At the conclusion of the Chapter 11 Cases, outstanding Allowed DIP Claims will be paid in full in Cash. The Debtors will also seek approval of the use of cash collateral with the support of the ABL Lenders and the First Lien Lenders.

The proceeds of the DIP Facility will be used to, among other things, (a) pay the costs, fees, and expenses associated with the Chapter 11 Cases; (b) make adequate protection payments; (c) pay fees, interest, expenses, and other costs related to the DIP Facility; and (d) fund working capital needs of the Debtors during the Chapter 11 Cases in accordance with an approved budget (subject to certain variations permitted under the DIP Credit Agreement).

3.	Motion To Approve Solicitation Procedures and Confirm the Plan.

Additionally, the Debtors intend to file a motion seeking (a) entry of an order scheduling the Confirmation Hearing and approving the form of notices and procedures related thereto;(b) approval of the Disclosure Statement as containing adequate information under section 1125(a) of the Bankruptcy Code; and (c) approval of the Solicitation Procedures.

E.	Other Requested First-Day Relief and Retention Applications.

The Debtors also plan to file motions and/or applications seeking certain customary relief, including the entry of orders (a) directing the joint administration of the Debtors’ Chapter 11 Cases under a single docket; (b) preserving valuable tax attributes; and (c) filing identifying patient information under seal. In addition, the Debtors will seek orders approving the retention of the Debtors’ bankruptcy advisors, including McDermott as legal counsel, A&M as restructuring advisor, MTS as investment banker, Epiq as Solicitation Agent, and KPMG International Cooperative as accountant.

V. Summary of the Plan

SECTION V OF THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE KEY TERMS, STRUCTURE, CLASSIFICATION, TREATMENT, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ENTIRE PLAN AND EXHIBITS TO THE PLAN. ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN

DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL RELATED TERMS AND PROVISIONS, AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. INSTEAD, REFERENCE IS MADE TO THE PLAN AND ALL SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS. THE PLAN ITSELF (INCLUDING ATTACHMENTS) AND THE PLAN SUPPLEMENT WILL CONTROL THE TREATMENT OF HOLDERS OF CLAIMS AND INTERESTS UNDER THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THIS SECTION V AND THE PLAN (INCLUDING ANY ATTACHMENTS TO THE PLAN) AND THE PLAN SUPPLEMENT, THE PLAN AND PLAN SUPPLEMENT, AS APPLICABLE, SHALL GOVERN.

A.	Treatment of Unclassified Claims.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	DIP Claims.

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment, (iii) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Credit Agreement and the DIP Orders, and (iv) all other DIP Obligations (as defined in the DIP Credit Agreement). Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each Holder of an Allowed DIP Claim shall receive payment in full, in Cash, of such Allowed DIP Claim on the Effective Date. All reasonable and documented unpaid fees and expenses of the DIP Agent, including reasonable and documented fees, expenses, and costs of its advisors, shall be paid in Cash on the Effective Date. Contemporaneously with the foregoing receipt of Cash, the DIP Facility, the DIP Credit Agreement, and all related loan documents shall be deemed cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Agent or the DIP Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders. The DIP Agent and the DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable.

2.	Administrative Claims.

Pursuant to section 1129(a)(9) of the Bankruptcy Code, unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 60 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

3.	Professional Fee Claims.

(a)	Professional Fee Escrow Account.

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

(b)	Final Fee Applications and Payment of Accrued Professional Compensation Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

(c)	Professional Fee Escrow Amount.

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

(d)	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors and Reorganized Debtors, as applicable, shall pay, within ten business days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, such reasonable claims for compensation or reimbursement of expenses incurred by the retained Professionals of the Debtors or the Reorganized Debtors, as applicable. If the Debtors or Reorganized Debtors, as applicable, dispute the reasonableness of any such invoice, the Debtors or Reorganized Debtors, as applicable, or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.

4.	Priority Tax Claims.

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) otherwise treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

B.	Classification and Treatment of Claims and Interests.

1.	Classification of Claims and Interests.

The Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	ABL Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

4	First Lien Loan Claims	Impaired	Entitled to Vote

5	Senior Notes Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

7	Debtor Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

8	Non-Debtor Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

9	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

10	Quorum Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

2.	Treatment of Classes of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

3.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

4.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash; or

(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

5.	Class 3 — ABL Claims

(a)	Classification: Class 3 consists of any ABL Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an ABL Claim agrees to less favorable treatment of its Allowed Claim and in the Debtors’ sole discretion, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each ABL Claim, each Holder of an Allowed ABL Claim shall receive indefeasible payment in full in Cash of its Allowed ABL Claim.

(c)

Voting: Class 3 is Unimpaired under the Plan. Holders of ABL Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of ABL Claims are not entitled to vote to accept or reject the Plan.

6.	Class 4 – First Lien Loan Claims

(a)	Classification: Class 4 consists of any First Lien Loan Claims against any Debtor.

(b)

Allowance: On the Effective Date, First Lien Loan Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $785,336,316, plus any accrued but unpaid interest, fees, and other expenses arising under or in connection with the First Lien Credit Agreement, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: Except to the extent that a Holder of an Allowed First Lien Loan Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed First Lien Loan Claim, each Holder of an

Allowed First Lien Loan Claim shall receive such holder’s pro rata share of (i) the First Lien Loan Claims Paydown Amount; and (ii) the Exit Facility. In the event that a Holder of First Lien Term Claim declines to receive its pro rata share of the First Lien Term Claims Paydown Amount, such Holder’s portion will be re-allocated pro rata among accepting holders of First Lien Term Claims. In the event that a Holder of a First Lien Revolver Claim declines to receive its pro rata share of the First Lien Revolver Claims Paydown Amount, such Holder’s portion will be re-allocated pro rata among accepting holders of First Lien Revolver Claims.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed First Lien Claims are entitled to vote to accept or reject the Plan.

7.	Class 5 — Senior Notes Claims

(a)	Classification: Class 5 consists of any Senior Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, Senior Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $400,000,000, plus any accrued but unpaid interest, fees, and other expenses arising under or in connection with the Senior Notes Indenture, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to less favorable treatment of its Allowed Claim, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive its pro rata share of (i) 100% of the total New Common Stock, subject to dilution by shares of New Common Stock issued pursuant to (A) the New Common Equity Raise, (B) the Equity Investment Commitment Premium, and (C) the MIP; and (ii) the QHC Litigation Trust Interests.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Senior Notes Claims are entitled to vote to accept or reject the Plan.

8.	Class 6 — General Unsecured Claims

(a)	Classification: Class 6 consists of any General Unsecured Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be Reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 6 is Unimpaired and Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

9.	Class 7 — Debtor Intercompany Claims

(a)	Classification: Class 7 consists of any Debtor Intercompany Claims.

(b)

Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, each Allowed Debtor Intercompany Claim shall, at the option of the applicable Debtors, either on or after the Effective Date, be:

(i)	Reinstated; or

(ii)	extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Debtor Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

10.	Class 8 — Non-Debtor Intercompany Claims

(a)	Classification: Class 8 consists of any Non-Debtor Intercompany Claims.

(b)	Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, each Allowed Non-Debtor Intercompany Claim shall, at the option of the applicable Debtors, be:

(i)	Reinstated; or

(ii)	extinguished, compromised, addressed, cancelled, or settled, without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Non-Debtor Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Non-Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

11.	Class 9 — Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests in the Debtors.

(b)	Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, on the Effective Date, Intercompany Interests shall be, at the option of the Debtors, either be:

(i)	Reinstated; or

(ii)	discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor unless otherwise provided in the Restructuring Steps Memorandum.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

12.	Class 10 — Quorum Interests

(a)	Classification: Class 10 consists of all Interests in Quorum.

(b)	Treatment: All Quorum Interests shall be discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Class 10 is Impaired under the Plan. Holders of Quorum Interests are conclusively presumed to have rejected the Plan. Therefore, Holders of Allowed Class 10 Interests are not entitled to vote to accept or reject the Plan.

C.	Means for Implementation of the Plan.

1.	General Settlement of Claims and Interests.

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including with respect to issues related to the value of the Debtors’ unencumbered property.

2.	Restructuring Transactions.

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions set forth in the Restructuring Steps Memorandum and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the consummation of the New Common Equity Raise, (e) the execution and delivery of the New Shareholders Agreement and the New Quorum Constituent Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); and the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (f) the execution and delivery of the QHC Litigation Trust Agreement and the creation of the QHC Litigation Trust; (g) the adoption of the MIP and the issuance and reservation of the New Common Stock to the participants in the MIP on the terms and conditions set by the Reorganized Quorum Board after the Effective Date; (h) the sale or other disposition of Galesburg by Quorum or Reorganized Quorum, as applicable, including, without limitation, by abandonment of Galesburg pursuant to section 554 of the Bankruptcy Code; and (i) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

3.	Sources of Consideration for Plan Distributions.

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the New Common Stock; (2) the proceeds of the New Common Equity Raise; (3) any proceeds resulting from the QHC Litigation Trust’s litigation, arbitration, or settlement of any QHC Litigation Trust Assets; (4) the Exit ABL Facility; and (5) the Debtors’ Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Common Stock will be exempt from SEC registration, as described more fully in Article VI.E of the Plan.

(a)	Issuance and Distribution of the New Common Stock.

On the Effective Date, the New Common Stock shall be issued and distributed as provided for in the Restructuring Steps Memorandum to the Entities entitled to receive the New Common Stock pursuant to, and in accordance with, the Plan, the Equity Investment Commitment Agreement, and the Restructuring Support Agreement. On the Effective Date, the issuance of New Common Stock shall be authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest. All of the New Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable consistent with the terms of the New Shareholders Agreement.

Each distribution and issuance of the New Common Stock as of the Effective Date shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Quorum Constituent Documents and New Shareholders Agreement, the terms and conditions of which shall bind each Entity receiving such distribution of the New Common Stock. Any Entity’s acceptance of New Common Stock shall be deemed as its agreement to the New Quorum Constituent Documents and the New Shareholders Agreement, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms. The New Common Stock will not be registered on any exchange as of the Effective Date and shall not meet the eligibility requirements of DTC. For the avoidance of doubt, distributions to Holders of Class 5-Senior Notes Claims shall be made on or as soon as practicable after the Effective Date, and the Distribution Record Date shall not apply to such distributions. Notwithstanding anything set forth herein, in the Disclosure Statement, or in the Confirmation Order, distributions of New Common Stock to the holders of Senior Notes shall be made to or at the direction of the Indenture Trustee.

(b)	The New Common Equity Raise.

On the Effective Date, the Debtors shall consummate the New Common Equity Raise, subject to the terms and conditions set forth in the Plan, the Restructuring Support Agreement, and the Equity Investment Commitment Agreement, through which Reorganized Quorum shall issue, and the Equity Commitment Parties shall purchase, shares of New Common Stock equal in number to the Equity Commitment Aggregate Amount divided by the Equity Investment Price Per Share.

Subject to, and in accordance with the Equity Investment Commitment Agreement, as consideration for their respective Equity Commitments, the Equity Commitment Parties shall receive, on the Effective Date, the Equity Investment Commitment Premium, which shall be payable in New Common Stock at the Equity Investment Premium Price Per Share or in Cash if the New Common Equity Raise is not consummated, and which shall have been fully accrued as of the Agreement Effective Date.

(c)	QHC Litigation Trust.

By the Effective Date, the Debtors shall (a) execute and deliver the QHC Litigation Trust Agreement to the trustee(s) for the QHC Litigation Trust, (b) establish the QHC Litigation Trust, and (c) contribute the QHC Litigation Trust Assets to the QHC Litigation Trust, including by facilitating the assignment of the Contributed Claims.

Following the Effective Date, any proceeds from the QHC Litigation Trust’s litigation, arbitration, or settlement of any QHC Litigation Trust Cause of Action shall be distributed ratably to holders of QHC Litigation Trust Interests pursuant to and in accordance with the Plan and the QHC Litigation Trust Agreement. Additionally, prior to September 30, 2021, the QHC Litigation Trust’s commencement of any QHC Litigation Trust Cause of Action shall be subject to the consent of (i) the Reorganized Debtors, and (ii) the Required Consenting QHC Litigation Trust Beneficiaries; provided that, following September 30, 2021, the QHC Litigation Trust’s commencement of any QHC Litigation Trust Cause of Action shall be subject to the QHC Litigation Trust’s sole and exclusive discretion, consistent with the provisions of the QHC Litigation Trust Agreement.

(d)	Exit ABL Facility.

The Plan contemplates the payment in full in Cash of all Allowed ABL Claims. Such payment shall be accomplished through a refinancing of such ABL Claims by the Exit ABL Facility, which may, among other potential third parties, be provided by any Holder of Allowed ABL Claims which agrees to provide the Exit ABL Facility.

(e)	Cash on Hand.

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims, consistent with the terms of the Plan.

4.	New Shareholders Agreement.

On the Effective Date, Reorganized Quorum shall enter into and deliver the New Shareholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock and such parties shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Quorum.

5.	Exemption from Registration Requirements.

All shares of New Common Stock, issued and distributed pursuant to the Plan, will be issued and distributed without registration under the Securities Act or any similar federal, state, or local law in reliance upon (1) section 1145 of the Bankruptcy Code; (2) section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder; or (3) such other exemption as may be available from any applicable registration requirements.

All shares of New Common Stock issued to Holders of Allowed Senior Notes Claims on account of such Claims will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code.

The offering, issuance, and distribution of all shares of New Common Stock pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Common Stock to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the New Shareholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

All shares of New Common Stock issued pursuant to the New Common Equity Raise or in respect of the Equity Investment Commitment Premium will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or such other exemption as may be available from any applicable registration requirements. All shares of New Common Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom. The New Common Stock underlying the MIP will be issued pursuant to a registration statement or an available exemption from registration under the Securities Act and other applicable law.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of Reorganized Quorum’s New Common Stock through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of Reorganized Quorum’s New Common Stock, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC shall be required to accept and conclusively rely upon the Plan and Final Order in lieu of a legal opinion regarding whether Reorganized Quorum’s New Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether Reorganized Quorum’s New Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

6.	Exit ABL Facility & Exit Facility.

On the Effective Date, the Reorganized Debtors will enter into the Exit ABL Facility Agreement and the Exit Facility Credit Agreement.

7.	Corporate Existence.

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Quorum Constituent Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

8.	Corporate Action.

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation of the Restructuring Transactions; and (4) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date), including, without limitation, any sale, wind-down, or other disposition of Galesburg by Quorum or Reorganized Quorum, as applicable. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Equity Investment Commitment Agreement, the New Shareholders Agreement, the QHC Litigation Trust Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.H of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

9.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action that are not QHC Litigation Trust Assets, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action that are not QHC Litigation Trust Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

10.	Cancellation of Facilities, Notes, Instruments, Certificates, and Other Documents.

On the Effective Date, except to the extent otherwise provided in the Plan, all facilities, notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the ABL Facility Agent, the First Lien Agent, DIP Agent, and Indenture Trustee shall be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest and any debt issued thereunder shall continue in effect solely for purposes of (a) allowing Holders of Allowed Claims to receive distributions under the Plan, (b) allowing and preserving the rights of the ABL Facility Agent, the First Lien Agent, DIP Agent, and Indenture Trustee to make distributions pursuant to the Plan, (c) preserving the ABL Facility Agent’s, the First Lien Agent’s, the DIP Agent’s, and the Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of ABL Claims, Holders of First Lien Loan Claims, Holders of Senior Notes Claims, or Holders of DIP Claims, including permitting the ABL Facility Agent, the First Lien Agent, the DIP Agent, and the Indenture Trustee to maintain, enforce, and exercise their charging liens, if any, against such distributions, (d) preserving all rights, including rights of enforcement, of the ABL Facility Agent, the First Lien Agent, the DIP Agent, and the Indenture Trustee against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of ABL Claims, Holders of First Lien Loan Claims, Holders of Senior Notes Claims, and Holders of DIP Claims, pursuant and subject to the terms of the ABL Credit Agreement, the First Lien Credit Agreement, the Senior Notes Indenture, and the DIP Credit Agreement, respectively, as in effect on the Effective Date, (e) permitting the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent to enforce any obligation (if any) owed to the First Lien Agent, the Indenture Trustee, or DIP Agent, respectively, under the Plan, (f) permitting the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, (g) permitting the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent to perform any functions that are necessary to effectuate the foregoing, and (h) for the Senior Noteholders, Indenture Trustee under the Senior Notes Indenture, or QHC Litigation Trust to assert or prosecute Causes of Action relating to the Senior Notes and the debt evidenced thereunder; provided, further, however, that (i) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (ii) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The ABl Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent shall be relieved of and released from any obligations and duties arising hereunder or thereunder. The fees, expenses, and costs of the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent, including fees, expenses, and costs of its professionals incurred after the Effective Date in connection with the ABL Credit Agreement, the First Lien Credit Agreement, the Senior Notes Indenture, and the DIP Credit Agreement, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course.

11.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Shareholders Agreement, the New Quorum Constituent Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

12.	Exemptions from Certain Taxes and Fees.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

13.	New Quorum Constituent Documents.

The New Quorum Constituent Documents shall, among other things: (1) contain terms consistent with the documentation set forth in the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the New Common Stock to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

On or immediately before the Effective Date, Quorum or Reorganized Quorum, as applicable, will file its New Quorum Constituent Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Quorum Constituent Documents to become effective. After the Effective Date, Reorganized Quorum may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its jurisdiction of formation and the terms of such documents.

14.	Directors and Officers.

On the Effective Date, the Reorganized Quorum Board shall be determined and selected consistent with the New Shareholders Agreement.

On the Effective Date, the terms of the current members of the Quorum board of directors shall expire, and the Reorganized Quorum Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized Quorum, and all officers and management decisions with respect to Reorganized Quorum (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized Quorum Board.

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Shareholders Agreement, and the New Quorum Constituent Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

15.	MIP.

On or after the Effective Date, the Reorganized Quorum Board shall institute the MIP, enact and enter into related policies and agreements, and distribute New Common Stock to participants based on the terms and conditions (including, if applicable, anti-dilution protections) determined by the Reorganized Quorum Board.

16.	Galesburg.

On or after the Confirmation Date, Quorum or Reorganized Quorum, as applicable, may, with the consent of the Required Equity Commitment Parties, (1) sell or otherwise dispose of Galesburg, including, without limitation, by abandonment pursuant to section 554 of the Bankruptcy Code; and (2) in connection with such sale or other disposition, transfer a portion of its Cash on hand to Galesburg, in an amount agreed by and between Quorum or Reorganized Quorum, as applicable, and the Required Equity Commitment Parties.

17.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than (i) Causes of Action that are QHC Litigation Trust Assets; and (ii) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

18.	Executory Contracts and Expired Leases.

(a)	Assumption of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, including the Restructuring Support Agreement, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or assumption and assignment, as applicable, of such Executory Contracts or Unexpired Leases as provided for in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

(b)	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Leases List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

(c)	Cure of Defaults and Objections to Cure and Assumption.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount (if any) in Cash on the Effective Date or in the ordinary course of business or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served, and actually received by the counsel to the Debtors and the U.S. Trustee on the Confirmation Objection Deadline or other deadline that may be set by the Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List, if any.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

(d)	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

(e)	Indemnification Provisions.

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Quorum Constituent Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, equityholders, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

(f)	Director, Officer, Manager, and Employee Liability Insurance.

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

(g)	Employee and Retiree Benefits.

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Quorum Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) honor in the ordinary course of business any assumed contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, SERP benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

(h)	Modifications, Amendments, Supplements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(i)	Reservation of Rights.

Neither the assumption of any Executory Contract or Unexpired Lease pursuant to the Plan nor exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, if any, nor anything contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

(j)	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

(k)	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

D.	Conditions to Confirmation and Consummation of the Plan.

1.	Conditions Precedent to Confirmation.

The following are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or waived pursuant to Article IX.C of the Plan:

1.	neither the Equity Investment Commitment Agreement and nor the Restructuring Support Agreement shall have been terminated; and

2.

the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed, and shall be in form and substance consistent with the DIP Documents and the Equity Investment Commitment Agreement.

2.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.C of the Plan:

1.	the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders;

2.	the Confirmation Order shall have become a Final Order;

3.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

4.	all Definitive Restructuring Documents shall, where applicable, have been executed and remain in full force and effect in form and substance;

5.	the Restructuring Support Agreement shall not have been terminated;

6.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed;

7.

the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Article X.A of the Plan;

8.

all fees and expenses provided for in the Restructuring Support Agreement, including pursuant to section 8(a)(v) and 8(a)(vi) of the Restructuring Support Agreement shall have been paid in full by the Debtors;

9.

the New Quorum Constituent Documents and the New Shareholders Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

10.	to the extent not already paid and/or provided for in Article IX.B.8 of the Plan, the payment in Cash of all Restructuring Expenses; and

11.

all Professional Fee Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court.

3.	Waiver of Conditions Precedent to Confirmation or the Effective Date.

Except as set forth in Article IX.C.2 of the Plan, and subject to Stakeholder Approval Rights, each condition to Confirmation set forth in Article IX.A of the Plan and each condition to the Effective Date set forth in Article IX.B of the Plan may be waived in whole or in part at any time by the Debtors without an order of the Bankruptcy Court.

The conditions to the Effective Date set forth in Article IX.B.8 and Article IX.B.10 of the Plan, respectively, may not be waived without the prior written consent of each Consenting Noteholder.

4.	Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

5.	Effect of Non-Occurrence of Conditions to Consummation.

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

E.	Settlement, Release, Injunction, and Related Provisions.

1.	Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

2.	Discharge of Claims.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims or Non-Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan.

3.	Release of Liens.

Except (1) with respect to the Liens securing Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

4.	Debtor Release.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the ABL Credit Facility, the First Lien Credit Facilities, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support

Agreement and related prepetition transactions, the Disclosure Statement, the New Quorum Constituent Documents, the Plan, the Equity Investment Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, Disclosure Statement, the New Quorum Constituent Documents, the New Shareholders Agreement, the New Common Equity Raise, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date other than in respect of the Claims or liabilities arising out of or relating to any action taken or omitted to be taken by the Released Parties that is determined by the final, non-appealable judgment of a court of competent jurisdiction to have constituted gross negligence or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan; (2) any retained Causes of Action; or (3) any Cause of Action that is a QHC Litigation Trust Asset.

5.	Third-Party Release.

Effective as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the ABL Credit Facility, the First Lien Credit Facilities, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the New Quorum Constituent Documents, the Plan, the Equity Investment Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Quorum Constituent Documents, the New Shareholders Agreement, the Plan, the New Common Equity Raise (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date other than in respect to Claims or liabilities arising out of or relating to any action taken or omitted to be taken by a Released Party that is determined by the final, non-appealable judgment of a court of competent jurisdiction to have constituted gross negligence or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan, or any Cause of Action that is a QHC Litigation Trust Asset.

6.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Equity Investment Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the New Common Equity Raise, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

7.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

VI. Confirmation of the Plan

A.	The Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will determine whether to approve the Disclosure Statement and whether the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or the filing of a notice of such adjournment served in accordance with the order approving the Solicitation Procedures.

B.	Deadline to Object to Approval of the Disclosure Statement and Confirmation of the Plan.

Upon commencement of the Chapter 11 Cases and scheduling of the Confirmation Hearing, the Debtors will provide notice of the Confirmation Hearing, and, if approved by the Bankruptcy Court, the notice will provide that objections to the Disclosure Statement and Confirmation of the Plan must be filed and served at or before 5:00 p.m., prevailing Eastern Time, on May 4, 2020. Unless objections to the Disclosure Statement or Confirmation of the Plan are timely served and filed, they may not be considered by the Bankruptcy Court.

C.	Requirements for Approval of the Disclosure Statement.

Pursuant to sections 1125(g) and 1126(b) of the Bankruptcy Code, prepetition solicitation of votes to accept or reject a chapter 11 plan must comply with applicable federal or state securities laws and regulations (including the registration and disclosure requirements thereof) or, if such laws and regulations do not apply, provide “adequate information” under section 1125 of the Bankruptcy Code. At the Confirmation Hearing, the Debtors will seek a determination from the Bankruptcy Court that the Disclosure Statement satisfies sections 1125(g) and 1126(b) of the Bankruptcy Code.

D.	Requirements for Confirmation of the Plan.

1.	Requirements of Section 1129(a) of the Bankruptcy Code.

Among the requirements for confirmation are the following: (a) the plan is accepted by all impaired classes of claims and interests or, if the plan is rejected by an impaired class, at least one impaired class of claims or interests has voted to accept the plan and a determination that the plan “does not discriminate unfairly” and is “fair and equitable” as to holders of claims in all rejecting impaired classes; (b) the plan is feasible; and (c) the plan is in the “best interests” of holders of Impaired Claims and Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that the Plan satisfies or will satisfy all of the necessary requirements of chapter 11 of the Bankruptcy Code. Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the applicable Confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•

Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, will be disclosed to the Bankruptcy Court, and any such payment: (a) made before Confirmation will be reasonable or (b) will be subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation.

•

Either each Holder of an Impaired Claim against or Interest in the Debtors will accept the Plan, or each non-accepting Holder will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•

Except to the extent that the Holder of a particular Claim agrees to a different treatment of its Claim, the Plan provides that, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, Allowed Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class. Section 1126(d) of the Bankruptcy Code provides that a class of interests has accepted a plan of reorganization if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class.

2.	The Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions.

Article VIII of the Plan provides for releases of certain claims and Causes of Action the Debtors may hold against the Released Parties. The Released Parties are: (a) each of the Debtors; (b) the Reorganized Debtors; (c) each of the First Lien Lenders who vote in favor of the Plan; (d) each of the ABL Lenders; (e) the First Lien Agent; (f) the ABL Facility Agent and arrangers under the ABL Credit Facility; (g) the DIP Agent; (h) each of the DIP Lenders; (i) each of the Equity Commitment Parties; (j) each Holder of a Senior Notes Claim who votes in favor of the Plan; (k) the Indenture Trustee; (l) each Related Party of each Entity in clause (a) through this clause (k); provided, however, that in each case, an Entity shall not be a Released Party if it timely files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in Article VIII.D of the Plan that is not resolved before Confirmation; provided, further, that any such Entity shall be identified by name as a non-Released Party in the Confirmation Order.

Article VIII of the Plan provides for releases of certain claims and Causes of Action that Holders of Claims may hold against the Released Parties in exchange for the good and valuable consideration and the valuable compromises made by the Released Parties (the “Third-Party Releases”). The Holders of Claims who are releasing certain claims and Causes of Action against non-Debtors under the Third-Party Releases include: (a) the Released Parties identified in subsection (a)–(l) and those Released Parties identified in subsection (m) of the definition of “Released Party” on behalf of whom the parties identified in subsections (a)–(l) of the definition of “Released Party” have the authority, including under any agreement or applicable non-bankruptcy law, to grant the Third-Party Release set forth in Article VIII.E of the Plan (b) the Holders of all Claims and Interests who vote to accept the Plan; (c) the holders of all Claims or

Interests that are Unimpaired under the Plan; (d) the holders of all Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan; (e) the holders of all Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein; (f) the holders of all Claims or Interests who are deemed to reject the Plan and who do not file a timely objection to the releases provided for in ; (g) the holders of all Claims and Interests who were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out; and (h) each Related Party of each Entity in clause (b) through clause (g).

Article VIII of the Plan provides for the exculpation of each Exculpated Party for certain acts or omissions taken in connection with the Chapter 11 Cases. The released and exculpated claims are limited to those claims or Causes of Action that may have arisen in connection with, related to, or arising out of the Plan, this Disclosure Statement, or the Chapter 11 Cases. The Exculpated Parties are: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; (d) each current and former Affiliate of each Entity in clause (a) through the following clause (e); and (e) each Related Party of each Entity in clause (a) through this clause (e).

Article VIII of the Plan permanently enjoins Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged or released pursuant to the Plan or are subject to exculpation pursuant to the Plan from asserting such Claims, Interests, or Liens against each Debtor, the Reorganized Debtors, and the Released Parties.

Under applicable law, a release provided by a debtor is appropriate where: (a) there is an identity of interest between the debtor and the third party, such that a suit against the released non-debtor party is, at core, a suit against the debtor or will deplete assets of the estate; (b) there is a substantial contribution by the non-debtor of assets to the reorganization; (c) the injunction is essential to the reorganization; (d) there is overwhelming creditor support for the injunction; and (e) the chapter 11 plan will pay all or substantially all of the claims affected by the injunction. In re Indianapolis Downs, LLC, 486 B.R. 286, 303 (Bankr. D. Del. 2013). Importantly, these factors are “neither exclusive nor are they a list of conjunctive requirements,” but “[i]nstead, they are helpful in weighing the equities of the particular case after a fact-specific review.” Id. Further, a chapter 11 plan may provide for a release of third-party claims against non-debtors, such as the Third-Party Releases, where such releases are consensual. Id. at 304–06. In addition, exculpation is appropriate where it applies to estate fiduciaries. Id. at 306. Finally, an injunction is appropriate where it is necessary to the reorganization and fair pursuant to section 105(a) of the Bankruptcy Code. In re W.R. Grace & Co., 475 B.R. 34, 107 (D. Del. 2012). In addition, approval of the releases, exculpations, and injunctions for each of the Released Parties and each Exculpated Party as part of Confirmation of the Plan will be limited to the extent such releases, exculpations, and injunctions are permitted by applicable law.

The Debtors believe that the releases, exculpations, and injunctions set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings, and each of the Released Parties has contributed value to the Debtors and aided in the reorganization process, which facilitated the Debtors’ ability to propose and pursue Confirmation. The Debtors believe that each of the Released Parties has played an integral role in formulating the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure. The Debtors further believe that such releases, exculpations, and injunctions are a necessary part of the Plan. In addition, the Debtors believe the Third-Party Releases are entirely consensual under the established case law in the United States Bankruptcy Court for the District of Delaware. See In re Indianapolis Downs, LLC, 486 B.R. at 304–06. The Debtors will be prepared to meet their burden to establish the basis for the releases, exculpations, and injunctions for each of the Released Parties and each Exculpated Party as part of Confirmation of the Plan.

3.	Best Interests of Creditors—Liquidation Analysis.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an interest in such class either (a) has accepted the plan, or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate compliance with the “best interests” test, the Debtors, with the assistance of their advisors, prepared the Liquidation Analysis, attached hereto as Exhibit F, showing that the value of the distributions provided to holders of Allowed Claims and Interests under the Plan would be the same or greater than under a hypothetical chapter 7 liquidation. Accordingly, the Debtors believe that the Plan is in the best interests of creditors.

4.	Feasibility/Financial Projections.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a chapter 11 plan of reorganization is not likely to be followed by the liquidation of the reorganized debtor or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the chapter 11 plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors, A&M, and MTS have prepared certain unaudited pro forma financial statements with regard to the Reorganized Debtors (the “Financial Projections”), which projections and the assumptions upon which they are based are attached hereto as Exhibit D. Based on these Financial Projections, the Debtors believe the deleveraging contemplated by the Plan meets the financial feasibility requirement. Moreover, the Debtors believe that sufficient funds will exist to make all payments required by the Plan. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

5.	Acceptance by Impaired Classes.

The Bankruptcy Code requires that, except as described in the following section, each impaired class of claims or interests must accept a plan in order for it to be confirmed. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to the class is not required. A class is “impaired” unless the plan:(a) leaves unaltered the legal, equitable, and contractual rights to which the claim or the interest entitles the holder of the claim or interest; (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest; or (c) provides that, on the consummation date, the holder of such claim receives cash equal to the allowed amount of that claim or, with respect to any equity interest, the holder of such interest receives value equal to the greater of (i) any fixed liquidation preference to which the holder of such equity interest is entitled, (ii) the fixed redemption price to which such holder is entitled, or (iii) the value of the interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number of creditors actually voting cast their ballots in favor of acceptance. For a class of impaired interests to accept a plan, section 1126(d) of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests that actually voted to accept or reject the plan. Thus, a class of interests will have voted to accept the plan only if two-thirds in amount actually voting cast their ballots in favor of acceptance.

6.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted the plan, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

If any Impaired Class of Claims or Interests rejects the Plan, including Classes of Claims or Interests deemed to reject the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, utilizing the “cramdown” provision under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor.

The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the requirements for cramdown and the Debtors will be prepared to meet their burden to establish that the Plan can be confirmed pursuant to section 1129(b) of the Bankruptcy Code as part of Confirmation of the Plan.

(a)	No Unfair Discrimination.

The “unfair discrimination” test applies with respect to classes of claim or interests that are of equal priority but are receiving different treatment under a proposed plan. The test does not require that the treatment be the same or equivalent, but that the treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. Under certain circumstances, a proposed plan may treat two classes of unsecured creditors differently without unfairly discriminating against either class.

With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. Accordingly, the Debtors believe that the Plan meets the standard to demonstrate that the Plan does not unfairly discriminate and the Debtors will be prepared to meet their burden to establish that there is no unfair discrimination as part of Confirmation of the Plan.

(b)	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to each non-accepting class and as set forth below, the test sets different standards depending on the type of claims or interests in such class. The Debtors believe that the Plan satisfies the “fair and equitable” requirement, notwithstanding the fact that certain Classes are deemed to reject the Plan. There is no Class receiving more than a 100% recovery and no junior Class is receiving a distribution under the Plan until all senior Classes have received a 100% recovery or agreed to receive a different treatment under the Plan.

(i)	Secured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (A) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (B) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a value, as of the effective date, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the claimant’s liens.

(ii)	Unsecured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either: (A) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date, equal to the allowed amount of such claim; or (B) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain any property under the plan on account of such junior claim or junior interest, subject to certain exceptions.

(iii)	Interests.

The condition that a plan be “fair and equitable” to a non-accepting class of interests, includes the requirements that either: (A) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date, equal to the greater of: (1) the allowed amount of any fixed liquidation preference to which such holder is entitled; (2) any fixed redemption price to which such holder is entitled; or (3) the value of such interest; or (B) the holder of any interest that is junior to the interests of such class will not receive or retain any property under the plan on account of such junior interest.

7.	Valuation of the Debtors.

The Debtors’ investment banker, MTS, has prepared an independent valuation analysis, which is attached to this Disclosure Statement as Exhibit E (the “Valuation Analysis”). The Valuation Analysis should be considered in conjunction with the Risk Factors discussed in Section VIII of this Disclosure Statement, entitled “Risk Factors,” and the Financial Projections. The Valuation Analysis is dated as of April 5, 2020, and is based on data and information as of that date. Holders of Claims should carefully review the information in Exhibit E in its entirety. The Debtors believe that the Valuation Analysis demonstrates that the Plan is “fair and equitable” to the non-accepting Classes.

VII. Voting Instructions

A.	Overview.

Holders of Claims in a Class entitled to vote should carefully read the below voting instructions.

B.	Solicitation Procedures.

1.	Solicitation Agent.

The Debtors have proposed to retain Epiq to act, among other things, as the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan. The Solicitation Agent will process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will file the Voting Report as soon as practicable after the Voting Deadline.

2.	Solicitation Package.

The following materials constitute the solicitation package (the “Solicitation Package”) distributed to Holders of Claims in the Voting Classes:

•	the Debtors’ cover letter in support of the Plan;

•	the appropriate Ballot and applicable voting instructions, together with a pre-addressed, postage pre-paid return envelope; and

•	this Disclosure Statement and all exhibits hereto, including the Plan and all exhibits thereto (which may be distributed in paper or USB- flash drive format, or CD-Rom).

3.	Voting Deadline.

The period during which Ballots with respect to the Plan will be accepted by the Debtors will terminate at 5:00 p.m. prevailing Eastern Time on May 4, 2020, unless the Debtors extend the date until which Ballots will be accepted. Except to the extent that the Debtors so determine or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors’ request for Confirmation of the Plan (or any permitted modification thereof).

The Debtors reserve the right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received, by making a public announcement of such extension no later than the first Business Day next succeeding the previously announced Voting Deadline. The Debtors will give notice of any such extension in a manner deemed reasonable to the Debtors in their discretion. There can be no assurance that the Debtors will exercise its right to extend the Voting Deadline.

4.	Distribution of the Solicitation Package and Plan Supplement.

The Debtors caused the Solicitation Agent to distribute the Solicitation Package to Holders of Claims in the Voting Classes on April 6, 2020, which is 28 days before the Voting Deadline.

The Solicitation Package may also be obtained from the Solicitation Agent by: (a) calling 1-866-897-6433 (domestic toll-free) or 1-646-282-2500 (international toll), and asking for the Solicitation Group; (b) emailing tabulation@epiqglobal.com and referencing “Quorum Health Corporation” in the subject line; or (c) writing to the following address: Quorum Health Corporation Ballot Processing Center, c/o Epiq Corporate Restructuring, 10300 SW Allen Blvd., Beaverton, OR 97005. When the Debtors file the Chapter 11 Cases, you may also obtain copies of any pleadings filed with the Bankruptcy Court for free by visiting the Debtors’ restructuring website, https://dm.epiq11.com/Quorum, or for a fee at https://ecf.deb.uscourts.gov/.

The Debtors will file the Plan Supplement in accordance with the terms of the Plan. As the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website. The Debtors will not serve paper or CD-ROM copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement at no cost from the Solicitation Agent by: (a) calling the Solicitation Agent at one of the telephone numbers set forth above; (b) visiting the Debtors’ restructuring website, https://dm.epiq11.com/Quorum; or (c) emailing the Solicitation Agent at the email address set forth above.

C.	Voting Procedures.

April 1, 2020 (the “Record Date”), is the date that was used for determining which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the solicitation procedures. Except as otherwise set forth herein, the Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest.

In order for the Holder of a Claim in a Voting Class to have such Holder’s Ballot counted as a vote to accept or reject the Plan, such Holder’s Ballot must be properly completed, executed, and delivered by following the instructions received with the Ballot, so that such Holder’s Ballot including their vote is actually received by the Solicitation Agent before the Voting Deadline.

IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE.

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM IN A VOTING CLASS MUST VOTE ALL OF ITS CLAIMS WITHIN THE VOTING CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN. IF A HOLDER CASTS MULTIPLE BALLOTS WITH RESPECT TO THE SAME CLASS OF CLAIMS AND THOSE BALLOTS ARE IN CONFLICT WITH EACH OTHER, SUCH BALLOTS WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM IN THE VOTING CLASSES FOLLOWS THE SPECIFIC INSTRUCTIONS PROVIDED ON SUCH HOLDER’S BALLOT.

D.	Voting Tabulation.

A Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim. Only Holders of Claims in the Voting Classes shall be entitled to vote with regard to such Claims.

Unless the Debtors decide otherwise, Ballots received after the Voting Deadline may not be counted. A Ballot will be deemed delivered only when the Solicitation Agent actually receives the executed Ballot as instructed in the applicable voting instructions. No Ballot should be sent to the Debtors, the Debtors’ agents (other than the Solicitation Agent), or the Debtors’ financial or legal advisors.

The Bankruptcy Code may require the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to Confirmation. In that event, Solicitation will be extended to the extent directed by the Bankruptcy Court.

To the extent there are multiple Claims within the same Voting Class, the Debtors may, in their discretion, and to the extent possible, aggregate the Claims of any particular Holder within a Voting Class for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

The following Ballots will not be counted in determining the acceptance or rejection of the Plan: (a) any Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (b) any Ballot that is not actually received by the Solicitation Agent by the Voting Deadline (unless the Debtors determine otherwise or as permitted by the Court); (c) any unsigned Ballot; (d) other than a master ballot, any Ballot that partially rejects and partially accepts the Plan; (e) any improperly submitted Ballot, or any form of ballot other than the official form of Ballot sent by the Solicitation Agent (unless the Debtors determine otherwise or as permitted by the Court); and (f) any Ballot cast by a Person or entity that does not hold a Claim in a Class that is entitled to vote on the Plan.

As soon as practicable after the Voting Deadline, the Solicitation Agent will file the Voting Report with the Bankruptcy Court. The Voting Report shall, among other things, delineate every Ballot that does not conform to the voting instructions or that contains any form of irregularity (each an “Irregular Ballot”), including those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures, lacking necessary information, or damaged. The Solicitation Agent will attempt to reconcile the amount of any Claim reported on a Ballot with the Debtors’ records, but in the event such amount cannot be timely reconciled without undue effort on the part of the Solicitation Agent, the amount shown in the Debtors’ records shall govern. The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots. Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.

VIII. Risk Factors

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES. EACH OF THE RISK FACTORS DISCUSSED IN THIS DISCLOSURE STATEMENT MAY APPLY EQUALLY TO THE DEBTORS AND THE REORGANIZED DEBTORS, AS APPLICABLE AND AS CONTEXT REQUIRES.

THIS SECTION PROVIDES INFORMATION REGARDING POTENTIAL RISKS IN CONNECTION WITH THE PLAN. THE FACTORS BELOW SHOULD NOT BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN OR ITS IMPLEMENTATION. THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PLAN. ADDITIONAL RISK FACTORS IDENTIFIED IN THE DEBTORS’ PUBLIC FILINGS WITH THE SEC MAY ALSO BE APPLICABLE TO THE MATTERS SET OUT HEREIN AND SHOULD BE REVIEWED AND CONSIDERED IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT, TO THE EXTENT APPLICABLE. THE RISK FACTORS SET FORTH IN THE DEBTORS’ ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 FILED WITH THE SEC ON MARCH 12, 2019, AS UPDATED BY THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2019 FILED WITH THE SEC ON MAY 10, 2019, THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2019 FILED WITH THE SEC ON AUGUST 7, 2019, AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2019 FILED WITH THE SEC ON NOVEMBER 7, 2019 ARE HEREBY INCORPORATED BY REFERENCE. ANY CURRENT REPORTS ON FORM 8-K (OTHER THAN INFORMATION FURNISHED PURSUANT TO ITEMS 2.02 OR 7.01 AND ANY RELATED EXHIBITS OF ANY FORM 8-K, UNLESS EXPRESSLY STATED OTHERWISE THEREIN), QUARTERLY REPORTS ON FORM 10-Q OR ANNUAL REPORTS ON FORM 10-K FILED BY THE DEBTORS WITH THE SEC AFTER THE DATE OF THIS DISCLOSURE STATEMENT MAY ALSO INCLUDE RISK FACTORS AND WILL BE CONSIDERED A PART OF THIS DISCLOSURE STATEMENT FROM THE DATE OF THE FILING OF SUCH DOCUMENTS. NEW FACTORS, RISKS AND UNCERTAINTIES EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE TO PREDICT ALL SUCH FACTORS, RISKS AND UNCERTAINTIES.

A.	Risks Related to the Restructuring.

1.	The Restructuring May Take Longer Than Anticipated.

It is impossible to predict with certainty the amount of time required to confirm the Plan or conclude the Chapter 11 Cases. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Any material delay in the confirmation of the Plan, the Chapter 11 Cases, or the threat of rejection of the Plan by the Bankruptcy Court, would add substantial expense and uncertainty to the process. Further, prolonged bankruptcy proceedings may divert Debtors’ resources, including the attention of the Debtors’ management, away from business operations.

The uncertainty surrounding a prolonged restructuring would have other adverse effects on the Debtors. For example, it would adversely affect:

•	the Debtors’ ability to raise additional capital;

•	the Debtors’ liquidity;

•	how the Debtors’ business is viewed by regulators, investors, lenders, and credit ratings agencies;

•	the Debtors’ enterprise value; and

•	the Debtors’ relationships with patients, clients and vendors.

Even if confirmed on a timely basis, bankruptcy cases to confirm the Plan could have an adverse effect on the Debtors’ business.

2.

The Debtors Will Consider All Available Restructuring Alternatives if the Restructuring Transactions are not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against the Debtors.

Subject to the terms of the Restructuring Support Agreement, if the Restructuring Transactions are not consummated, the Debtors thereafter will consider all available restructuring alternatives, including filing an alternative chapter 11 plan, converting to a chapter 7 plan, commencing section 363 sales of the Debtors’ assets, and any other transaction that would maximize the value of the Debtors’ estates. The terms of any alternative restructuring proposal may be less favorable to Holders of Claims against the Debtors than the terms of the Plan as described in this Disclosure Statement.

Any material delay in the Confirmation of the Plan, the Chapter 11 Cases, or the threat of rejection of the Plan by the Bankruptcy Court, would add substantial expense and uncertainty to the process.

The uncertainty surrounding a prolonged restructuring would have other adverse effects on the Debtors. For example, it may adversely affect:

•	the Debtors’ ability to raise additional capital;

•	the Debtors’ liquidity;

•	how the Debtors’ business is viewed by regulators, investors, lenders, and credit ratings agencies;

•	the Debtors’ enterprise value; and

•	the Debtors’ relationships with patients, customers and vendors.

3.	Even if the Restructuring Transactions are Successful, the Debtors Will Continue to Face Risks.

The Restructuring Transactions are generally designed to reduce the Debtors’ leverage, cash interest expense, improve the Debtors’ liquidity, and provide the Debtors’ greater flexibility to generate long-term growth. Even if the Restructuring Transactions are implemented, the Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions, changes in the Debtors’ industry, and changes in demand for the Debtors’ services. As a result of these risks, there is no guarantee that the Restructuring Transactions will achieve the Debtors’ stated goals.

4.	Risks Related to Confirmation and Consummation of the Plan.

(a)	The Restructuring Support Agreement May Be Terminated.

The Restructuring Support Agreement contains certain provisions that allow the Restructuring Support Agreement to be terminated if various conditions are satisfied. Termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with, among others, vendors, suppliers, employees, and major customers. As more fully set forth in Section 14 of the Restructuring Support Agreement, the Restructuring Support Agreement may be terminated upon the occurrence of certain events, including, among others, (i) a determination that proceeding with the proposed Plan would be a breach of the Board’s fiduciary obligations; (ii) the termination of the Equity Investment Commitment Agreement; (iii) a breach by one of more Consenting Noteholders, such that non-breaching Consenting Noteholders collectively constitute less than 50 percent or fewer of the Noteholders or hold less than 66 2/3 percent of the aggregate outstanding principal amount of the Senior Notes; (iv) a breach by one of more Consenting First Lien Lenders, such that non-breaching Consenting First Lien Lenders collectively constitute less than 50 percent or fewer of the First Lien Lenders or hold less than 66 2/3 percent of the aggregate outstanding principal amount of the First Lien Credit Facilities; (v) the Bankruptcy Court grants relief that is inconsistent in any material respect with any Definitive Restructuring Document that directly and adversely impacts the treatment of the Senior Notes Claims or the transactions contemplated by the Definitive Restructuring Documents; (vi) if any Debtors’ use of the DIP Facility is terminated and remains terminated for five Business Days; or (vii) if any milestone set forth in Section 7 of the Restructuring Support Agreement is not satisfied.

(b)	Conditions Precedent to Confirmation May Not Occur.

As more fully set forth in Article IX of the Plan, the occurrence of Confirmation and the Effective Date are each subject to a number of conditions precedent. If each condition precedent to Confirmation is not met or waived, the Plan will not be confirmed, and if each condition precedent to Consummation is not met or waived, the Effective Date will not take place and the Plan shall be null and void in all respects. In the event that the Plan is not confirmed or is not consummated, the Debtors may seek Confirmation of a new plan. Pursuit of a new plan may require consents or concessions from various parties in interest. The Debtors can provide no assurances that such consents or concessions would be obtained. If the Debtors do not secure sufficient working capital to continue their operations or if the new plan is not confirmed, however, the Debtors may be forced to liquidate their assets.

(c)	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(d)	The Debtors May Not Be Able to Satisfy Vote Requirements.

The Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Plan. Even if all Voting Classes vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. Pursuant to section 1126(c) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to Classes 4 and 5 if Holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class that votes on the Plan cast votes to accept the Plan. There is no guarantee that the Debtors will receive the necessary acceptances from Holders of Claims in the Voting Classes. If the Voting Classes vote to reject the Plan, the Debtors may elect to amend the Plan, commence Chapter 11 Cases notwithstanding rejection of the Plan in accordance with the Restructuring Support Agreement, file an alternative chapter 11 plan, convert to a chapter 7 plan, commence section 363 sales of the Debtors’ assets, pursue any other transaction that would maximize the value of the Debtors’ estates, or continue operating under the current status quo outside of chapter 11. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

(e)	The Debtors May Not Be Able to Secure Confirmation.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the bankruptcy court that: (i) the plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (ii) the plan is not likely to be followed by a liquidation or a need for further financial reorganization unless liquidation or reorganization is contemplated by the plan; and (iii) the value of distributions to non-accepting holders of claims within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

Even if the requisite acceptances are received or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, there can be no assurance that the Bankruptcy Court will confirm the Plan. A dissenting Holder of an Allowed Claim or Interest might challenge either the adequacy of this Disclosure Statement or whether the voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement and the voting results are appropriate, the Bankruptcy Court can decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation have not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes.

If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests, as applicable.

Subject to the limitations contained in the Plan, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Any modifications could result in a less favorable treatment of any Class than the treatment currently provided in the Plan, such as a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan.

(f)	Parties in Interest May Object to Provisions Contained in the Plan.

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. There can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

(g)	Releases, Injunction, and Exculpation Provisions May Not Be Approved.

Confirmation is also subject to the Bankruptcy Court’s approval of the settlement, release, injunction, and related provisions described in Article VIII of the Plan. Certain parties in interest may assert that the Debtors cannot demonstrate that they meet the standards for approval of releases, exculpations, and injunctions established by the United States Court of Appeals for the Third Circuit may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

(h)	The Debtors May Not Be Able to Pursue Nonconsensual Confirmation Over Certain Impaired Non-Accepting Classes.

Generally, a bankruptcy court may confirm a plan under the Bankruptcy Code’s “cramdown” provisions over the objection of an impaired non-accepting class of claims or interests if at least one impaired class of claims has accepted the plan (with acceptance being determined without including the vote of any “insider” in that accepting class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the rejecting impaired classes.

As to Classes 4 and 5, while the Debtors believe they have secured Plan support from the Holders of Claims well in excess of the requisite two-thirds in amount and more than one-half in number of the Allowed Classes 4 and 5 pursuant to the Restructuring Support Agreement, the amount required for an accepting Class of Claims pursuant to section 1126(c) of the Bankruptcy Code, there is no guarantee that those Holders will vote those Claims in favor of the Plan. There can be no assurances that the Debtors will confirm a chapter 11 plan and emerge as a reorganized company in that event, and it is unclear what distributions, if any, Holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests in that instance. In addition, the pursuit of an alternative restructuring proposal may result in, among other things, increased expenses relating to Professional Fee Claims.

Finally, to the extent that the Voting Classes vote to reject the Plan, the Debtors may not be able to seek to “cramdown” such Voting Classes under section 1129(b) of the Bankruptcy Code because there is no other impaired Class of Claims entitled to vote under the Plan.

(i)	The Amount or Classification of a Claim or Interest is Subject to the Debtors’ Right to Object and Other Potential Changes.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan. Any Holder of a Claim or Interest that is subject to an objection or dispute may not receive its expected share of the estimated distributions described in this Disclosure Statement. Further, there can be no assurance that the estimated amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to a Holder of a Claim to be reduced substantially. Therefore, the actual amount of Allowed Claims may vary materially from the estimates set forth in this Disclosure Statement.

(j)	The Debtors’ Historical Financial Information May Not Be Comparable to the Financial Information of the Reorganized Debtors.

As a result of Consummation and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements. Thus, it may be difficult to predict the future financial performance of the Reorganized Debtors.

(k)	The Effective Date May Not Occur.

There can be no assurance as to the timing of the Effective Date or as to whether the Effective Date will, in fact, occur. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

B.	Risks Related to Recoveries Under the Plan.

1.	The Debtors May Not Be Able to Achieve Their Projected Financial Results or Meet Their Post-Restructuring Debt Obligations.

Certain of the information contained herein is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, the

Reorganized Debtors’ future revenues, inflation, and other unanticipated market and economic conditions. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results.

The Financial Projections represent the best estimate of the Debtors’ management, financial advisor, and investment banker of the future financial performance of the Debtors or the Reorganized Debtors, as applicable, based on currently known facts and assumptions about future operations of the Debtors or the Reorganized Debtors, as applicable, as well as the U.S. and world economy in general and the relevant industries in which the Debtors operate. The Financial Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court including any natural disasters, terrorist attacks, or health epidemics may affect the actual financial results achieved. There is no guarantee that the Financial Projections will be realized, and actual financial results may differ significantly from the Financial Projections.

To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, or may not be able to meet their operational needs, all of which may negatively affect the value of the New Common Stock.

2.	Estimated Valuations of the Debtors and the New Common Stock and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values.

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Debtors’ Securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; (e) the assumption that capital and equity markets remain consistent with current conditions; and (f) the Debtors’ ability to maintain and develop critical client relationships. Accordingly, the estimated recoveries do not necessarily reflect, and should not be construed as reflecting, values that may be attained for the Debtors’ Securities in the public or private markets.

3.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors.

Holders of Allowed Claims and Interests should carefully review Section X of this Disclosure Statement, entitled “Certain United States Federal Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Debtors.

C.	Risks Related to the Offer and Issuance of Securities Under the Plan.

1.	The Consideration Under the Plan Does Not Reflect any Independent Valuation of Claims against or Interests in the Debtors.

The Debtors have not obtained or requested an opinion from any bank or other firm as to the fairness of the consideration under the Plan.

2.	A Decline in the Reorganized Debtors’ Credit Ratings Could Negatively Affect the Debtors’ Ability to Access the Capital Markets in the Future.

The Debtors’ or the Reorganized Debtors’ credit ratings could be lowered, suspended, or withdrawn entirely, at any time, by the rating agencies, if, in each rating agency’s judgment, circumstances warrant, including as a result of exposure to the credit risk and the business and financial condition of the Debtors or the Reorganized Debtors, as applicable. Downgrades in the Reorganized Debtors’ long-term debt ratings may increase the cost of any debt that they may incur in the future.

3.	Risks Related to the New Common Stock.

The following are some of the risks that apply to Holders of Claims against the Debtors or other parties who become Holders of the New Common Stock pursuant to the Plan. There are additional risk factors related to ownership of the New Common Stock that Holders of Claims against the Debtors should consider before deciding to vote to accept or reject the Plan.

(a)	The Terms of the New Common Stock Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court.

The terms of the New Common Stock are subject to change. Holders of Claims that are not the Consenting Stakeholders will not participate in these negotiations and the results of such negotiations may alter the terms of the New Common Stock in a material manner. As a result, the final terms of the New Common Stock may be less favorable to Holders of certain Claims.

(b)	The Terms of the New Shareholders Agreement Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court.

The terms of the New Shareholders Agreement are subject to change based on negotiations between the Debtors and the Consenting Stakeholders. Holders of Claims that are not the Consenting Stakeholders will not participate in these negotiations and the results of such negotiations may affect the rights of shareholders in Reorganized Quorum following the Effective Date.

(c)	Implied Valuation of New Common Stock Not Intended to Represent Trading Value of New Common Stock

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (a) prevailing interest rates; (b) conditions in the financial markets; (c) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of securities. The actual market price of the New Common Stock is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Stock to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock in the public or private markets.

(d)	Holders of the New Common Stock Will Experience Dilution of Their Ownership Interests.

Shares of New Common Stock received by Holders of Allowed Senior Notes Claims under the Plan on account of such Claims are subject to dilution by the issuance of New Common Stock pursuant to (i) the New Common Equity Raise, (ii) the Equity Investment Commitment Premium, and (iii) the MIP. With respect to dilution resulting from the issuance of shares of New Common Stock pursuant to the New Common Equity Raise and the Equity Investment Commitment Premium, the extent of such dilution is a function of (i) the ultimate amount of the Equity Commitment Aggregate Amount, as such amount may be fixed pursuant to and in accordance with the Equity Investment Commitment Agreement; and (ii) the resulting settlement Plan equity value.

The relationship between the ultimate amount of the Equity Commitment Aggregate Amount, settlement Plan equity value, and relative percentage ownership of Reorganized Quorum on the Effective Date is illustrated in the below table.

Equity Commitment Aggregate Amount	Settlement Plan Equity Value	Pro Forma Equity (%)
		New Money	Premium	Senior Notes	Total
$200mm	$320.8mm	83.1%	4.7%	12.2%	100.0%
$205mm	$325.8mm	83.9%	4.7%	11.4%	100.0%
$210mm	$330.8mm	84.6%	4.8%	10.6%	100.0%
$215mm	$335.8mm	85.6%	4.8%	9.8%	100.0%
$220mm	$340.8mm	86.1%	4.8%	9.1%	100.0%
$225mm	$345.8mm	86.8%	4.9%	8.4%	100.0%
$230mm	$350.8mm	87.4%	4.9%	7.7%	100.0%
$235mm	$355.8mm	88.0%	5.0%	7.0%	100.0%
$240mm	$360.8mm	88.7%	5.0%	6.3%	100.0%
$245mm	$365.8mm	89.3%	5.0%	5.7%	100.0%
$250mm	$370.8mm	89.9%	5.1%	5.0%	100.0%

(e)	The Interests of Holders of the New Common Stock Will Be Subordinated to Reorganized Quorum’s Indebtedness.

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock would rank below all debt claims against the Reorganized Debtors. As a result, Holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all applicable Holders of debt have been paid in full.

(f)	Reorganized Quorum Does Not Intend To Pay Dividends on the New Common Stock.

Reorganized Quorum may not pay any dividends on the New Common Stock. In such circumstances, the success of an investment in the Reorganized Debtors will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial implied valuation.

4.	The Debtors Do Not Intend to Offer to Register or to Exchange the New Common Stock in a Registered Exchange Offer.

The Debtors do not intend to register the New Common Stock under the Securities Act or to offer to exchange the New Common Stock in an exchange offer registered under the Securities Act. As a result, the New Common Stock may be transferred or re-sold only in transactions exempt from the securities registration requirements of federal and applicable state laws.

To the extent that any New Common Stock issued under the Plan in satisfaction of Claims is covered by section 1145 of the Bankruptcy Code, it may be resold by the Holders thereof without registration under the Securities Act unless the Holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such Securities; provided, however, shares of such Securities will not be freely tradable if, at the time of transfer, the Holder is either an “affiliate” of Reorganized Quorum as defined in Rule 144(a)(1) under the Securities Act or has been such an “affiliate” within 90 days of such transfer. Such affiliate Holders would only be permitted to sell such Securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act. Resales by Persons who receive New Common Stock pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. Such Persons would only be permitted to sell such Securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

In addition, the information which the Debtors are required to provide in order to issue the New Common Stock may be less than the Debtors would be required to provide if the New Common Stock were registered under the Securities Act.

The New Common Stock issued pursuant to the Equity Investment Commitment Agreement, the Equity Investment Commitment Premium, and the DIP Commitment Premium shall be issued in reliance upon the exemption from registration set forth in section 4(a)(2) of the Securities Act and Rule 506 thereunder, and shall be “restricted securities” as defined under Rule 144 under the Securities Act. These shares will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law. Unlike the Securities that will be issued pursuant to section 1145(a)(1) of the Bankruptcy Code, all shares of New Common Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available. All Persons who receive such shares will be required to agree that they will not offer, sell or otherwise transfer any such shares except in accordance with the exemption from registration provided by Rule 144 under the Securities Act, if and when available. A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and who has not been an affiliate of the issuer during the 90 days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer. An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted Securities after the one year holding period if at the time of the sale certain current public information regarding the issuer is available. The affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144.

5.	Reorganized Quorum will be a Private Company

Reorganized Quorum is not expected to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. As a result, holders of the New Common Stock may receive less information with respect to the Debtors’ business than they would have received if Reorganized Quorum was subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

The information which the Debtors are required to provide in order to issue the New Common Stock may be less than the Debtors would be required to provide if the New Common Stock were registered. Among other things, the Debtors may not be required to provide: (a) separate financial information for any subsidiary; (b) selected historical consolidated financial data of Quorum; (c) selected quarterly financial data of Quorum; (d) certain information about the Debtors’ disclosure controls and procedures and their internal controls over financial reporting; and (e) certain information regarding the Debtors’ executive compensation policies and practices and historical compensation information for their executive officers. This lack of information could impair your ability to evaluate your ownership and the marketability of the New Common Stock.

6.	There Is No Established Market for the New Common Stock.

The New Common Stock will be a new issuance of Securities, and there is no established trading market for those Securities. The Debtors are under no obligation, and do not intend to apply for the New Common Stock to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, the Debtors cannot assure you as to the liquidity of any trading market for the New Common Stock. Further, the New Common Stock will be subject to transfer restrictions, if any, in the New Shareholders Agreement. Accordingly, you may be required to bear the financial risk of your ownership of the New Common Stock indefinitely. If a trading market were to develop, you may experience difficulty in reselling the New Common Stock and may not be able to sell your New Common Stock at a particular time or at favorable prices. If a trading market were to develop, any such future trading prices of the New Common Stock may be volatile and will depend on many factors, including: (a) the Reorganized Debtors’ operating performance and financial condition; (b) the interest of securities dealers in making a market for them; and (c) the market for similar Securities. Accordingly, holders of the New Common Stock may bear certain risks associated with holding securities for an indefinite period of time.

7.	The Restructuring Support Agreement May Be Terminated.

As stated above, as set forth in Section 14 of the Restructuring Support Agreement, the Restructuring Support Agreement may be terminated upon the occurrence of certain events. Termination of the Restructuring Support Agreement will result in termination of the DIP Credit Agreement and the Equity Investment Commitment Agreement.

8.	The Equity Investment Commitment Agreement Could Be Terminated.

The Equity Investment Commitment Agreement contains certain provisions that give the parties the ability to terminate the Equity Investment Commitment Agreement if various conditions are not satisfied. Termination of the Equity Investment Commitment Agreement could result in termination of the Restructuring Support Agreement and prevent the Debtors from consummating the Plan.

9.	The Debtors May Not Be Able to Secure A Commitment for The Exit ABL Facility.

The Debtors do not have a commitment from either the ABL Lenders or a third party to provide the Exit ABL Facility. There is no guarantee that the Debtors will be able to secure such a commitment and, thus, the Debtors may seek to emerge from the Chapter 11 Cases without an Exit ABL Facility or with an Exit ABL Facility on unfavorable terms. Either situation would negatively affect the Reorganized Debtors’ ability to operate going forward.

D.	Risk Factors Related to the Business Operations of the Debtors and Reorganized Debtors.

The risks associated with the Debtors’ businesses and industry are more fully described in the Debtors’ SEC filings, including Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 12, 2019, as updated by the quarterly report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 10, 2019, the quarterly report on Form 10-Q for the quarter ended June 30, 2019 filed with the SEC on August 7, 2019, and the quarterly report on Form 10-Q for the quarter ended September 30, 2019 filed with the SEC on November 7, 2019. The risks associated with the Debtors’ businesses and industry described in the Debtors’ SEC filings include, but are not limited to, the following.

1.	The Debtors May Be Unable to Refine Their Portfolio to Include High-Quality, Profitable Hospitals and Outpatient Service Facilities.

The Debtors have been implementing a portfolio refinement strategy by divesting underperforming hospitals and outpatient service facilities. These divestitures and closures are intended to allow the Debtors to reduce corporate indebtedness and refine their hospital portfolio to a sustainable group of hospitals and outpatient service facilities with higher operating margins. However, there is no assurance that these contemplated divestitures or closures will be completed, will be completed within their contemplated timeframe, or will be completed on terms favorable to the Debtors or on terms sufficient to allow the Debtors to achieve their strategy. Additionally, the results of operations for these hospitals the Debtors plan to divest and the potential gains or losses on the sales of these businesses may adversely affect the Debtors’ profitability. Moreover, the Debtors may incur asset impairment charges related to divestitures or closures that reduce the Debtors’ profitability.

Planned divestiture and closure activities may present financial, managerial, and operational risks. Those risks include retention of key employees in advance of planned divestitures; diversion of management attention from improving existing operations; additional restructuring charges and the related impact from separating personnel, renegotiating contracts, and restructuring financial and other systems; adverse effects on existing business relationships with patients and third-party payors; and the potential that the collectability of patient accounts receivable retained from any divested hospital may be adversely impacted. Any of these factors could adversely affect the Debtors’ financial condition and results of operations.

2.

Reimbursement Rates Paid by Federal or State Healthcare Programs or Commercial Insurance and Other Managed Care Payors May be Reduced, The Debtors May be Unable to Maintain Favorable Contract Terms with Payors or Comply with The Debtors’ Payor Contract Obligations, or Insurance Coverage May Otherwise be Restricted, and, As A Result, The Debtors’ Net Operating Revenues May Decline.

The Debtors generate a significant portion of net patient revenues from the Medicare and Medicaid programs, including Medicare and Medicaid managed care plans. Healthcare expenditures continue to increase and state governments continue to face budgetary shortfalls. Driven by these financial factors and ongoing health reform efforts, federal and state governments have made, and continue to make, significant changes in the Medicare and Medicaid programs, including changes in payment methodologies, reductions in reimbursement payment levels and reductions to payments made to providers under state supplemental payment programs. Some of these changes have already decreased, and could further decrease in the future, the amount of payments the Debtors receive for their services.

In addition, governmental and commercial payors, as well as other third parties from whom the Debtors receive payment for the Debtors’ services, attempt to control healthcare costs by, for example, requiring hospitals to discount payments for their services in exchange for exclusive or preferred participation in their benefit plan networks, restricting coverage through utilization reviews, reducing coverage of inpatient services and shifting coverage of care to outpatient settings when possible, requiring prior authorizations for non-emergency services and implementing alternative payment models. The ability of commercial payors to control healthcare costs using these measures may be enhanced by the increasing consolidation of private health insurance companies and managed care companies and vertical integration of health insurers with healthcare providers. Cost-reduction strategies by large employer groups and their affiliates may also limit the Debtors’ ability to negotiate favorable terms in the Debtors’ contracts and otherwise intensify competitive pressure. Furthermore, the Debtors’ contracts with payors require the Debtors to comply with a number of terms related to the provision of services and billing for services. If the Debtors are unable to negotiate increased reimbursement rates, maintain existing reimbursement rates or other favorable contract terms, effectively respond to payor cost controls or comply with the terms of the Debtors’ payor contracts, the payments the Debtors receive for their services may be reduced or the Debtors may be involved in disputes with payors and experience payment denials, both prospectively and retroactively.

3.	Changes to Medicaid Supplemental Payment Programs May Adversely Affect The Debtors’ Revenues, Results of Operations and Cash Flows.

Medicaid state supplemental payments to providers are separate from and in addition to those made under a state’s standard Medicaid program. For example, federal law requires state Medicaid programs to make DSH payments to hospitals that serve significant numbers of Medicaid and uninsured patients. The Affordable Care Act and subsequent legislation provide for reductions in Medicaid DSH payments. Reductions in Medicaid DSH payments and the funding of similar programs could have an adverse effect on the Debtors’ revenues and results of operations.

Supplemental payment programs are being reviewed by certain state agencies, and some states have made or may make waiver requests to CMS to replace existing supplemental payment programs. These reviews and waiver requests may result in restructuring of such programs and could cause reductions in or elimination of the payments.

On November 12, 2019, CMS proposed the Medicaid Fiscal Accountability Rule (CMS-2393-P) (“MFAR”). If finalized, the MFAR has the potential to require profound changes to Medicaid supplemental payment programs and the financing methodologies. In general, the rule would limit states’ ability to use intergovernmental transfers (“IGTs”) to fund their Medicaid programs, and would require provider tax funding structures to be redesigned. Such changes would likely impact every state in which supplemental payment programs are funded through IGTs or provider tax methodologies. More specifically, the MFAR would require IGTs to be derived solely from state or local tax revenues. This would significantly limit the use of IGTs as a source of state financing, and would likely reduce and cap the amount of funds available to governmental entities for purposes of funding Medicaid supplemental payments. The MFAR would further prohibit mitigation structures currently used by many providers to reduce financial risks associated with provider tax programs by prohibiting “pooling” arrangements. States would further be prohibited from taxing Medicaid utilization at a higher rate, even when other regulatory requirements are met, which would require many states to change the structure of their provider tax programs.

The full impact of the MFAR is difficult to assess, but if finalized, it would likely have a significant impact on Medicaid supplemental payment programs in the states in which the Debtors operate. Due to the limitations on financing mechanisms, and other restrictions that would be imposed on such supplemental payments, the MFAR could result in decreases in the Debtors’ Medicaid revenues, which could have an adverse effect on their results of operations.

4.	The Debtors May Experience Delayed Payments of Medicare and Medicaid Reimbursements or Incur Additional Costs and May be Required to Repay Amounts Already Paid to The Debtors under These Programs.

The Debtors are subject to routine post-payment inquiries, investigations and audits of the claims they submit to Medicare and Medicaid for reimbursement for their healthcare services provided to covered patients. The number and parameters of claims subject to these post-payment reviews may increase as a result of federal and state governmental healthcare cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted as inpatients to hospitals for certain procedures. Furthermore, CMS contracts with Recovery Audit Contractors (“RACs”) to perform a post-payment targeted review process. The claims review strategies used by RACs generally include a review of high dollar claims, including inpatient hospital claims. As a result, a large majority of the total payment adjustments determined by RACs relate to hospital claims. In addition, CMS employs Medical Integrity Contractors (“MICs”) to perform post-payment audits of Medicaid claims to identify potential overpayments. State Medicaid agencies and other private third-party contractors have also increased their review activities. Third-party audits or investigations of Medicare or Medicaid claims could result in increases or decreases in the Debtors’ revenues to be recognized in periods subsequent to when the related healthcare services were performed, which could have an adverse effect on the Debtors’ results of operations.

5.	A Material Portion of The Debtors’ Revenues Are Concentrated in a Few States which Makes The Debtors Particularly Sensitive to Regulatory and Economic Changes in Those States.

The Debtors’ revenues are particularly sensitive to regulatory and economic changes in the states of Illinois and Utah, where the Debtors generate a significant portion of their patient revenues. The Debtors’ accounts receivable due from Illinois continue to be delayed due to state budgetary and funding pressures. Accordingly, any change in the current demographic, economic, competitive or regulatory conditions in this state could have an adverse effect on the Debtors’ business, results of operations, financial condition and cash flows. Changes to the state Medicaid and other governmental payor programs in Illinois or Utah, including reductions in reimbursement rates or delays in timing of reimbursement payments, could also have an adverse effect on the Debtors’ business, results of operations, financial condition and cash flows.

6.

The Debtors Are Unable to Predict the Ultimate Impact of Healthcare Reform Initiatives, Including Changes to The Affordable Care Act, and The Debtors’ Business May be Adversely Affected if The Affordable Care Act is Repealed Entirely or if Provisions Benefitting The Debtors’ Operations Are Significantly Modified.

In recent years, the U.S. Congress and certain state legislatures have introduced and passed a large number of proposals and legislation designed to make major changes in the healthcare system, including changes that increased access to health insurance. The most prominent of these efforts, the Affordable Care Act, affects how healthcare services are covered, delivered, and reimbursed. As currently structured, the Affordable Care Act, expands health insurance coverage through a combination of public program expansion and private sector health insurance reforms, reduces Medicare reimbursement to hospitals, and promotes value-based purchasing. There are currently several public and private initiatives that aim to transition payment models from passive volume-based reimbursement to models that are tied to the quality and value of services. The Debtors are limited in their ability to reduce the direct costs of providing care to patients. The Debtors are unable to predict the nature and success of future financial or delivery system reforms, whether such reforms are implemented by government or other industry participants, such as private payors and large employer groups, or the potential impact of such changes to the Debtors’ operations.

7.

If The Debtors Are Unable to Effectively Compete for Patients, Local Residents in The Markets Where The Debtors Operate Hospitals May Choose to Use Other Hospitals and Healthcare Providers for Medical Treatment.

The U.S. healthcare industry is highly competitive among hospitals and other healthcare providers for patients and physician affiliations. The Debtors’ hospitals generally face competition for patients from out-of-market hospitals, including hospitals in urban areas that may have more comprehensive specialty care service lines, more advanced medical equipment and technology, more extensive medical research capabilities and greater access to medical education programs. Patients who receive medical treatment from an out-of-market hospital may subsequently shift their preferences to that hospital for future healthcare services. The Debtors also face competition from other specialty care providers, including outpatient surgery, orthopedic, oncology and diagnostic centers that are not affiliated with the Debtors. The Debtors’ hospitals and many of the hospitals with which the Debtors compete engage in physician alignment strategies, which may include employing physicians, acquiring physician practice groups, participating in ACOs and, to the extent permitted by law, physician ownership of healthcare facilities. The Debtors also face competition from municipal and not-for-profit hospitals. If the Debtors are unable to compete effectively with other healthcare providers, local residents may seek healthcare services from providers other than the Debtors’ hospitals and affiliated outpatient service facilities.

8.	The Failure or Downsizing of Large Employers, or The Closure of Manufacturing or Other Major Facilities in The Debtors’ Markets, Could Have a Disproportionate Impact on The Debtors’ Hospitals.

The economies in the markets in which most of the Debtors’ hospitals operate are often dependent on a small number of large employers, especially manufacturing or other major facilities. These employers often provide income and health insurance for a disproportionately large number of community residents who may depend on the Debtors’ hospitals and outpatient service facilities for their medical care. The failure of one or more large employers, or the closure or substantial reduction in the number of individuals employed at manufacturing or other facilities located in or near the markets in which the Debtors operate hospitals, could cause affected residents to move elsewhere for employment or lose insurance coverage that was otherwise available to them. The occurrence of these events may cause a reduction in the Debtors’ revenues and adversely impact their results of operations

9.	The Debtors Are Subject to a Variety of Operational, Legal and Financial Risks Associated with Outsourcing Functions to Third Parties.

The Debtors have outsourced to third-party service providers certain services including, among others, services related to revenue cycle management, information technology, payroll processing and other human resources functions These vendors may fail to satisfy their obligations to the Debtors as a result of their performance, changes in their operations or financial condition, or other matters outside of the Debtors’ control. The Debtors may also face legal, financial or reputational harm for the actions or omissions of such providers, and the Debtors may not have effective recourse against the providers. Effective management, development and implementation of the Debtors’ outsourcing strategies are important to the Debtors’ business strategy. Delays or difficulties in enhancing business processes could result in substantial costs, diversion of management’s attention from other strategic activities, harm to the Debtors’ employee morale or other operational or financial problems for the Debtors. Terminating or transitioning arrangements with key vendors could result in additional costs and a risk of operational problems, delays in collections from payors, potential errors and possible control issues during the termination and transition processes, any of which could adversely affect the Debtors’ business, results of operations, financial condition and cash flows

10.	The Failure to Obtain Medical Supplies and Drugs at Favorable Prices Could Cause The Debtors’ Operating Results to be Adversely Affected.

The Debtors are party to a participation agreement with a group purchasing organization (“GPO”). GPOs attempt to obtain favorable pricing on medical supplies and drugs with manufacturers and vendors, sometimes by negotiating exclusive supply arrangements in exchange for discounts. To the extent these exclusive supply arrangements are challenged or deemed unenforceable, the Debtors could incur higher costs than anticipated for their medical supplies obtained through the GPO. Also, there can be no assurance that the Debtors’ arrangement with the GPO will provide the expected discounts on a long-term basis. Furthermore, costs of medical supplies and drugs may continue to increase due to market pressure from pharmaceutical companies and new product and drug releases. Higher costs could cause Debtors’ operating results to be adversely affected.

11.

A Pandemic, Epidemic or Outbreak of An Infectious Disease in The Markets in Which The Debtors Operate Hospitals, or Which Otherwise Impacts The Debtors’ Healthcare Facilities, Could Adversely Impact The Debtors’ Business.

If a pandemic, epidemic, outbreak of an infectious disease, or other public health crisis were to affect any or all of the markets in which the Debtors operate hospitals, the Debtors’ business and results of operations could be adversely affected. Such a crisis could diminish the public’s trust in healthcare facilities, especially hospitals that fail to accurately or timely diagnose or that are treating or have treated patients affected by contagious diseases. If any of the Debtors’ healthcare facilities were involved in treating patients for such a contagious disease, other patients might cancel elective procedures or fail to seek needed care from the Debtors’ healthcare facilities. Further, a pandemic might adversely impact the Debtors’ business by causing a temporary shutdown or diversion of patients, by disrupting or delaying production and delivery of materials and products in the supply chain or by causing staffing shortages in the Debtors’ healthcare facilities. Moreover, the Debtors cannot predict the costs associated with the potential treatment of an infectious disease outbreak by their hospitals or preparation for such treatment. In the event that a pandemic disrupts the production or supply of pharmaceuticals and medical supplies, for example, the Debtors’ business could be adversely affected. Although the Debtors have disaster plans in place and operate pursuant to infectious disease protocols, the potential impact of a pandemic, epidemic or outbreak of an infectious disease, with respect to the Debtors’ markets or the Debtors’ healthcare facilities is difficult to predict and could adversely impact the Debtors’ business. In addition, if such events lead to a significant or prolonged impact on capital or credit markets or economic growth, then the Debtors’ business, financial condition and results of operations could be adversely affected.

The Debtors’ business may be affected in the near term by the 2019 novel coronavirus (COVID-19). Specifically, government entities may require the Debtors to cancel or postpone patients’ elective surgeries to maintain availability to treat COVID-19 patients, regardless of whether the Debtors’ hospitals are being used for COVID-19 patients. The spread of the illness may increase the number of staff that the Debtors require, either because of rising demand for treatment or the infection of a significant number of employees, which could lead to substantially increased expenditures for temporary employees. The need to isolate COVID-19 patients to limit the spread of the virus may also strain the Debtors’ operations, as additional preventative measures are implemented for the safety of other patients and employees.

12.	The Debtors’ Inability to Recruit and Retain Quality Physicians Could Adversely Impact The Debtors’ Performance.

Although the Debtors employ some physicians, physicians are often not employees of the healthcare facilities at which they practice. The success of the Debtors’ healthcare facilities depends in part on the number and quality of the physicians on the medical staffs of the Debtors’ hospitals and other healthcare facilities, the Debtors’ ability to employ or contract with quality physicians, the admitting and utilization practices of employed and non-employee physicians, maintaining good relations with physicians and controlling costs related to the employment of physicians. In many of the markets the Debtors serve, many physicians have admitting privileges at other healthcare facilities in addition to the Debtors’ healthcare facilities. Such physicians may terminate their affiliation or employment with the Debtors’ healthcare facilities at any time. If the Debtors are unable to provide adequate supporting medical staff or technologically advanced medical equipment and facilities that meet the needs or expectations of those physicians and their patients, they may be discouraged from referring patients to the Debtors’ facilities, admissions may decrease and the Debtors’ operating performance may decline.

13.	If The Debtors’ Adoption and Utilization of Electronic Health Record Systems Fails to Satisfy CMS Standards, the Debtors’ Results of Operations Could be Adversely Affected.

Under the HITECH Act, MACRA and other laws, HHS has established Medicare and Medicaid incentive programs to encourage hospitals and healthcare professionals to adopt EHR technology. Eligible hospitals can receive Medicaid incentive payments for their adoption and meaningful use of certified EHR technology; Medicare incentive payments are no longer available because under MACRA the Medicare EHR incentive program was transitioned to become one of the four components of the Merit-Based Incentive Payment System (MIPS) under the Quality Payment Program (QPP). Under the QPP, eligible healthcare professionals are also subject to positive or negative payment adjustments based, in part, on their use of EHR technology. If the Debtors’ hospitals and healthcare professionals are unable to properly adopt, maintain, and utilize certified EHR technology, the Debtors will not be eligible to receive incentive payments under the Medicaid EHR incentive program (also known as the “Promoting Interoperability Program”), and the Debtors could be subject to negative payment adjustments under the QPP that may have an adverse effect on the Debtors’ results of operations.

14.	Controls Designed by Third-Party Payors to Reduce Utilization of Inpatient Services May Reduce The Debtors’ Revenues.

Over the last several years, third-party payors, including both governmental and non-governmental payors, have instituted policies and procedures to substantially reduce or limit coverage of inpatient healthcare services. Payors have implemented controls and procedures designed to monitor and reduce patient admissions and lengths of stay, commonly referred to as “utilization review,” which have impacted and are expected to continue to impact inpatient admission volumes at the Debtors’ hospitals. Federal laws contain numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards and are medically necessary and that claims for reimbursement are properly filed. Inpatient utilization, average lengths of stay and hospital occupancy rates continue to be negatively affected by payor-required pre-admission authorization requirements, payor-required post-admission utilization reviews and payor pressure to maximize outpatient and alternative delivery options for healthcare services for less acutely ill patients. Significant limits on the scope of services reimbursed and on reimbursement rates by governmental and non-governmental third-party payors could have an adverse effect on the Debtors’ revenues and results of operations.

15.

If The Debtors Fail to Comply with The Extensive Laws and Governmental Regulations That Apply to the U.S. Healthcare Industry, Including Anti-Fraud and Abuse Laws, the Debtors Could Suffer Penalties or be Required to Make Significant Changes to Their Operations.

The U.S. healthcare industry is governed by extensive laws and regulations at the federal, state and local government levels. These laws and regulations include standards that address, among other issues, the following:

•	the adequacy of medical care, equipment, personnel, and operating policies and procedures;

•	billing and coding for services;

•	proper handling of overpayments;

•	classification of levels of care provided;

•	preparing and filing of cost reports;

•	relationships with referral sources and referral recipients;

•	corporate practice of medicine and fee-splitting;

•	maintenance of adequate records;

•	compliance with building codes;

•	environmental protection;

•	privacy and security; and

•	debt collection and communications with patients and consumers.

Examples of these laws include, but are not limited to, HIPAA, the Stark Law, the Anti-Kickback Statute, the False Claims Act, EMTALA and similar state laws. These laws are applicable to financial arrangements Debtors have with physicians and other health care providers who refer patients to the Debtors’ hospitals, employed physicians and other health care services. The laws are quite complex and subject to varying interpretations.

In the future, evolving interpretations or enforcement of the laws and regulations applicable to the U.S. healthcare industry could subject the Debtors’ current practices to allegations of impropriety or illegality or could require the Debtors to make changes to their healthcare facilities, equipment, personnel, healthcare service offerings, capital expenditure programs and operating expenses.

16.	The Debtors May be Adversely Affected by Consolidation Among Health Insurers and Other Industry Participants.

In recent years, a number of private health insurers have merged or increased efforts to consolidate with other non-governmental payors. Insurers are also increasingly pursuing alignment initiatives with healthcare providers, such as the acquisition of Aetna by CVS. Consolidation within the health insurance industry may result in insurers having increased negotiating leverage and competitive advantages, such as greater access to performance and pricing data. In addition, the trend within the U.S. healthcare industry toward value-based purchasing programs could be accelerated if the large private health insurance companies, including those engaging in consolidation activity, find these programs to be financially beneficial. Other industry participants, such as large employer groups and their affiliates, may intensify competitive pressure and affect the industry in ways that are difficult to predict. The Debtors cannot predict whether they will be able to negotiate favorable terms and otherwise respond effectively to the impact of increased consolidation within the payor industry or vertical integration efforts.

17.

The Debtors May from Time to Time Become The Subject of Legal, Regulatory and Governmental Proceedings That, If Resolved Unfavorably, Could Have An Adverse Effect on The Debtors, and The Debtors May be Subject to Other Loss Contingencies, Both Known and Unknown.

The Debtors may from time to time become a party to various legal, regulatory and governmental proceedings and other related matters. Those proceedings include, among other things, governmental investigations. In addition, the Debtors may become subject to other loss contingencies, both known and unknown, which may relate to past, present and future facts, events, circumstances and occurrences. Addressing any investigations, lawsuits or other claims may distract management and divert resources, even if the Debtors ultimately prevail. Should an unfavorable outcome occur in some or all of any such current or future legal, regulatory or governmental proceedings or other such loss contingencies, or if successful claims and other actions are brought against the Debtors in the future, there could be an adverse impact on the Debtors’ results of operations, financial position and cash flows.

Governmental investigations, as well as qui tam lawsuits, may lead to significant fines, penalties, settlements or other sanctions, including exclusion from federal and state healthcare programs. Settlements of lawsuits involving Medicare and Medicaid issues routinely require both monetary payments and corporate integrity agreements, each of which could have an adverse effect on the Debtors’ business, results of operations, financial position and cash flows.

18.	The Debtors Could be Subject to Substantial Uninsured Liabilities or Increased Insurance Costs As A Result of Significant Legal Actions.

Physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice and other liability claims or legal theories. Many of these actions involve large claims and significant costs for legal defense. To protect the Debtors from the vulnerability to the potentially significant costs arising from these claims, the Debtors maintain claims-made professional and general liability insurance coverage in excess of those amounts for which they are self-insured. The Debtors’ insurance coverage, however, may not continue to be available in the future at a reasonable cost for the Debtors to maintain adequate levels of insurance. Additionally, the Debtors’ insurance coverage does not cover all claims against the Debtors, such as fines, penalties, or other damage and legal expense payments resulting from qui tam lawsuits. The Debtors cannot predict the outcome of current or future legal actions against them or the effect that judgments or settlements in such matters may have on them or on their insurance costs. Additionally, all professional and general liability insurance the Debtors purchase is subject to policy limitations. If the aggregate limit of any of the Debtors’ professional and general liability policies is exhausted, in whole or in part, it could deplete or reduce the limits available to pay any other material claims applicable to that policy period. Furthermore, one or more of the Debtors’ insurance carriers could become insolvent and unable to fulfill its or their obligations to defend, pay or reimburse the Debtors when those obligations become due. In that case, or if payments of claims exceed the Debtors’ estimates or are not covered by the Debtors’ insurance, it could have an adverse effect on their business, financial condition or results of operations.

19.	The Debtors’ Operations Could be Impaired by a Failure of Their Information Systems.

The operation of the Debtors’ information systems is essential to a number of critical areas of their operations, including (i) accounting and financial reporting; (ii) billing and collecting accounts; (iii) coding and compliance; (iv) medical records and document storage; and (v) clinical systems.

In general, information systems may be vulnerable to damage from a variety of sources, including telecommunications or network failures, human acts and natural disasters. In addition, the Debtors’ business is at risk from and may be impacted by information security incidents, including ransomware, malware, and other electronic security events. Such incidents can range from individual attempts to gain unauthorized access to information technology systems to more sophisticated security threats. These events can also result from internal compromises, such as human error or malicious acts. These events can occur on the Debtors’ systems or on the systems of their partners and subcontractors.

The Debtors believe that their subcontractors and vendors take precautionary measures to prevent problems that could affect the Debtors’ business operations as a result of failure or disruption to information systems. However, there is no guarantee such efforts will be successful in preventing a disruption, and it is possible that the Debtors may be impacted by information system failures. The occurrence of any information system failures could result in interruptions, delays, loss or corruption of data and cessations or interruptions in the availability of these systems. All of these events or circumstances, among others, could have an adverse effect on the Debtors’ business, results of operations, financial position and cash flows, and they could harm the Debtors’ business reputation.

20.

A Cyber-Attack or Security Breach Could Result in The Compromise of The Debtors’ Facilities, Confidential Patient Data, Confidential Corporate Information, or Critical Systems and Give Rise to Potential Harm to Patients, Remediation and Other Expenses, Expose The Debtors to Liability under HIPAA, Consumer Protection Laws, Common Law or Other Legal Theories, Subject The Debtors to Litigation and Federal and State Governmental Inquiries, Damage The Debtors’ Reputation, and Otherwise be Disruptive to The Debtors’ Business.

The Debtors rely extensively on their computer systems and those of third-party vendors to collect, store and manage clinical and financial data on their networks and devices, to communicate with patients, payors, vendors and other third parties, and to summarize and analyze operating results. The Debtors’ networks and devices store sensitive information, including intellectual property, proprietary business information and personally identifiable information of patients, partners and employees. The Debtors’ ability to recover from a ransomware, phishing, social engineering, hacking or other cyber-attack is dependent on the continued development and enhancement of controls, process and practices designed to protect the Debtors’ information systems and data from attack, damage or unauthorized access, including successful backup systems and other recovery procedures.

Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against the Debtors’ and third-party vendor’s information systems and devices create risks of cybersecurity incidents. These risks include ransomware, malware, and other electronic security events and the resulting damage. Such incidents can range from individual attempts to gain unauthorized access to the Debtors’ information technology systems to more sophisticated security threats. They can also result from internal compromises, such as human error or malicious acts. Breaches of personal information can result from deliberate attacks or unintentional events. There can be no assurance that the Debtors, or their third-party vendors, will not be subject to cyber-attacks or security breaches in the future. Such attacks or breaches could impact the integrity, availability or privacy of protected patient medical data or other information subject to privacy laws, or they could disrupt the Debtors’ information technology systems, medical devices or business, including the Debtors’ ability to provide various healthcare services. Additionally, growing cyber-security threats related to the use of ransomware, phishing and other malicious software threaten the access to, availability of, and utilization of critical information technology and data. As cyber-threats continue to evolve, the Debtors may be required to expend significant additional resources to continue to modify or enhance the Debtors’ protective measures or to investigate and remediate any information security vulnerabilities or incidents.

In addition, the healthcare industry is currently experiencing increased attention on compliance with regulations designed to safeguard protected health information and mitigate cyber-attacks on entities. There continues to be an increased level of attention focused on cyber-attacks on healthcare providers because of the vast amount of personally identifiable information these organizations possess. Most healthcare providers, including all who accept Medicare and Medicaid, must comply with the Health Insurance Portability and Accountability Act, or HIPAA, regulations regarding the privacy and security of protected health information. States also maintain laws focused in this area. The HIPAA regulations impose extensive administrative requirements with regard to how protected health information may be used and disclosed. Further, the regulations and similar state laws include extensive and complex provisions which require the Debtors to establish reasonable and appropriate administrative, technical and physical safeguards to ensure the confidentiality, integrity and availability of protected health information maintained in electronic format. The Debtors must safeguard protected health information against reasonably anticipated threats or hazards to the information.

Violations of these various privacy and security laws can result in significant civil monetary penalties, as well as the potential for criminal penalties. In addition to state data breach notification requirements, HIPAA authorizes state attorneys general to bring civil actions on behalf of affected state residents against entities that violate HIPAA’s privacy and security regulations. These penalties could be in addition to other penalties assessed by a state for a breach which would be considered reportable under the state’s data breach notification laws. Further, there are significant costs associated with a breach, including investigation costs, remediation and mitigation costs, notification costs, attorney fees, and the potential for reputational harm and lost revenues due to a loss in confidence in the provider. The Debtors cannot predict the costs to comply with these laws or the costs associated with a potential breach of protected health information, which could have a material adverse effect on the Debtors’ business, results of operations, financial position and cash flows, and business reputation.

If the Debtors are subject to cyber-attacks or security breaches in the future, this could also result in harm to patients; business interruptions and delays; the loss, misappropriation, corruption or unauthorized access of data; litigation and potential liability under privacy, security and consumer protection laws or other applicable laws; reputational damage and federal and state governmental inquiries, any of which could have an adverse effect on the Debtors’ business, results of operations, financial position and cash flows.

21.	The Debtors Will Transition Their Information Technology Services.

The Debtors currently utilize MEDHOST INC.’s (“Medhost”) software through their Computer and Data Processing Transitions Services Agreement (the “IT TSA”) with CHS. The Debtors plan to transition from the IT TSA, utilize Medhost’s Electronic Health Record management platform, and operate a version of the software hosted by Medhost. The Debtors expect to complete the implementation of Medhost’s software by the end of 2021. If the transition does not occur smoothly, the Debtors may face operational difficulties and high costs, which could materially impact their financial performance.

E.	Miscellaneous Risks and Disclaimers.

1.	The Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed.

In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained in this Disclosure Statement (or any information in any of the exhibits to the Disclosure Statement) is without inaccuracies.

2.	No Legal or Tax Advice Is Provided By This Disclosure Statement.

This Disclosure Statement is not legal advice to any Person or Entity. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each reader should consult its own legal counsel and accountant with regard to any legal, tax, and other matters concerning its Claim. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation.

3.	No Admissions Made.

The information and statements contained in this Disclosure Statement will neither(a) constitute an admission of any fact or liability by any Entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Interests, or any other parties in interest.

4.	Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement and the exhibits to the Disclosure Statement, they have not independently verified the information contained in this Disclosure Statement or the information in the exhibits to the Disclosure Statement.

6.	No Representations Outside This Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure voting Holders’ acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by voting Holders in arriving at their decision. Voting Holders should promptly report unauthorized representations or inducements to counsel to the Debtors and the Office of the United States Trustee for the District of Delaware.

IX. Important Securities Laws Disclosures

A.	Plan Consideration.

In accordance with the Plan and the Restructuring Support Agreement, the Debtors and/or Reorganized Debtors, as applicable, will distribute Cash, the Exit Facility, and the New Common Stock to Holders of Class 4 and 5 Claims. The Plan also provides for the New Common Stock to be issued to the Equity Commitment Parties in consideration for their Equity Commitments as provided for in the Restructuring Support Agreement and the Equity Investment Commitment Agreement and the DIP Commitment Parties in consideration for the DIP Commitment. The Debtors believe that the Exit Facility and the New Common Stock may constitute “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and all applicable state Blue Sky Laws.

B.	Exemption from Registration Requirements; Issuance and Resale of New Common Stock; Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code.

1.	Exemption from Registration Requirements; Issuance and Resale of New Common Stock.

Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any applicable state Blue Sky Laws) shall not apply to the offer or sale of stock, options, warrants, or other Securities by a debtor if: (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the Securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the Securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. In reliance upon these exemptions, the offer, issuance and distribution of the New Common Stock in respect of Claims as contemplated by the Plan will not be registered under the Securities Act or any applicable state Blue Sky Laws.

The Debtors believe that the issuance of the New Common Stock in respect of Claims as contemplated by the Plan is covered by section 1145 of the Bankruptcy Code. Accordingly, the Debtors believe that such New Common Stock may be resold without registration under the Securities Act or other federal securities laws, unless the Holder is an “underwriter” (as discussed in Section IX.B.2 below) with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code, or an affiliate of the Reorganized Debtors (or has been such an “affiliate” within 90 days of such transfer). The Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption. In addition, such New Common Stock generally may be able to be resold without registration under applicable state Blue Sky Laws by a Holder that is not an underwriter or an affiliate of the Reorganized Debtors pursuant to various exemptions provided by the respective Blue Sky Laws of those states. However, the availability of such exemptions cannot be known unless individual state Blue Sky Laws are examined.

Recipients of the New Common Stock to be issued in respect of Claims as contemplated by the Plan are advised to consult with their own legal advisors as to the availability and applicability of section 1145 of the Bankruptcy Code to such New Common Stock and any other potential exemption from registration under the Securities Act or applicable state Blue Sky Laws in any given instance and as to any applicable requirements or conditions to such availability.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. For the avoidance of doubt, all of the New Common Stock shall be subject to the terms of the New Shareholders Agreement.

The Debtors do not have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other Person for soliciting votes to accept or reject the Plan. The Debtors have received assurances that no Person will provide any information to Senior Noteholders relating to the solicitation of votes on the Plan other than to refer such Holders to the information contained in this Disclosure Statement. In addition, no broker, dealer, salesperson, agent, or any other Person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Plan. Thus, no Person will receive any commission or other remuneration, directly or indirectly, for soliciting votes to accept or reject the Plan or in connection with the offer of any Securities that may be the deemed to occur in connection with voting on the Plan.

In addition to the foregoing, all transfers of New Common Stock will be subject to the transfer provisions and other applicable provisions set forth in the New Shareholders Agreement.

2.	Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code; Implications for Resale of New Common Stock.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions of an entity that is not an issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any Security received or to be received in exchange for such claim or interest; (b) offers to sell Securities offered or sold under a plan for the holders of such Securities; (c) offers to buy Securities offered or sold under a plan from the holders of such Securities, if such offer to buy is (i) with a view to distribution of such Securities and(ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of Securities under the plan; or (d) is an issuer of the Securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer,” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of Securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code may suggest that a creditor who owns ten percent or more of a class of voting Securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling person”) with respect to the New Common Stock to be issued in respect of Claims as contemplated by the Plan would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Common Stock to be issued in respect of Claims as contemplated by the Plan and, in turn, whether any Person may freely resell such New Common Stock. The Debtors recommend that potential recipients of such New Common Stock consult their own counsel concerning their ability to freely trade such Securities without registration under the federal and applicable state Blue Sky Laws.

Under certain circumstances, New Common Stock to be issued in respect of Claims as contemplated by the Plan who are deemed to be “underwriters” may be entitled to resell their New Common Stock, as applicable, pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of Securities received by such Person after a specified holding period if current information regarding the issuer is publicly available and certain other conditions are met, and, if such seller is an affiliate of the issuer, if volume limitations and manner of sale requirements are met.

C.	Private Placement Exemptions.

Section 4(a)(2) of the Securities Act provides that the issuance of Securities by an issuer in transactions not involving any public offering are exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under section 4(a)(2) of the Securities Act.

The Debtors believe that all shares of New Common Stock issued pursuant to the Equity Investment Commitment Agreement, the New Common Equity Raise and the Equity Investment Commitment Premium will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. These shares will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, as described below.

Unlike the Securities that will be issued pursuant to section 1145(a)(1) of the Bankruptcy Code, all shares of New Common Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available.

All Persons who receive such shares will be required to agree that they will not offer, sell or otherwise transfer any such shares except in accordance with the exemption from registration provided by Rule 144 under the Securities Act, if and when available.

Rule 144 provides an exemption for the public resale of “restricted securities” if certain conditions are met. These conditions vary depending on whether the holder of the restricted Securities is an affiliate of the issuer. An affiliate is defined as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and who has not been an affiliate of the issuer during the 90 days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted Securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. The affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted Securities (plus any unrestricted Securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding Securities of the same class being sold, or, if the class is listed on a stock exchange, the greater of 1% of the average weekly reported volume of trading in such restricted Securities during the four weeks preceding the filing of a notice of proposed sale on Form 144. Second, the manner of sale requirement provides that the restricted Securities must be sold in a broker’s transaction, which generally means they must be sold through a broker and handled as a routine trading transaction. The broker must receive no more than the usual commission and cannot solicit orders for the sale of the restricted Securities except in certain situations. Third, if the sale exceeds 5,000 restricted Securities or has an aggregate sale price greater than $50,000, an affiliate must file with the SEC three copies of a notice of proposed sale on Form 144. The sale must occur within three months of filing the notice unless an amended notice is filed.

The Debtors believe that the Rule 144 exemption will not be available with respect to any such shares (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, Holders of such shares will be required to hold such shares for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to the an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

It is currently contemplated that Reorganized Quorum will not be subject to the reporting requirements of Section 13 or 15(b) of the Exchange Act; however, there may be a period after emergence from chapter 11 during which Reorganized Quorum is subject to the reporting requirements of Section 13 or 15(b). During any such period, the holding periods described above may decrease from one-year to six months

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Legend. To the extent certificated or issued by way of direct registration on the records of the issuer’s transfer agent, certificates evidencing the New Common Stock issued in connection with the Equity Investment Commitment Agreement, the New Common Equity Raise, or the Equity Investment Commitment Premium held by Holders of 10% or more of the outstanding New Common Stock will bear a legend substantially in the form below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.

The Debtors and Reorganized Debtors, as applicable, reserve the right to reasonably require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. The Debtors and Reorganized Debtors, as applicable, also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All Persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

In any case, recipients of Securities issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT- SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

Notwithstanding anything contained herein to the contrary, each recipient of the New Common Stock issued pursuant to the Plan will be deemed to be a party to the New Shareholders Agreement, and such New Common Stock will be subject to the New Organizational Documents. Without limiting the forgoing, on the Effective Date, Holders of the New Common Stock will become parties to the New Shareholders Agreement and the New Quorum Constituent Documents, which shall govern (among other things) the relative rights of Holders of the New Common Stock.

X. Certain United States Federal Tax Consequences of the Plan

A.	Introduction.

The following discussion summarizes certain United States (“U.S.”) federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and certain Holders (which, solely for purposes of this discussion, means the beneficial owners for U.S. federal income tax purposes) of certain Claims entitled to vote on the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules, and pronouncements of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date hereof (collectively, “Applicable Tax Law”). Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. The Debtors have not requested, and do not intend to request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address foreign, state, local, gift, or estate tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims or Interests in light of their individual circumstances or to a Holder that may be subject to special tax rules (such as Persons who are related to the Debtors within the meaning of the Tax Code, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, pass-through entities, beneficial owners of pass-through entities, trusts, governmental authorities or agencies, dealers and traders in securities, subchapter S corporations, Persons who hold Claims or who will hold consideration received under the Plan as part of a straddle, hedge, conversion transaction, or other integrated investment, Persons using a mark-to-market method of accounting, and Holders of Claims who are themselves in bankruptcy). Furthermore, this summary assumes that a Holder of a Claim or Interest holds only Claims or Interests in a single Class and holds Claims or Interests only as “capital assets” (within the meaning of section 1221 of the Tax Code). This summary does not address special considerations that may apply to Persons who are both Holders of Claims and Interests Holders. This summary also assumes that the various debt and other arrangements to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form, and that the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the Tax Code. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than any other Holder of a Claim of the same Class or Classes, and the tax consequences for such Holders may differ materially from that described below. This summary does not address the U.S. federal income tax consequences to Holders (a) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan, or (b) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim that is: (a) an individual citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust (i) if a court within the U.S. is able to exercise primary jurisdiction over the trust’s administration and one or more “United States persons” (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust, or (ii)

that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of section 7701(a)(30) of the Tax Code). For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims should consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTERESTS. ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors.

The Debtors currently expect that the Restructuring Transactions will be consummated as a recapitalization of the existing Debtors under their current corporate structure (a “Recapitalization Transaction”). Under the Recapitalization Transaction, Quorum will stay in place and issue equity interests to Holders of Class 5 Claims in satisfaction of such Claims. The Debtors would not currently expect to recognize any gain or loss as a result of consummating a Recapitalization Transaction (although the Debtors may engage in certain Restructuring Transactions that do result in the recognition of gain or loss), but will be subject to the rules discussed below with respect to cancellation of indebtedness income (“COD Income”) and the application of section 382 of the Tax Code.

1.	Cancellation of Debt and Reduction of Tax Attributes.

In connection with the Restructuring Transactions, the Debtors expect to realize COD Income. In general, absent an exception, a debtor will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness issued by the taxpayer, and (iii) the fair market value of any other new consideration (including stock of the debtor) given in satisfaction of such satisfied indebtedness at the time of the exchange. Unless an exception or exclusion applies, COD Income constitutes taxable income like any other item of taxable income.

Under section 108 of the Tax Code, a debtor is not, however, required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the Tax Code. In general, tax attributes will be reduced in the following order: (a) net operating losses (“NOLs”) and NOL carryforwards; (b) most tax credits; (c) capital loss carryforwards; (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (e) passive activity loss and credit carryforwards; and (f) foreign tax credit carryforwards. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. Any excess COD Income over the amount of available tax attributes will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that is excluding COD Income is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded COD Income exceeds its tax attributes, the excess COD Income is applied to reduce certain remaining consolidated tax attributes of the affiliated group.

The exact amount of any COD Income that will be realized by the Debtors, and the resulting reduction in the Debtors’ tax attributes, will not be determinable until, at the earliest, the consummation of the Plan.

2.	Limitation of NOL Carryforwards and Other Tax Attributes.

After giving effect to the reduction in tax attributes pursuant to excluded COD Income described above, the Reorganized Debtors’ ability to use any remaining tax attributes post-emergence will be subject to certain limitations under sections 382 and 383 of the Code.

Under sections 382 and 383 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of any remaining NOL carryforwards, 163(j) carryforwards, tax credit carryforwards, net unrealized built-in losses, and possibly certain other attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “Pre- Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000, or (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

The rules of section 382 of the Tax Code are complicated, but as a general matter, the Debtors anticipate that the issuance of New Common Stock pursuant to the Plan will result in an “ownership change” of the Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Tax Code applies.

(a)	General Section 382 Annual Limitation.

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject (the “382 Limitation”) is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate.” The 382 Limitation may be increased to the extent that the Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65.12 Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

Notwithstanding the rules described above, if subsequent to an ownership change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

(b)	Special Bankruptcy Exceptions.

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their Claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis, but, instead, NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Debtors undergo another “ownership change” within two years after the Effective Date, then the Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

[12]

Regulations have been proposed that would significantly change the application of the rules relating to built-in gains and losses. However, proposed regulations have also been released that would “grandfather” companies that undergo an “ownership change” pursuant to an order entered in a bankruptcy case that is commenced within 30 days of the publication of the finalized new rules in this area. Accordingly, the Debtors do not expect the proposed regulations to apply to them or to the Reorganized Debtors.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under it the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for ownership changes.

If an ownership change is triggered on the Effective Date, the Debtors may not be eligible for the 382(l)(5) Exception. Alternatively, the Debtors may decide to affirmatively elect out of the 382(l)(5) Exception so that the 382(l)(6) Exception instead applies. Regardless of whether the Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

3.	Transfer of QHC Litigation Trust Assets to QHC Litigation Trust.

Pursuant to the Plan, on the Effective Date, the Debtors will transfer their interests in the QHC Litigation Trust Assets to the QHC Litigation Trust, on behalf of the Holders of Allowed Class 5 Claims. As structured, the QHC Litigation Trust is intended to be a “liquidating trust” for U.S. federal income tax purposes, and the transfer of QHC Litigation Trust Assets by the Debtors to the QHC Litigation Trust is intended to be treated as a distribution of an undivided interest in such assets to the Holders of Allowed Class 5 Claims in partial satisfaction of their Claims. See “Tax Treatment of QHC Litigation Trust and Holders of QHC Litigation Trust Interests,” below. Accordingly, the transfer of the Debtors’ interests in the QHC Litigation Trust Assets may result in the recognition of gain or income by the Debtors, depending in part on the value of such assets on the Effective Date and the Debtors’ tax basis in such assets.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Class 4 and Class 5 Claims.

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. Holders of Claims are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

1.	Tax Consequences of the Consummation of the Plan.

(a)	Consequences to Holders of Allowed Class 4 Claims.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of their Claims, each U.S. Holder of an Allowed Class 4 Claim will receive its pro rata share of: (a) the First Lien Loan Claims Paydown Amount; and (b) the Exit Facility.

The U.S. Holder of the Allowed Class 4 Claim will be treated as receiving its distribution in a taxable exchange under section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, the U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the sum of (1) Cash and (2) the fair market value (or issue price, in the case of debt instruments) of non-Cash consideration received, and (b) the U.S. Holder’s adjusted tax basis in its First Lien Loan Claim. The character of such gain or loss will be determined by a number of factors, including, among other things, the tax status of the U.S. Holder, the rules regarding market discount and accrued but unpaid interest, and whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain or loss if the U.S. Holder held its Claim for more than one year as of the Effective Date. Such U.S. Holder’s tax basis in the consideration received should equal the fair market value of such property as of the Effective Date, and such U.S. Holder’s holding period in such consideration should begin on the day after the Effective Date.

(b)	Consequences to Holders of Allowed Class 5 Claims.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of their Claims, each U.S. Holder of an Allowed Class 5 Claim will receive its pro rata share of: (i) 100% of the total New Common Stock, subject to dilution by shares of New Common Stock issued pursuant to (A) the New Common Equity Raise, (B) the Equity Investment Commitment Premium, and (C) the MIP; and (ii) the QHC Litigation Trust Interests.

The receipt of New Common Stock by the U.S. Holder and the QHC Litigation Trust Interests of the Allowed Class 5 Claim in exchange for such Senior Note Claim will be treated as a “recapitalization” for U.S. federal income tax purposes. As such, a U.S. Holder of an Allowed Class 5 Claim generally will not recognize loss on the exchange, but will recognize gain to the extent of the lesser of (i) the fair market value of the QHC Litigation Trust Interests received in the exchange (to the extent such value is attributable to QHC Litigation Trust Assets transferred by the Debtors), and (ii) the U.S. Holder’s “realized gain” on the exchange, i.e., the excess (if any) of (x) the sum of the fair market values of the New Common Stock and QHC Litigation Trust Interests received by such U.S. Holder (to the extent such value is attributable to QHC Litigation Trust Assets transferred by the Debtors) (other than any consideration received in respect of accrued but unpaid interest), over (y) the U.S. Holder’s adjusted tax basis in the Allowed Class 5 Claim exchanged (other than any tax basis attributable to accrued but unpaid interest). In addition, the aggregate tax basis in the New Common Stock received should generally equal such U.S. Holder’s aggregate adjusted tax basis in the Senior Notes Claims exchanged therefor, increased by any interest income or gain recognized in the exchange, and decreased by any deductions claimed in respect of any previously accrued but unpaid interest and the fair market value of the QHC Litigation Trust Interests (to the extent such value is attributable to QHC Litigation Trust Assets transferred by the Debtors). A U.S. Holder’s holding period in the New Common Stock will include its holding period in the Senior Notes Claims exchanged therefor, except to the extent of any New Common Stock received in respect of accrued but untaxed interest.

As discussed below (see “Tax Treatment of QHC Litigation Trust and Holders of QHC Litigation Trust Interests,” below), the QHC Litigation Trust has been structured to qualify as a “grantor trust” for U.S. federal income tax purposes. Accordingly, each Holder of an Allowed Class 5 Claim receiving a QHC Litigation Trust Interest is intended to be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, an undivided interest in the QHC Litigation Trust Assets (consistent with its economic rights in the trust). A U.S. Holder of Allowed Class 5 Claims will have an aggregate tax basis in its undivided interest in the QHC Litigation Trust Assets (to the extent attributable to such assets transferred by the Debtors) equal to the fair market value of such assets on the Effective Date. A U.S. Holder’s holding period in any such QHC Litigation Trust Assets generally will begin the day following the Effective Date.

(c)	Accrued Interest.

A portion of the consideration received by U.S. Holders of Claims may be attributable to accrued but unpaid interest on such Claims. Such amount should be taxable to that U.S. Holder as ordinary interest income if such accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Conversely, U.S. Holders of Claims may be able to recognize a deductible loss to the extent that any accrued interest on the Claims was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the consideration received by a U.S. Holder pursuant to the Plan is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan. U.S. Holders of Claims should consult their respective tax advisors regarding the proper allocation of the consideration received by them under the Plan between principal and accrued but unpaid interest in such event.

(d)	Market Discount.

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of a Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). U.S. Holders should consult their own tax advisors concerning the application of the market discount rules to their Claims.

(e)	Medicare Tax.

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8 percent tax on, among other things, gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of any consideration to be received under the Plan.

(f)	Limitation of Use of Capital Losses.

Holders who recognize capital losses as a result of the distributions under the Plan will be subject to limits on their use of capital losses. For non-corporate U.S. Holders, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. Non-corporate U.S. Holders may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, losses from the sale or exchange of capital assets may only be used to offset capital gains. U.S. Holders who have more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years. Corporate U.S. Holders may only carry over unused capital losses for the five years following the capital loss year, but are allowed to carry back unused capital losses to the three years preceding the capital loss year.

2.	Tax Consequences of Owning and Disposing of Consideration Received Under the Plan

(a)	Payments of Qualified Stated Interest.

Payments or accruals of “qualified stated interest” (as defined below) on the Exit ABL Facility and Exit Facility will be includible in the U.S. Holder’s gross income as ordinary interest income and taxable at the time that such payments are accrued or are received in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” generally means stated interest that is unconditionally payable in Cash or property (other than debt instruments of the issuer) at least annually during the entire term of the ABL Exit Facility and Exit Facility, as applicable, at a single fixed rate of interest, or, subject to certain conditions, based on one or more interest indices.

(b)	Original Issue Discount.

Where U.S. Holders receiving debt instruments are also receiving other property in exchange for their Claims (i.e., Cash), the “investment unit” rules may apply to the determination of the “issue price” for any debt instrument received in exchange for Claims. Here, Holders of Class 3 Claims may receive a debt instrument in exchange for their Claims, and Holders of Class 4 Claims will receive Cash in addition to a debt instrument in exchange for their Claims. In such case, the issue price of the the Exit Facility will depend, in part, on the issue price of the “investment unit” (i.e., the Exit ABL Facility, Exit Facility, and Cash), and the respective fair market values of the elements of consideration that compose the investment unit. The issue price of an investment unit is generally determined in the same manner as the issue price of a debt instrument. As a result, the issue price of the investment unit will depend on whether the investment unit is considered, for U.S. federal income tax purposes and applying rules similar to those applied to debt instruments, to be traded on an established market. In general, consideration can be treated as being traded on an established market for these purposes even if no trades actually occur and there are merely firm or indicative quotes available with respect to the items discussed below. Additionally, when determining fair market value under these rules, actual trades and firm quotes will generally be dispositive, while it may be possible to refute the application of mere “indicative” quotes if such indicative quotes “materially misrepresent the fair market value of the property” being valued.

If none of the components of the investment unit nor the surrendered Claims are publicly traded on an established market, then the issue price of the Exit ABL Facility and Exit Facility would generally be determined under section 1273(b)(4) or 1274 of the IRC, as applicable. If none of the components of the investment unit are publicly traded on an established market, but the Claims are so traded, then the issue price of the investment unit will be determined by the fair market value of the Claims.

If the investment unit received in exchange for the Claims was considered to be traded on an established market, the issue price of the investment unit would be the fair market value of the investment unit. However, under applicable Treasury Regulations, a debt instrument, including the Exit ABL Facility and Exit Facility, will not be treated as publicly traded if the outstanding stated principal amount of the issue that includes the debt instrument is $100 million or less on the relevant determination date. Accordingly, at least a portion of the investment unit received in exchange for the Claims will not be treated as publicly traded. The law is somewhat unclear on whether an investment unit is treated as publicly traded if some, but not all, elements of such investment unit are publicly traded. If the Exit ABL Facility and Exit Facility are not publicly traded on an established market and the surrendered Claims are publicly traded on an established market, the issue price of the investment unit may either be determined by reference to (a) the fair market value of the investment unit or (b) by reference to the fair market value of the surrendered Claims.

If an issue price is determined for the investment unit received in exchange for surrendered Claims under the above rules, then the issue price of an investment unit is allocated among the elements of consideration making up the investment unit based on their relative fair market values, with such allocation determining the issue price of the Exit ABL Facility and Exit Facility.

An issuer’s allocation of the issue price of an investment unit is binding on all U.S. Holders of the investment unit unless a U.S. Holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

A debt instrument, such as the Exit ABL Facility and Exit Facility, is treated as issued with original income discount (“OID”) for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest payable at a fixed rate is “qualified stated interest” if it is unconditionally payable in cash at least annually. The terms of the Exit ABL Facility have not yet been determined; to the extent not all the interest on the Exit ABL Facility is unconditionally payable in cash at least annually, the Exit ABL Facility may be considered to be issued with OID. Moreover, the Exit ABL Facility could be treated as issued with OID to the extent the allocation rules described above result in the Exit ABL Facility having an issue price that is less than their stated redemption price at maturity.

For purposes of determining whether there is OID, the de minimis amount is generally equal to 1⁄4 of 1 percent of the principal amount of the Exit ABL Facility or Exit Facility, as applicable, multiplied by the number of complete years to maturity from their original issue date, or if the Exit ABL Facility or Exit Facility provide for payments other than payments of qualified stated interest before maturity, multiplied by the weighted average maturity (as determined under applicable Treasury Regulations). If the Exit ABL Facility or Exit Facility are issued with OID, a U.S. Holder generally (i) will be required to include the OID in gross income as ordinary interest income as it accrues on a constant yield to maturity basis over the term of the applicable facility, in advance of the receipt of the cash attributable to such OID and regardless of the Holder’s method of accounting for U.S. federal income tax purposes, but (ii) will not be required to recognize additional income upon the receipt of any Cash payment on the Exit ABL Facility or Exit Facility, as applicable, that is attributable to previously accrued OID that has been included in its income. If the amount of OID on the new facilities is de minimis, rather than being characterized as interest, any payment attributable to the de minimis OID will be treated as gain from the sale of the Exit ABL Facility or Exit Facility, as applicable, and a pro rata amount of such de minimis OID must be included in income as principal payments are received on the Exit ABL Facility or Exit Facility, as applicable.

(c)	Acceleration of Income Recognition for Certain U.S. Holders.

Accrual method U.S. Holders that prepare an “applicable financial statement” (as defined in section 451 of the IRC) generally will be required to include certain items of income such as OID no later than the time such amounts are reflected on such a financial statement. This could result in an acceleration of income recognition for income items differing from the above description, although recently proposed regulations provide that OID and market discount on the Exit ABL Facility or Exit Facility would not be subject to acceleration under these rules.

(d)	Sale, Taxable Exchange, or Other Taxable Disposition.

Upon the disposition of the Exit ABL Facility or Exit Facility by sale, exchange, retirement, redemption or other taxable disposition, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder’s adjusted tax basis in the Exit ABL Facility or Exit Facility, as applicable. A U.S. Holder’s adjusted tax basis in their interest in the Exit ABL Facility or Exit Facility, as applicable, will depend on whether, as described above, the Exit ABL Facility or Exit Facility are considered a “security” for tax purposes and whether the U.S. Holder receives the Exit ABL Facility or Exit Facility as part of a transaction that is treated as a recapitalization for U.S. federal income tax purposes. A U.S. Holder’s adjusted tax basis will generally be increased by any accrued OID previously included in such U.S. Holder’s gross income. A U.S. Holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such Exit ABL Facility or Exit Facility for longer than one year. Non-corporate taxpayers are generally subject to a reduced federal income tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

(e)	Distributions on New Common Stock.

Any distributions made on account of the New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized Quorum as determined under U.S. federal income tax principles. To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares (determined on a share-by-share basis). Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain. Subject to applicable limitations, distributions treated as dividends paid to U.S. Holders that are corporations generally will be eligible for a dividends-received deduction.

(f)	Sale, Redemption, or Repurchase of New Common Stock.

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Common Stock. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder held the New Common Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described above.

3.	Tax Treatment of QHC Litigation Trust and Holders of QHC Litigation Trust Interests.

(a)	Classification as a Liquidating Trust.

The QHC Litigation Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity but rather is treated for U.S. federal income tax purposes as a “grantor trust” (i.e., a pass-through entity). The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The QHC Litigation Trust will be structured with the intention of complying with such general criteria. In conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the trustee(s) of the QHC Litigation Trust and the Holders of Allowed Class 5 Claims that receive QHC Litigation Trust Interests) are required pursuant to the Plan to treat the transfer by the Debtors of QHC Litigation Trust Assets to the QHC Litigation Trust, as (1) a transfer of the assets (subject to any obligations relating to those assets) directly to the Holders of Allowed Class 5 Claims that receive QHC Litigation Trust Interests, followed by (2) the transfer of the assets by such holders to the QHC Litigation Trust in exchange for QHC Litigation Trust Interests. Accordingly , except in the event of contrary definitive guidance, holders of QHC Litigation Trust Interests will be treated, and required to report, for U.S. federal income tax purposes as the grantors and direct owners of an undivided interest in their respective share of the underlying assets of the QHC Litigation Trust.

Although the following discussion assumes that the QHC Litigation Trust will be respected as a liquidating trust for U.S. federal income tax purposes, no ruling is currently contemplated from the IRS concerning the tax status of the QHC Litigation Trust as a grantor trust. If the IRS were to successfully challenge such classification, the U.S. federal income tax consequences to the trust and to U.S. Holders of Allowed Class 5 Claims receiving QHC Litigation Trust Interests could vary from those discussed herein. U.S. Holders of Allowed Class 5 Claims should consult their tax advisors regarding the receipt and ownership of a QHC Litigation Trust Interest.

(b)	General Tax Reporting of a Liquidating Trust and Holders of Liquidating Trust Interests.

All parties will be required to treat the QHC Litigation Trust as a grantor trust for all applicable U.S. federal income tax purposes of which Holders of Allowed Class 5 Claims who receive QHC Litigation Trust Interests are the owners and grantors. The trustee(s) of the QHC Litigation Trust will file tax returns treating the QHC Litigation Trust as a grantor trust pursuant to section 1.671-4 of the Treasury Regulations. The trustee(s) also will annually provide to each holder a separate statement regarding the receipts and expenditures of the QHC Litigation Trust as relevant for U.S. federal income tax purposes.

Accordingly, each holder of a QHC Litigation Trust Interest will be treated for U.S. federal income tax purposes as the direct owner of an undivided interest in the underlying assets of the QHC Litigation Trust, consistent with its economic interests therein. All taxable income and loss of the QHC Litigation Trust will be allocated among, and treated as directly earned and incurred by, the holders of the QHC Litigation Trust Interests with respect to such holder’s interest in the assets of the QHC Litigation Trust (and not as income or loss with respect to its prior Claims). The character of any income and the character and ability to use any loss would depend on the particular situation of the holder.

All parties will be required to report of U.S. federal income tax purposes consistent with the assets transferred by the Debtors to the QHC Litigation Trust as determined in good faith by the trustee(s). The valuation will made be made available, from time to time, as relevant for tax reporting purposes.

The U.S. federal income tax obligations of a holder of QHC Litigation Trust Interests will not be dependent on the QHC Litigation Trust distributing any cash or other proceeds. Thus, a holder may incur a U.S. federal income tax liability with respect to its allocable share of QHC Litigation Trust income even if the QHC Litigation Trust does not make a concurrent distribution to the holder. In general, a distribution cash by the QHC Litigation Trust will not be separately taxable to a holder of QHC Litigation Trust Interests since the holder will already be regarded for U.S. federal income tax purposes as owning the underlying assets (and will have been taxed at the time the cash was earned or received by the QHC Litigation Trust).

The trustee(s) of the QHC Litigation Trust will comply with all applicable governmental withholding requirements. Thus, in the case of any holder of QHC Litigation Trusts that is not a U.S. person, the trustee(s) may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate). (See “Certain United States Federal Income Tax Consequences to Non-U.S. Holders of Certain Allowed Claims” below.).

D.	Certain United States Federal Income Tax Consequences to Non-U.S. Holders of Certain Allowed Claims

1.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Allowed Claims

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan to such Non-U.S. Holder and the ownership and disposition of the Exit ABL Facility, Exit Facility, New Common Stock, and QHC Litigation Trust Interests, as applicable.

(a)	Gain Recognition

Any gain realized by a Non-U.S. Holder on the exchange of its claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder (except that the Medicare tax would generally not apply). In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

(b)	Accrued but Unpaid Interest

Payments made to a Non-U.S. Holder under the Plan that are attributable to accrued but unpaid interest generally will not be subject to U.S. federal income or withholding tax, provided that (i) such Non-U.S. Holder is not a bank, (ii) such Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of the stock of the Debtors and (iii) the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but unpaid interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to accrued but unpaid interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued but unpaid interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

2.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Common Stock.

(a)	Dividends on New Common Stock.

Any distributions made with respect to New Common Stock (other than certain distributions of stock of Reorganized Quorum) will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized Quorum’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (and thereafter first as a return of capital which reduces basis and then, generally, capital gain). Except as described below, dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30 percent (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

(b)	Sale, Redemption, or Repurchase of New Common Stock.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Common Stock unless:

i.

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

ii.

such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

iii.	Reorganized Quorum is or has been during a specified testing period a “United States real property holding corporation” for U.S. federal income tax purposes.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Common Stock. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty). The Debtors have substantial U.S. real estate assets and it is not known whether or not Quorum is, or whether Reorganized Quorum will become in the future, a “United States real property holding corporation.”

3.	QHC Litigation Trust Interests.

As discussed above (see “Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Class 4 and Class 5 Claims – Tax Treatment of QHC Litigation Trust and Holders of QHC Litigation Trust Interests” above), the QHC Litigation Trust has been structured with the intent to qualify as a “grantor trust” for U.S. federal income tax purposes. Accordingly, each Holder of an Allowed Class 5 Claim receiving QHC Litigation Trust Interests will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, its respective share of any QHC Litigation Trust Assets transferred by the Debtors to the QHC Litigation Trust (consistent with its economic interests therein), and will thereafter be taxable accordingly for U.S. federal income tax purposes.

Thus, a Non-U.S. Holder of a QHC Litigation Trust Interest may be subject to up to 30% withholding on the income or proceeds allocable to such persons, depending on, among other things, the particular type of income and whether the type of income is subject to a lower treaty rate.

4.	FATCA

Under legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account Holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income, and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules were previously scheduled to take effect on January 1, 2019, that would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of FATCA withholding rules on such Non-U.S. Holder.

BOTH U.S. HOLDERS AND NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE POSSIBLE IMPACT OF THESE RULES ON SUCH HOLDERS’ EXCHANGE OF ANY CLAIMS PURSUANT TO THE PLAN AND ON ITS OWNERSHIP OF THE EXIT ABL FACILITY, EXIT FACILITY, NEW COMMON STOCK, OR QHC LITIGATION TRUST INTERESTS.

E.	Information Reporting and Backup Withholding

The Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends. The Debtors will comply with all applicable reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 and, in the case of Non-U.S. Holder, such Non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption). The current backup withholding rate is 24 percent. Backup withholding is not an additional tax but is, instead, an advance payment that may entitle the Holder to a refund from the IRS to the extent it results in an overpayment of tax, provided that the required information is provided to the IRS.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM UNDER THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, NON-US, OR OTHER TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XI. Recommendation

In the opinion of the Debtors and the Consenting Stakeholders, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to Holders of Allowed Claims and Interests than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims than proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims entitled to vote to accept or reject the Plan support Confirmation and vote to accept the Plan.

Quorum Health Corporation, on behalf of itself and each of the other Debtors

By:	/s/ Alfred Lumsdaine
Name:	Alfred Lumsdaine
Title:	Executive Vice President and Chief Financial Officer

Prepared By:

Felicia Gerber Perlman (pro hac vice admission pending)	David R. Hurst (I.D. No. 3743)
Bradley Thomas Giordano (pro hac vice admission pending)	MCDERMOTT WILL & EMERY LLP
Megan Preusker (pro hac vice admission pending)	The Nemours Building
MCDERMOTT WILL & EMERY LLP	1007 North Orange Street, 4th Floor
444 West Lake Street	Wilmington, Delaware 19801
Chicago, Illinois 60606-0029	Telephone: (302) 485-3900
Telephone: (312) 372-2000	Facsimile: (302) 351-8711
Facsimile: (312) 984-7700	Email: dhurst@mwe.com
Email: fperlman@mwe.com bgiordano@mwe.com mpreusker@mwe.com

Proposed Counsel to the Debtors and Debtors-in-possession

Dated: April 6, 2020

Exhibit A

Plan of Reorganization

Exhibit B

Corporate Structure of the Debtors

Exhibit C

Restructuring Support Agreement

Exhibit D

Financial Projections

Key Assumptions of Financial Projections1

The financial projections (the “Financial Projections”) were prepared by management with the assistance of the Debtors’ advisors and MTS Health Partners, L.P., the Debtors’ investment banker, and are based upon a number of assumptions made by management with respect to the future performance of the Debtors’ operations. Although management prepared the Financial Projections in good faith and believes the assumptions to be reasonable, there can be no assurance that such assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Debtors’ financial results and must be considered. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in the Disclosure Statement and the assumptions described herein, including all relevant qualifications and footnotes.

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of the Plan and for the purposes of determining whether the Plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

The Financial Projections were not prepared with a view toward compliance with published guidelines of the United States Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. An independent auditor has not examined, compiled, or performed any procedures with respect to the prospective financial information contained in this Exhibit and, accordingly, it does not express an opinion or any other form of assurance on such information or its achievability. The Debtors’ independent auditor assumes no responsibility for, and denies any association with, the prospective financial information.

Principal Assumptions for the Financial Projections

MTS relied on the Debtors’ representation and warranty that the Financial Projections provided by the Debtors to MTS (a) were prepared in good faith, (b) are based on fully disclosed assumptions which, in light of the circumstances under which they were made, are reasonable, (c) reflect the Debtors’ best currently available estimates, and (d) reflect the good faith judgments of the Debtors. MTS does not offer an opinion as to the attainability of the Financial Projections. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. The Reorganized Debtors’ actual future results may differ materially from the Financial Projections and as a result, the actual total enterprise value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein.

[1]	Capitalized terms used, but not defined herein, shall having the meaning ascribed to them in the Disclosure Statement.

In deciding whether to vote to accept or reject the Plan, Holders of Claims entitled to vote to accept or reject the Plan must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections.

Under Accounting Standards Codification “ASC” 852, “Reorganizations,” the Debtors note that the Financial Projections reflect the operational emergence from chapter 11 but not the impact of fresh start accounting that will likely be required upon the occurrence of the Effective Date. Fresh start accounting requires all assets, liabilities, and equity instruments to be valued at “fair value.” The Financial Projections account for the reorganization and related transactions pursuant to the Plan. While the Debtors expect that they will be required to implement fresh start accounting upon emergence, they have not yet completed the work required to quantify the effect upon the Financial Projections, which effect could be material.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

The Financial Projections contain statements which constitute “forward-looking statements” within the meaning of the Securities Act and the Securities Exchange Act. Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and management with respect to the timing of, completion of, and scope of the current restructuring, Plan, Debtors’ business plan, and market conditions, and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based.

While the Debtors believe that the expectations are based upon reasonable assumptions within the bounds of their knowledge of their business and operations, parties-in-interest are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Select Risk Factors Related to the Financial Projections

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the Debtors’ management team’s control. Many factors could cause actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. A description of the risk factors associated with the Plan, the Disclosure Statement, and the Financial Projections is included in Section VIII of the Disclosure Statement.

Methodology

The Company’s current business plan, which is presented on a consolidated basis, incorporates assumptions related to certain economic and business conditions for the projected period from 2H 2020 – 2024. These assumptions are based upon historic trends, management observations about existing trends, certain strategic growth initiatives that management expects to effectuate and estimated organic growth in demand in the Company’s markets. These assumptions also incorporate management’s expectations of the impact of COVID-19 to the business, including a rebound in volumes to Q4 2020 to offset declines in Q2 and Q3 2020. Management’s assumptions do not incorporate the impact of any potential government funding or supplemental payments.

The Financial Projections herein reflect the projected operating performance of the reorganized Company. The Financial Projections were developed on a bottoms-up basis through 2024. The Financial Projections incorporate multiple sources of information, including general business and market conditions as well as industry and competitive trends.

The Financial Projections consist of the following unaudited projected pro forma financial statements for each year in the Projection Period: (a) projected consolidated statements of operations, (b) projected consolidated balance sheets, and (c) projected consolidated statements of cash flows.

Projected Consolidated Non-GAAP Income Statement Assumptions

Total Net Revenue: Total net revenue is comprised of revenue from two segments:(a) hospitals and (b) QHR. The net revenues presented on the following pages were derived on a bottoms-up basis at the individual market level using historical trends and known/anticipated changes in key drivers, including inpatient and outpatient volume, inpatient and outpatient reimbursement / payment, payor mix, and the impact from R1 initiatives, which include, but are not limited to, cost savings and improvement in net patient revenues through enhanced operational effectiveness and efficiencies driven by end-to-end revenue cycle management services. Revenues are shown net of bad debt, which is projected based on management expectations relative to total net revenue.

Total Operating Expenses: Operating expenses consist of expenses related to operating each of the business units. These costs primarily consist of personnel salary, wages, and benefits, supplies, rent, and other operating expenses. Other operating expenses consist of purchased services, taxes and insurance, medical specialist fees, transition services agreements, repairs and maintenance, utilities, and other. Corporate overhead expenses relate to corporate office functions, including, but not limited to tax, treasury, audit, risk management, legal and human resources. As the Reorganized Debtors will not be a public company upon emergence, costs associated with being a public company are not reflected in Total Operating Expenses.

One-time Adjustments: Reflect one-time charges including legal, professional, and settlement costs, loss / gain on hospitals, and duplicative costs associated with the exit of the Transition Services Agreements (or “TSAs”) with CHS.

Depreciation and Amortization: Depreciation is recognized using the straight-line method over the estimated useful life of an asset. The Company depreciates land improvements over three to 20 years, buildings and improvements over five to 40 years, and equipment and fixtures over three to 18 years. The Company also leases certain facilities and equipment under capital lease obligations. These assets are amortized on a straight-line basis over the lesser of the lease term or the remaining useful life of the asset. Property and equipment assets that are held for sale are not depreciated.

Interest Expense: Interest expense is modeled on the latest term sheet dated April 6, 2020 and assumes full equitization of the Senior Notes, a First Lien Term Loan of $732 million at L+825bps interest rate, an Exit ABL Facility of $59 million at L+250bps interest rate, and capital leases balance of $22.7 million at 8.0% interest rate.

Taxes: The Financial Projections incorporate the Tax Cuts and Jobs Act of 2017, with a 21.0% federal tax rate and adjustment to interest expense as a tax shield (maximum interest subject to tax shield limited to 30% of EBITDA until 2021 and 30% of EBIT from 2022 onwards). Based on preliminary guidance from an independent tax advisor, they include an assumption that post-transaction net operating loss carryforwards (“NOLs”) generated through July 1, 2020 are available to offset any taxable income. The Financial Projections incorporate $191mm of NOLs, of which $95mm were generated before 2018. The model does not incorporate states taxes given the company’s current state NOL balance of $820mm.

Non-Controlling Interest: The financial statements include all assets, liabilities, revenues and expenses of less than 100% owned entities that the Company controls. Accordingly, the Financial Projections reflect noncontrolling interests in the earnings and equity of such entities. Certain of the Company’s consolidated subsidiaries have noncontrolling physician ownership interests with redemption features that require the Company to deliver cash upon the occurrence of certain events outside the Company’s control, such as the retirement, death, or disability of a physician-owner. The Company records the carrying amount of redeemable noncontrolling interests at the greater of: (a) the initial carrying amount increased or decreased for the noncontrolling interests’ share of cumulative net income (loss), net of cumulative amounts distributed, if any, or (b) the redemption value. As of December 31, 2019, the Company had redeemable noncontrolling interests of $2.3 million and non-redeemable noncontrolling interests of $15.2 million that are included in the Company’s balance sheet.

Projected Consolidated Non-GAAP Balance Sheet Assumptions

Cash: Cash includes cash on hand and cash with banks. Cash equivalents are short-term, highly liquid investments with a maturity of three months or less from the date acquired that are subject to an insignificant risk of change in value.

Accounts Receivable: Accounts receivable are recorded at net estimated payment value and do not bear interest. The Company evaluates the need for an allowance of doubtful accounts on certain self-pay accounts receivable and certain other accounts receivable that have aged over a certain amount of time. This allowance of doubtful accounts is based on historical write-off experience and the assessment of the financial ability of its customers to pay their obligations.

The Financial Projections reflect the expected impact to the accounts receivable balance from the transition of its revenue cycle management functions to R1 RCM.

Due to / from 3rd Party Payors: Reflects outstanding payments due to and from third-party payors including Medicare, Medicaid, and other payors such as commercial insurance providers, health maintenance organizations and preferred provider organizations.

Inventories: Reflects materials, such as supplies and pharmaceuticals, required for the Company’s operations.

Prepaid & Other Current Assets: Other current assets consist of the current portion of the receivables from CHS related to professional and general liability and workers’ compensation liability insurance reserves that were indemnified by CHS in connection with the Spin-off, non-patient accounts receivable primarily related to QHR and other miscellaneous current assets.

Net PPE: Purchases of property and equipment are recorded at cost. Property and equipment acquired in a business combination are recorded at estimated fair value. Routine maintenance and repairs are expensed as incurred. Expenditures that increase capacities or extend useful lives are capitalized. The Company capitalizes interest related to financing of major capital additions with the respective asset.

Other Long-Term Assets: Other long-term assets reflect receivables for professional and general liability insurance reserves indemnified by CHS, assets of the deferred compensation plan, receivables for workers’ compensation liability insurance reserves indemnified by CHS, notes receivable, and other miscellaneous long-term assets.

Other Current Liabilities: Other current liabilities consist of the current portion of professional and general liability insurance reserves, including the portion indemnified by CHS in connection with the Spin-off, as well as property tax accruals, legal accruals, physician guarantees and other miscellaneous current liabilities.

Long Term Debt: Reflects the balance of the ABL Facility, the First Lien Term Loan Facility, and capital leases.

Other Long Term Liabilities: Other long-term liabilities reflect professional and general liability insurance reserves, workers’ compensation liability insurance reserves, benefit plan liabilities, software license liabilities, and other miscellaneous long-term liabilities.

Projected Consolidated Non-GAAP Cash Flow Assumptions

Net Cash from Operations: Cash used for changes in assets and liabilities from operations. Driven primarily by changes in accounts receivable, inventories, and accounts payable.

Net Cash from Investing: Net cash flow used in investing activities is comprised of purchases and sales of property, plant, and equipment. This also includes capital expenditures associated with the exit of the Computer and Data Processing TSA with CHS (the “IT TSA”).

Net Cash from Financing: Net cash provided by financing activities is comprised of net draws on ABL facility, financing activities for long-term debt, and payments to non-controlling interest.

Consolidated Income Statement (Non-GAAP)	Projected
($ in millions)	LTM
	12/31/2020	2H ‘20(1)	2021	2022	2023	2024
Hospital Net Revenue	$1,451.3	$802.0	$1,574.6	$1,608.3	$1,644.6	$1,674.9
QHR Net Revenue	59.5	30.3	60.1	60.7	61.3	61.9

Total Net Revenue	$1,510.8	$832.3	$1,634.7	$1,668.9	$1,705.8	$1,736.8
Hospital Operating Expenses	($1,308.4)	($690.5)	($1,376.4)	($1,397.5)	($1,421.1)	($1,447.7)
QHR Operating Expenses	(41.5)	(20.4)	(41.9)	(42.3)	(42.7)	(43.1)
Corporate Overhead	(47.0)	(21.3)	(39.3)	(40.2)	(41.1)	(41.9)

Total Operating Expenses	($1,396.9)	($732.3)	($1,457.6)	($1,480.0)	($1,504.9)	($1,532.7)

Adj. EBITDA	$113.9	$100.0	$177.1	$188.9	$201.0	$204.0
One-time Adjustments		($6.7)	($7.0)	$—	$—	$—
Depreciation and Amortization		(35.2)	(73.9)	(75.3)	(76.7)	(78.0)

Operating Profit		$58.0	$96.2	$113.7	$124.2	$126.1
Interest Expense		($36.3)	($67.4)	($56.5)	($51.9)	($46.7)
Taxes		—	—	(2.4)	(6.6)	(18.0)

Net Income from Continuing Operations		$21.8	$28.8	$54.8	$65.7	$61.3
Non-Controlling Interest		(1.3)	(2.5)	(2.5)	(2.6)	(2.6)

Net Income Attributable to QHC		$20.5	$26.3	$52.2	$63.1	$58.7

Note: Items bridging Adjusted EBITDA to Net Income Attributable to QHC have been omitted for the LTM period given that it encompasses both pre and post-filing periods.

(1)	Reflects the 6 months from the expected Emergence / Effective Date to the end of FY 2020 (6 months ended 12/31/20).

Consolidated Balance Sheet (Non-GAAP)	Projected (at 12/31)
($ in millions)	2020	2021	2022	2023	2024
Cash	$2.0	$2.0	$2.0	$2.0	$2.0
Accounts Receivable	315.3	284.4	277.4	274.1	271.8
Due from 3rd Party Payors	30.6	33.1	32.7	32.2	32.8
Inventories	36.5	37.8	37.6	38.4	39.1
Prepaid & Other Current Assets	43.2	45.8	52.8	57.5	61.1

Total Current Assets	$427.6	$403.1	$402.5	$404.2	$406.8
Net PPE	$486.5	$483.4	$468.4	$453.1	$438.0
Goodwill	391.7	391.7	391.7	391.7	391.7
Other Long-Term Assets	185.7	197.8	204.5	211.2	218.2

Total Assets	$1,491.6	$1,476.0	$1,467.1	$1,460.3	$1,454.8
AP	$165.0	$144.4	$145.7	$149.2	$152.2
Due to 3rd Party Payors	40.6	43.9	44.8	45.8	46.6
Accrued Interest	39.2	35.7	23.3	18.7	13.6
Other Current Liabilities	110.3	119.3	118.5	117.7	116.4

Total Current Liabilities	$355.1	$343.3	$332.3	$331.5	$328.8
Long Term Debt	$815.7	$771.4	$717.5	$644.5	$579.8
Deferred Financing	(27.2)	(27.2)	(27.2)	(27.2)	(27.2)
Other Long Term Liabilities	143.5	155.3	155.2	155.2	154.6

Total Liabilities	$1,287.1	$1,242.8	$1,177.8	$1,103.9	$1,035.9
Non Controlling Interest	$15.2	$15.2	$15.2	$15.2	$15.2
Shareholder Equity	189.3	218.0	274.1	341.1	403.7

Total Liabilities and Shareholder Equity	$1,491.6	$1,476.0	$1,467.1	$1,460.3	$1,454.8

Consolidated Cash Flows (Non-GAAP)	Projected
($ in millions)	2020(1)	2021	2022	2023	2024
Net Income (Loss)	$21.8	$28.8	$54.8	$65.7	$61.3
Operating Activities
Depreciation and Amortization	$35.2	$73.9	$75.3	$76.7	$78.0
Stock Based Compensation	1.9	3.9	3.9	3.9	3.9
Δ in AR	(31.2)	31.0	6.9	3.3	2.3
Δ in Due To/From 3rd Party Payors	0.2	0.8	1.4	1.4	0.2
Δ in Other NWC	11.4	(18.9)	(18.7)	(7.3)	(7.9)
Δ in Other Balance Sheet Items	(3.1)	(0.3)	(6.8)	(6.7)	(7.6)

Net Cash From Operations	$36.3	$119.1	$116.7	$137.1	$130.2
Capital Expenditures	($46.3)	($70.8)	($60.2)	($61.5)	($62.9)

Net Cash From Investing	($46.3)	($70.8)	($60.2)	($61.5)	($62.9)
ABL Draw / (Paydown)	($8.5)	($42.1)	($8.4)	$—	$—
Long-Term Debt Draw / (Paydown)	(1.1)	(2.3)	(45.5)	(73.0)	(64.7)
Distributions to NCI	(1.3)	(2.5)	(2.5)	(2.6)	(2.6)

Net Cash From Financing	($10.9)	($46.8)	($56.5)	($75.6)	($67.3)
Beginning Cash Balance	$23.0	$2.0	$2.0	$2.0	$2.0
Net Δ in Cash	(21.0)	—	—	—	—

Ending Cash Balance	$2.0	$2.0	$2.0	$2.0	$2.0

(1)	Reflects the 6 months from the expected Emergence / Effective Date to the end of FY 2020 (6 months ended 12/31/20).

Exhibit E

Valuation Analysis

Valuation Analysis1

THE INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THE INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES.

Solely for the purposes of the Plan and the Disclosure Statement, MTS Health Partners, L.P., as investment banker to the Debtors, has estimated a range of total enterprise value (the “Enterprise Value”) and implied equity value (the “Equity Value”) for the Reorganized Debtors pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”). The Valuation Analysis is based on financial and other information provided by the Debtors’ management, as well as the Financial Projections, attached to this Disclosure Statement as Exhibit D, and information provided by other sources. The Valuation Analysis is as of April 5, 2020, with an assumed Effective Date of June 30, 2020. The valuation estimates set forth herein represent valuation analyses of the Reorganized Debtors generally based on the application of customary valuation techniques to the extent deemed appropriate by MTS.

In preparing the Valuation Analysis, MTS considered a variety of financial analyses, including(a) comparable companies analysis; and (b) precedent transaction analysis; and (c) discounted cash flow analysis. Based on the aforementioned analyses, and other information described herein and solely for purposes of the Plan, the estimated range of Enterprise Value of the Reorganized Debtors, collectively, as of April 5, 2020, is approximately $965 million to approximately $1,275 million.

In addition, based on the estimated range of Enterprise Value of the Reorganized Debtors and other information described herein and solely for purposes of the Plan, MTS estimated a potential range of Equity Value of the Reorganized Debtors, which consists of the Enterprise Value, less funded indebtedness and minority interest, plus excess balance sheet cash as of the Effective Date. MTS has assumed that the Reorganized Debtors will have, as of the Effective Date, indebtedness of $814 million, minority interest of $18 million and $23 million of excess cash. Therefore, MTS estimated that the potential range of Equity Value for the Reorganized Debtors is between approximately $157 million and approximately $466 million.

1.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement.

Furthermore, pursuant to a negotiated settlement as reflected in the Restructuring Support Agreement, the Debtors intend to effectuate a capital raise through the New Common Equity Raise, whereby the Debtors will issue at least $200 million (and no more than $250 million) of New Common Stock on the Effective Date at a 25% discount to a deemed equity value of $321 million. On the Effective Date, the shares of New Common Stock issued pursuant to the New Common Equity Raise (including the Equity Investment Commitment Premium) will reflect fully diluted common equity ownership as reflected in Section VIII.C.3.d of the Disclosure Statement, subject to dilution by the MIP.

For purposes of the Valuation Analysis, MTS assumed that no material changes that would affect estimated value will occur between the date of filing of the Disclosure Statement and the Effective Date. MTS’ Valuation Analysis does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan, or with respect to any other matters.

THE VALUATION ANALYSIS REFLECTS WORK PERFORMED BY MTS ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO MTS AS OF APRIL 5, 2020. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY HAVE AFFECTED OR MAY AFFECT MTS’ CONCLUSIONS, MTS DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM THE VALUATION ANALYSIS AND DOES NOT INTEND TO DO SO.

MTS DID NOT INDEPENDENTLY VERIFY THE FINANCIAL PROJECTIONS OR OTHER INFORMATION THAT MTS USED IN THE VALUATION ANALYSIS, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS OR THEIR ASSETS WERE SOUGHT OR OBTAINED IN CONNECTION THEREWITH. THE VALUATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE PLAN AND THE ANALYSIS OF POTENTIAL RELATIVE RECOVERIES TO CREDITORS THEREUNDER. THE VALUATION ANALYSIS REFLECTS THE APPLICATION OF VARIOUS VALUATION TECHNIQUES, DOES NOT PURPORT TO BE AN OPINION, AND DOES NOT PURPORT TO REFLECT OR CONSTITUTE AN APPRAISAL, LIQUIDATION VALUE, OR ESTIMATE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH IN THE VALUATION ANALYSIS.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE VALUATION ANALYSIS IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, MTS, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE POTENTIAL

VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT IMMEDIATELY RATHER THAN HOLD THEIR INVESTMENT ON A LONG-TERM BASIS, THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING THE ISSUANCE OF EQUITY SECURITIES PURSUANT TO THE MIP, AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES.

The Debtors’ management team advised MTS that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ best estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on the valuation of the Company and the Enterprise Value thereof.

In preparing the Valuation Analysis for the Reorganized Debtors, MTS: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) discussed the Debtors’ performance, future prospects, and industry observations with certain members of the Debtors’ senior management; (c) considered certain economic and industry information relevant to the Debtors’ operating businesses; (d) reviewed certain publicly available financial data for public companies that MTS deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) reviewed certain publicly available data for, and considered the market values implied therefrom, precedent transactions involving companies comparable in certain respects to the Reorganized Debtors; (f) considered certain economic and industry information, including the spread of COVID-19 and its impact on the Reorganized Debtors, that MTS deemed generally relevant to the Reorganized Debtors. MTS assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management and other parties as well as publicly available information.

The Valuation Analysis does not constitute a recommendation to any Holder of Allowed Claims or any other person as to how such person should vote or otherwise act with respect to the Plan. MTS has not been requested to, and does not express any view as to, the potential trading value of the Reorganized Debtors’ securities on issuance or at any other time.

The Debtors expect that the Restructuring Transactions will be consummated as a recapitalization of the existing Debtors under their current capital structure. The Debtors do not expect to recognize any gain or loss as a result of consummating the recapitalization. The Valuation Analysis incorporates the impact of net operating loss carryforwards (“NOLs”). Based on preliminary guidance from an independent tax advisor, they include an assumption that some NOLs generated through 2020 are available to offset any taxable income post-transaction. Accordingly, MTS has assumed that some of the Debtors’ existing tax attributes will be preserved. Any changes to these assumptions, or a change in the structure utilized to consummate the reorganization, could materially impact the conclusions reached in the Valuation Analysis.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE VALUATION ANALYSIS PERFORMED BY MTS. THE PREPARATION OF A VALUATION ANALYSIS INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ANALYSIS IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. THE VALUATION ANALYSIS PERFORMED BY MTS IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE DESCRIBED HEREIN.

MTS IS ACTING AS FINANCIAL ADVISOR AND INVESTMENT BANKER TO THE DEBTORS AND HAS NOT AND WILL NOT BE RESPONSIBLE FOR, AND HAS NOT AND WILL NOT PROVIDE, ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL, OR OTHER SPECIALIST ADVICE TO THE DEBTORS OR ANY OTHER PARTY IN CONNECTION WITH THE DEBTORS’ CHAPTER 11 CASES, THE PLAN OR OTHERWISE.

Exhibit F

Liquidation Analysis

Exhibit F

Liquidation Analysis

1)	Introduction

Quorum Health Corporation (“Quorum”) and its debtor-affiliates, as debtors and debtors-in-possession (collectively, the “Debtors”), with the assistance of their restructuring, legal, and financial advisors, have prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) in connection with the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (the “Plan”) and related disclosure statement (the “Disclosure Statement”) pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The Liquidation Analysis indicates the estimated recoveries that may be obtained by Classes of Claims and Interests1 in a hypothetical liquidation pursuant to chapter 7 of the Bankruptcy Code upon disposition of assets as an alternative to the Plan. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon the assumptions discussed herein.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that the Bankruptcy Court find, as a condition to confirmation of the Plan, that each holder of a Claim or Interest in each Impaired Class: (i) has accepted the Plan; or (ii) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Person would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. In order to make these findings, the Bankruptcy Court must: (1) estimate the Cash proceeds (the “Liquidation Proceeds”) that a chapter 7 trustee (the “Trustee”) would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (2) determine the distribution (the “Liquidation Distribution”) that each holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme dictated in chapter 7; and (3) compare each holder’s Liquidation Distribution to the distribution under the Plan (“Plan Distribution”) that such holder would receive if the Plan were confirmed and consummated. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The analysis (the “Liquidation Analysis”) is based upon certain assumptions discussed herein and in the Disclosure Statement.

THE DEBTORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS CONTAINED HEREIN, OR A TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THAT THESE CHAPTER 11 CASES ARE CONVERTED TO A CHAPTER 7 LIQUIDATION, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS LIQUIDATION ANALYSIS.

[1]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan and Disclosure Statement.

2)	Basis of Presentation

The Liquidation Analysis has been prepared with the assumption that the Debtors converted their cases from chapter 11 cases to chapter 7 cases on June 30, 2020, which is the anticipated Effective Date (the “Liquidation Date”). The pro forma values referenced herein are projected to be as of June 30, 2020 and include a roll-forward amount representative of activity between February 29, 2020 and June 30, 2020, which we assume to be a reasonable proxy for the anticipated Effective Date. The Liquidation Analysis was prepared on a legal entity basis, and summarized into the tables below.

The Liquidation Analysis represents an estimate of recovery values and percentages based upon a hypothetical liquidation of the Debtors if a Trustee were appointed by the Bankruptcy Court to convert assets into Cash. The determination of the hypothetical proceeds from the liquidation of assets is a highly uncertain process involving the extensive use of estimates and assumptions which, although considered reasonable by the Debtors’ managing officers (“Management”) and the Debtors’ advisors, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and Management.

In preparing the Liquidation Analysis, the Debtors have estimated an amount of Allowed Claims for each Class of Claims based upon a review of the Debtors’ balance sheets as of February 29, 2020, adjusted for estimated balances as of the Liquidation Date where needed. The estimate of all Allowed Claims in the Liquidation Analysis is based on the par value of those Claims. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan. The actual amount of Allowed Claims could be materially different from the amount of Claims estimated in the Liquidation Analysis.

The Liquidation Analysis also does not include estimates for the tax consequences, both federal and state, that may be triggered upon the liquidation and sale events of assets in the manner described above. Such tax consequences may be material.

The Liquidation Analysis does not include recoveries resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions.

3)	Liquidation Process

For purposes of this analysis, the Debtors’ hypothetical liquidation would be conducted in a chapter 7 environment with the Trustee managing the bankruptcy estate of each Debtor (each an “Estate” and collectively, the “Estates”) to maximize recovery in an expedited process. The Trustee’s initial step would be to develop a liquidation plan to generate proceeds from the sale of hospital-specific entity groups for distribution to creditors. The three major components of the liquidation are as follows:

•	generation of Cash proceeds from asset sales, largely through the sale of hospital asset groupings and liquidation of accounts receivable;

•	costs related to the liquidation process, such as Estate wind-down costs and Trustee, professional, and other administrative fees; and

•	distribution of net proceeds generated from asset sales to holders of Claims and Interests in accordance with the priority scheme under Chapter 7 of the Bankruptcy Code.

The Liquidation Analysis assumes an “Orderly” liquidation of hospital assets. Operations will continue as normal while hospital assets are marketed for a sale. Each hospital would be sold along with its correlated group of associated assets (e.g. associated clinics, surgery centers, ambulance centers, etc.) in order to maximize value (i.e. each group of hospital assets is more valuable together than if marketed as separate entities). See Appendix 1 for a summary of each group of assets. The Liquidation Analysis projects the sale of all hospital assets within three months (i.e. by September 30, 2020) of the Liquidation Date with a subsequent three-month period to collect accounts receivable left behind in the Estates. The liquidation process would be complete by December 31, 2020.

Except for Cash and accounts receivables, all assets are assumed to be transferred to hypothetical buyers as part of the sale of hospital assets.

A “Forced” liquidation scenario where hospital operations cease and assets of each hospital are sold piecemeal has not been considered. Management does not consider this scenario to be economically viable given the specific nature of Quorum Health Corporation’s hospital assets (i.e. operator of rural hospitals including several critical access facilities). A piecemeal liquidation of hospital assets would have a significant negative impact on the U.S. healthcare system, specifically given the current COVID-19 pandemic.

4)	Distribution of Net Proceeds to Claimants

Any available net proceeds would be allocated to the applicable holders of Claims and Interests in strict priority in accordance with section 726 of the Bankruptcy Code:

•

Lender Claims and Other Secured Claims: includes Claims that are paid with the proceeds of collateral to the extent secured by property of the Estate, including Claims arising under that certain Credit Agreement, dated as of April 29, 2016 (as modified, amended, or supplemented, the “First Lien Credit Agreement,” the secured revolving credit facility and term loan credit facility thereunder, collectively, the “Prepetition Credit Facility,”) and certain ABL Credit Agreement, dated as of April 29, 2016 (as modified, amended, or supplemented, the “ABL Credit Agreement”);

•

Administrative Claims: includes Claims for post-petition accounts payable, accrued expenses, accrued and unpaid professional fees, claims arising under section 503(b)(9) of the Bankruptcy Code, and certain unsecured claims entitled to priority under section 507 of the Bankruptcy Code;

•

Priority Tax Claims: includes any secured or unsecured Claim of a Governmental Unit (as defined in the Bankruptcy Code) of the kind entitled to priority in payment as specified in section 507(a)(8) of the Bankruptcy Code;

•	General Unsecured Claims: includes non-secured, non-priority debt, including trade payables, and various other unsecured liabilities; and

•

Quorum Interests: to the extent, any available net proceeds remain available for distribution after satisfaction in full of the foregoing classes of Claims, any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all common stock or units, preferred stock or units, or other instruments evidencing an ownership interest in any of the Debtors.

5)	Conclusion

The Debtors have determined, as summarized in the following analysis, upon the Effective Date, the Plan will provide all holders of Claims and Interests with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code, and as such believe that the Plan satisfies the requirement of 1129(a)(7) of the Bankruptcy Code.

SUMMARY OF ESTIMATED RECOVERIES[1]
Class	Claim/Interest	Plan Treatment	Voting Rights	Projected[2] Amount of Allowed Claims or Interests	Projected Plan Recovery	Projected Liquidation Recovery (Low)	Projected Liquidation Recovery (High)
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	$22,171,651	100.0%	42.5%	43.7%
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	N/A	N/A	N/A	N/A
3	ABL Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	$99,000,000	100.0%	100.0%	100.0%
4	First Lien Loan Claims	Impaired	Entitled to Vote	$785,336,316	100.0%	61.5%	71.0%
5	Senior Notes Claims	Impaired	Entitled to Vote	$400,000,000	8.9%	0.0%	0.0%
6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	$266,514,414	100.0%	5.1%	5.1%
7	Debtor Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	N/A	N/A	N/A	N/A
8	Non-Debtor Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	N/A	N/A	N/A	N/A
9	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	N/A	N/A	N/A	N/A
10	Quorum Interests	Impaired	Not Entitled to Vote (Deemed to Reject)	N/A	N/A	N/A	N/A

1.

The estimated recoveries presented for Senior Notes Claims are estimated recoveries to Holders of Claims on account of their Claims and do not reflect consideration for Equity Commitment Parties on account of their commitments. Any additional distributions made to Equity Commitment Parties are made solely on account of new capital and consideration provided to the Debtors.

2.	Unless otherwise indicated, all Claim amounts in this Disclosure Statement and accompanying exhibits are estimates as of March 31, 2020.

The following Liquidation Analysis should be reviewed with the accompanying notes. The following tables reflect the rollup of the deconsolidated liquidation analysis for the Debtors.

Rollup of Deconsolidated Liquidation Analysis for Quorom Health Corporation et al.
					Potential Recovery
($ in thousands)	Notes	02/28/20 Net Book Value	Adjustments	Liquidation Balance	Recovery Estimate %		Recovery Estimate $
Assets					Low	High	Low	High
Gross Liquidation Proceeds:
Cash & Cash Equivalents	A	$2,486	$7,514	$10,000	100%	100%	$10,000	$10,000
Accounts Receivable - Net	B	329,053	2,668	331,722	45%	50%	149,275	165,861
Sales Proceeds - PP&E & Other Assets	C	1,103,919	(485,077)	618,842	92%	100%	568,587	618,842

Total Assets		$1,435,459	$(474,895)	$960,564			$727,862	$794,703

Less: Liquidation Adjustments
Proceeds paid to minority shareholders							(15,848)	(17,240)
Liquidator and/or Brokerage Fees					3%	2%	(21,836)	(15,894)
Post-Conversion Cash Flow							(3,503)	(3,503)
Retention Costs							(2,782)	(1,987)
Professional Fees							(4,500)	(3,500)
Ch. 7 Trustee Fees	D				3%	3%	(21,836)	(19,868)

Total Liquidation Adjustments							(70,306)	(61,993)

Assets From Intercompany Proceeds (1)	E						19,761	21,411

Net Liquidation Proceeds Available for Distribution to Creditors							$677,318	$754,122

(1)	Funds paid to IC claims are re-distributed to other creditors based on a pro-rata of the initial distribution.

Summary of Hypothetical Chapter 7 Waterfall Scenario
			Low		High
	$ in millions	Claim Est.	$	%	$	%
Notes	Net Encumbered Asset Liquidation Proceeds:
	Cash and Accounts Receivable Proceeds		$96,711		$110,856
	PP&E and Other Asset Proceeds		367,923		409,277
	Intercompany Proceeds (1)		18,641		20,197

	Total Net Encumbered Asset Liquidation Proceeds		$483,275		$540,329

	Net Unencumbered Asset Liquidation Proceeds:
	Cash and Accounts Receivable Proceeds		$34,591		$38,902
	PP&E and Other Asset Proceeds		158,333		173,676
	Intercompany Proceeds (1)		1,121		1,214

	Total Net Uncumbered Asset Liquidation Proceeds		$194,044		$213,792

	Net Liquidation Proceeds Available for Distribution to Creditors		$677,318		$754,122

	Encumbered Proceeds Available for Secured Claims		$483,275		$540,329
	Unencumbered Proceeds Available for Secured Claims		$18,186		$20,541

	Total Proceeds Available for Secured Claims		$501,460		$560,871

	Secured Claims:
1.	Class 1: Other Secured Claims	$22,171	$9,432	42.5%	$9,690	43.7%
2.	Class 3: ABL Claims	99,000	99,000	100.0%	99,000	100.0%
3.	Class 4: First Lien Loan Claims	785,336	390,552	49.7%	447,169	56.9%

	Total Secured Claims	$906,507	$498,984	55.0%	$555,859	61.3%

	Remaining Amount Available for Distribution		2,476		5,012
	Plus: Net Unencumbered Asset Liquidation Proceeds		175,858		$193,251

	Proceeds Available for Administrative / Priority Claims		$178,334		$198,263

	Super-priority Admin - Carve-out Claim:
4.	Carve-out Claim	$4,100	4,100	100.0%	4,100	100.0%
5.	DIP Claims	$35,400	35,400	100.0%	35,400	100.0%

	Total Administrative / Priority Claims	$39,500	$39,500	100.0%	$39,500	100.0%

	Administrative / Priority Claims:
6.	Administrative Claims	12,085	3,665	30.3%	3,676	30.4%
7.	Administrative/Priority Tax Claims	53,183	7,684	14.4%	7,738	14.5%
8.	Professional Fee Claims	6,390	1,958	30.6%	2,038	31.9%
9.	Class 2: Other Priority Claims	—	—	n.a	—	n.a

	Total Administrative / Priority Claims	$71,658	$13,307	18.6%	$13,452	18.8%

	Proceeds Available for General Unsecured Claims		$125,527		$145,311

	General Unsecured Claims:
10.	Class 5: Senior Notes Claims	$400,000	$—	0.0%	$—	0.0%
11.	Class 6: General Unsecured Claims	266,514	13,637	5.1%	13,724	5.1%
12.	Class 7: Debtor Intercompany Claims (1)	1,990,837	19,667	1.0%	21,266	1.1%
13.	Class 8: Non-Debtor Intercompany Claims (1)	33,122	94	0.3%	146	0.4%

	Total Unsecured Claims	$2,690,474	$33,398	1.2%	$35,135	1.3%

	Proceeds Available for Equity Interest / Deficiency		$92,129		$110,176

	Equity Interest / Deficiency:
14.	Class 1: Other Secured Claims (Deficiency Claim) (2)	$18,850	$—	0.0%	$—	0.0%
15.	Class 4: First Lien Loan Claims (Deficiency Claim) (2)	366,476	92,128	25.1%	110,175	30.1%
16.	Administrative / Priority Claims (Deficiency Claim) (2)	58,351	—	0.0%	—	0.0%
17.	Class 9: Intercompany Interests	—	—	n.a	—	n.a
18.	Class 10: Quorum Interests	—	—	n.a	—	n.a

	Total Equity Interest / Deficiency	$443,677	$92,128	20.8%	$110,175	24.8%

(2)	Funds paid to IC claims are re-distributed to other creditors based on a pro-rata of the initial distribution
(2)	For deficiency claim, the claim estimate is based on the average of the 2 scenarios.

Specific Notes to the Liquidation Analysis

Net Liquidation Proceeds:

A.	Cash

The Liquidation Proceeds of Cash and Cash equivalents for all Debtor entities holding Cash is estimated to be 100% of the projected balance at the Conversion Date per the Debtors’ projections as of September 30, 2020.

B.	Accounts Receivable

For purposes of the Liquidation Analysis, the Liquidation Proceeds of existing receivables from revenue were estimated to range from 45% to 50% of net book value. This blended rate reflects the following collectability assumption:

•	Self-pay: 10%

•	All other Payer (i.e.: BCBS, Medicare, Medicaid…): 55%

C.	Sales Proceeds - PP&E & Other Assets

Assets have been grouped in 27 subsets (each, a “Group”) that are expected to be sold.

The 27 asset groups consist of the following:

•	23 hospitals groups. Each of these groups is composed of an hospital and related clinics, outpatient center, and nursing home;

•	1 healthcare consulting business, Quorum Health Resources;

•	Corporate assets;

•	Other non-operational entities;

•	Legacy entities, which are residual assets from closed and divested facilities.

a)	Hospital Groups and Consulting Business

The assets of each hospitals group and the consulting business are expected to be sold as “going-concern entities”. Based on precedent transactions, all assets of the Group would be sold excluding Accounts Receivable (as defined below) and Cash. Any operating leases will be transferred to the potential buyer.

The value of each hospital group and consulting business is based on an adjusted EBITDA 2019 and historical industry multiple standards:

•

EBITDA: The EBITDA used for the liquidation analysis is the unaudited EBITDA as of December 2019. The individual EBITDA of each legal entity of the Groups are aggregated to define the EBITDA of the asset Group. Each asset Group’s EBITDA has been adjusted for corporate costs and the impact of COVID-19.

$ in millions	EBITDA FY19	COVID Discount	EBITDA FY19 Post COVID	Corporate Allocation	Adjusted EBITDA
Hospitals	159,292	(47,788)	111,505	(45,071)	66,434
QHR	15,802	—	15,802	—	15,802
Corporate	(45,071)	—	(45,071)	45,071	—
Continuing operation	130,023	(47,788)	82,235	—	82,235
Other	(56,489)	—	(56,489)	—	(56,489)

Total	73,534	(47,788)	25,746	—	25,746

•	Multiples: The multiples have been adjusted based on the activity and the EBITDA generation of each Asset group:

•	Tiers 1 Hospital (EBITDA FY19 – $6M to $45M): 5.5X EBITDA – 6.0X EBITDA

•	Tiers 2 Hospital (EBITDA FY19 – $5M to $2M): 5X EBITDA – 5.5X EBITDA

•	Tiers 3 Hospital (EBITDA FY19 – $2M to $0M): 4.5X EBITDA –5X EBITDA

•	Tiers 3 Hospital (Negative EBITDA FY19 – $0M to -$8M): 0.1X Net Revenue or the value in recent letter of intent.

•	Quorum Health Resource (EBITDA FY19 – $15M): 5X EBITDA – 5.5X EBITDA

Multiples assume the current uncertain economic environment and the reduced timeframe required to perform the sale.

The global value of the Group is then allocated to each entity in the asset Group.

b)	Other non-operational entities / Legacy entities

Other facilities have been valued at 35% of Property Plant and Equipment Net book value.

D.	Liquidation Adjustments

•	Proceeds paid to minority shareholders: Gross proceeds from the sales of joint ventures have been allocated between Quorum and minority shareholders based on the latest capital structure.

•

Liquidator and/or Brokerage Fees: Liquidator and/or brokerage fees include estimates for certain brokers for some real-estate transactions and liquidators and are estimated at a range of 3% to 2% of gross Liquidation Proceeds.

•

Post-Conversion Cash Flow: Represents Debtor’s net cash outflow in a chapter 7 environment for the 3-month period of the Conversion Date through September 31, 2020, during which the assets are sold. This forecast takes into account the deterioration of activity driven by COVID-19.

•

Retention Costs: To maximize recoveries on remaining assets, minimize the number of claims, and generally oversee an orderly liquidation, the chapter 7 trustee will need to continue to employ a substantial number of the Debtors’ employees for the liquidation period. These costs are assumed to be 25% to 35% of corporate salaries.

•

Professional Fees: Professional fees include estimates for certain professionals required during the wind-down period and are estimated at a range of $3.5 million to $4.5 million of gross Liquidation Proceeds.

•

Ch. 7 Trustee Fees: Section 326 of the Bankruptcy Code provides for chapter 7 trustee fees of a maximum of 3% for Liquidation Proceeds in excess of $1 million. The Liquidation Analysis, therefore, assumes chapter 7 trustee fees range from 2.5% to 3% of proceeds available for distribution to creditors.

E.	Assets From Intercompany Proceeds

•	Funds paid to the intercompany claims are re-distributed pro rata to other creditors based on the initial distribution.

Claims

1.	Other Secured Claims

Class 1 Claims consist of any Secured Claim, other than an ABL Facility Claim, a DIP Claim, and a First Lien Claim. The Debtors estimate that there will be approximately $22.2 million in Class 1 Claims on the Liquidation Date. The Claims included in this Class arise mostly from the capital leases of the Debtors’ headquarters ($16.1 million) and the Hospital of Kentucky River ($5.8 million). Class 1 Claims on the Liquidation Date would likely receive a between 42.5% and 43.7% of the asserted amount claim. This rate reflects a 100% recovery for the secured portion of the liability and no recovery on their deficiency claim.

2.	ABL Claims

Class 3 claims consist of Claims arising under, derived from, or based upon the ABL Credit Facility. The Debtors estimate that there will be approximately $99.0 million in Class 3 Claims on the Liquidation Date. Class 3 Claims on the Liquidation Date would likely receive a 100% recovery.

3.	First Lien Loan Claims

Class 4 Claims consist of Claims arising under, derived from, or based upon the Revolving Credit Facility and the Term Loan Facility. The Debtors estimate that there will be approximately $785.3 million in Class 4 Claims on the Liquidation Date ($47.0 million under the Revolving Credit Facility and $738.3 million under the Term Loan Facility). The Liquidation Analysis projects that the Class 4 Claims would receive a recovery between 61.5% and 71.0%.

4.	Carve Out

The carve out consists of:

(i) all fees required to be paid to the Clerk of the Court and the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate, which Statutory Fees shall not be subject to any budget;

(ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code;

(iii) allowed fees and expenses of the Debtors or any Official Committee; and

(iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $4,000,000 incurred after an Event of Default under the DIP loan (conversion of the cases to chapter 7 would be an Event of Default) (collectively, the “Carve Out”).

The Debtors estimate that there will be approximately $4.1 million in Carve Out fees. The recovery is estimated at 100%.

5.	DIP Claims

DIP Claim consists in any Claim arising under, derived from or based upon the DIP Facility or DIP Orders, including the DIP Commitment Fee Claims, and the guarantees in respect thereof under the DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under or related to the DIP Facility. The Debtors estimate that there will be $35.4 million in DIP Claims on the Liquidation Date. The recovery is estimated at 100%.

6.	Administrative Claims

The Debtors estimate that there will be approximately $12.1 million in Administrative Claims. Administrative Claims include Claims arising under section 503(b)(9) of the Bankruptcy Code. The estimated recovery is between 30.3% and 30.4%.

7.	Priority Tax Claims

Priority Claims include estimates of Priority Tax Claims and Other Priority Claims. Total Priority Tax Claims and Other Priority Claims are estimated at $53.2 million. The estimated recovery is between 14.4% and 14.5%.

8.	Professional Fee Claims

Professional Fee Claims relate to unpaid post-petition professional fees that are not covered by the Carve Out. The estimated recovery is between 30.6% and 31.9%.

9.	Other Priority Claims

Class 2 Claims consist of Claims other than an Administrative Claims or Priority Tax Claims entitled to priority in right of payment under section 507(a) of the Bankruptcy Code. The Debtors estimate that there will no Class 2 Claims on the Liquidation Date.

10.	Senior Notes Claims

Class 5 claims consist of Claims arising under, derived from, or based upon the Senior Notes Indenture. The Debtors estimate that there will be approximately $400.0 million in Class 5 Claims on the Liquidation Date. The Liquidation Analysis projects that the Liquidation Proceeds shall cause the Class 5 Claims to receive 0% recovery.

11.	General Unsecured Claims

Class 6 consists of the General Unsecured Claims against any Debtor. The Debtors estimate that there will be approximately $266.5 million in Class 5 Claims on the Liquidation Date and the recovery for Class 6 Claims is estimated to be around 5.1% of total General Unsecured Claims. This amount does not include any estimates for the settlement of litigation or contract rejection claims.

12.	Debtor Intercompany Claims

Class 7 consists of Intercompany Claims with a Debtor. The Debtors estimate that there will be $1,990.8 million in Debtor Intercompany Claims on the Liquidation Date and the recovery for Class 7 Claims is estimated to be between 1.0% and 1.1%. Funds paid to Debtor Intercompany Claims are re-distributed to other creditors pro rata based on the initial distribution.

13.	Non-Debtor Intercompany Claims

Class 8 consists of Intercompany Claims with a non-Debtor. The Debtors estimate that there will be $33.1 million in Non-Debtor Intercompany Claims on the Liquidation Date and the recovery for Class 8 Claims is estimated to be between 0.3% and 0.4%. Funds paid to Non-Debtor Intercompany Claims are re-distributed to other creditors pro rata based on the initial distribution.

14.	Class 1 Deficiency Claim

These Claims are related to unpaid amounts of any Secured Claim, other than an ABL Facility Claim, a DIP Claim, or a First Lien Claim.

15.	Class 4 Deficiency Claim

These Claims are related to unpaid amounts of Claim arising under, derived from, or based upon the Revolving Credit Facility and the Term Loan Facility.

Borrowers and guarantors under the First Lien and ABL Credit Facility indebtedness have pledged their equity as collateral for the First Lien Lenders. After the full recovery of all creditors of unencumbered entities, the proceeds related to equity interest are used to pay any outstanding amount related to First Lien Claim.

16.	Administrative/Priority Deficiency Claim

These Claims are related to unpaid Administrative Claims, Priority Tax Claims, and Administrative Professional Fee Claims.

17.	Intercompany Interests

Class 9 consists of Interests on intercompany balances. The Debtors estimate that there will be no Intercompany Interests on the Liquidation Date. If any Class 9 Interests exist on the Liquidation Date, the Debtors estimate that there will be no recovery.

18.	Quorum Interests

Class 10 consists of Quorum Equity Interests. The Debtors estimate that there will be no recovery for potential Class 10 Interests on the Liquidation Date.

APPENDIX 1

Assets Group (Part 1)

	Group 1 Assets McKenzie-Willamette	Group 2 Assets Mountain West	Group 3 Assets Heartland	Group 4 Assets Barstow
Hospital	• McKenzie Willamette Medical Center	• Mountain West Medical Center	• Heartland Regional Medical Center	• Barstow Community Hospital

• Southern Illinois Medical Care
Clinic	• Mckenzie Physician Services	• Tooele Clinic	• River To River Heart Group	• Barstow Healthcare
• Memorial Management

Other	• NA	• Ambulance Services Of Tooele (Ambulance)	• National Imaging Of Carterville (Imaging Center)	• NA

Legal entities	• Mckenzie Physician Services, LLC	• Ambulance Services Of Tooele, LLC	• Heartland Rural Healthcare, LLC	• Barstow Healthcare Management, LNC.
	• Mckenzie Surgery Center, L.P.	• Tooele Clinic Corp.	• Marion Hospital Corporation	• Hospital Of Barstow, LNC.
	• Mckenzie Willamette Regional Medical Center Associates, LLC	• Tooele Hospital Corporation	• Memorial Management, LNC.
	• Mwmc Holdings, LLC		• National Imaging Of Carterville, LLC
	• Springfield Oregon Holdings, LLC		• River To River Heart Group, LLC
	• Triad Of Oregon, LLC		• Southern Illinois Medical Care Associates, LLC

	Group 5 Assets Vista	Group 6 Assets Evanston	Group 7 Assets Three Rivers	Group 8 Assets Gateway
Hospital	• Vista Medical Center	• Evanston Regional Hospital	• Three Rivers Medical Center	• Gateway Regional Medical Center

• Granite City Clinic
Clinic	• Waukegan Clinic	• Evanston Clinic	• Three Rivers Medical Clinics	• Illinois SW Orthopedics
• Heartland Healthcare

Other	• Lindenhurst Surgery Center (Surgical Center)	• NA	• NA	• Edwardsville Ambulatory Surgery Center (Surgical Center)

Legal entities	• Lindenhurst Illinois Hospital Company, LLC	• Evanston Clinic Corp	• Hospital Of Louisa, LNC	• Edwardsville Ambulatory Surgery Center, LLC
	• Lindenhurst Surgery Center, LLC	• Evanston Hospital Corporation	• Three Rivers Medical Clinics, LNC	• Gateway Malpractice Assistance Fund, LNC
	• Ohani, LLC			• Granite City Asc Investment Company, LLC
	• Waukegan Clinic Corp.			• Granite City Clinic Corp.
	• Waukegan Hospital Corporation			• Granite City Hbp Corp.
	• Waukegan Illinois Hospital Company, LLC			• Granite City Hospital Corporation
• Granite City Illinois Hospital Company, LLC
• Granite City Orthopedic Physicians Company, LLC

	Group 9 Assets Crossroads	Group 10 Assets Forrest City	Group 11 Assets DeKalb	Group 12 Assets Mimbres
Hospital	• Crossroads Community Hospital	• Forrest City Medical Center	• DeKalb Regional Medical Center	• Mimbres Memorial Hospital

Clinic	• Crossroads Physician		• Fort Payne Clinic
	• King City Physician Company,	• Forrest City Clinic	• Fort Payne Rhc	• Deming Clinic

Other	• National Imaging Center Of Mount Vernon (Imaging Center)	• Ambulance Services Of Forrest City (Ambulance)	• NA	• Deming Nursing Home (Nursing Home)

Legal entities	• Crossroads Physician Corp.	• Ambulance Services Of Forrest City, LLC	• Fort Payne Clinic Corp.	• Deming Clinic Corporation
	• King City Physician Company, LLC	• Forrest City Arkansas Hospital Company, LLC	• Fort Payne Hbp, LLC	• Deming Hospital Corporation
	• National Healthcare Of Mt. Vernon, LNC.	• Forrest City Clinic Company, LLC	• Fort Payne Hospital Corporation	• Deming Nursing Home Company, LLC
	• National Imaging Of Mount Vernon, LLC	• Forrest City Holdings, LLC	• Fort Payne Rhc Corp

	Group 13 Assets Alta Vista	Group 14 Assets Red Bud	Group 15 Assets Mesa View	Group 16 Assets Union Co.
Hospital	• DeKalb Regional Medical Center	• Red Bud Regional Hospital	• Mesa View Regional Hospital	• Union County Hospital

Clinic	• San Miguel Clinic	• Red Bud Clinic
	• Summit Emergency Medicine	• Red Bud Regional Clinic	• Mesquite Clinic	• Anna Clinic
• Monroe County Surgical Center, LLC (Surgical Center)

Other	• NA	• Red Bud Regional Care (Nursing Home)	• NA	• NA

Legal entities	• San Miguel Clinic Corp.	• Monroe County Surgical Center, LLC	• Mesa View Physical Rehabilitation, LLC	• Anna Clinic Corp.
	• San Miguel Hospital Corporation	• Red Bud Clinic Corp.	• Mesquite Clinic Management Company, LLC	• Anna Hospital Corporation
	• Summit Emergency Medicine, LLC	• Red Bud Hospital Corporation	• Mmc Of Nevada, LLC
• Red Bud Illinois Hospital Company, LLC
• Red Bud Physician Group, LLC
• Red Bud Regional Clinic Company, LLC

Assets Group (Part 2)

	Group 17 Assets Big Bend	Group 18 Assets Paul B Hall	Group 19 Assets Helena	Group 20 Assets Kentucky River
Hospital	• Big Bend Regional Medical Center	• Paul B. Hall Regional Medical Center	• Helena Regional Medical Center	• Kentucky River Medical Center

Clinic	• Alpine Rural Health Clinic	• Paintsville Clinic	• Phillips Clinic	• Kentucky River Physician Clinic
• Jackson Medical Clinic

Other	• NA	• NA	• NA	• NA

Legal entities	• Big Bend Hospital Corporation	• Paintsville Hma Physician Management, LLC	• Phillips Clinic Company, LLC	• Jackson Hospital Corporation
	• Big Bend Medical Group 501(A)	• Paintsville Hospital Company, LLC	• Phillips Hospital Company, LLC	• Jackson Physician Corp.
• Kentucky River Hbp, LLC
• Kentucky River Physician Corporation

	Group 21 Assets Martin	Group 22 Assets Fannin	Group 23 Assets Galesburg	Group 24 Assets Quorum Health Resources
Hospital	• Martin General Hospital	• Fannin Regional Hospital	• Galesburg Cottage Hospital	• NA

Clinic	• Williamston Clinic	• Hidden Valley Medical Clinic	• Knox Clinic Corp.	• NA

Other	• NA	• Riverstone Imaging Center (Imaging Center)	• NA	• Quorum Health Resources

Legal entities	• Williamston Clinic Corp.	• Blue Ridge Georgia Holdings, LLC	• Cottage Rehabilitation And Sports Medicine, LLC	• Qhr Development, LLC
	• Williamston Hbp Services, LLC	• Blue Ridge Georgia Hospital Company, LLC	• Galesburg Hospital Corporation	• Qhr Healthcare Affiliates, LLC
	• Williamston Hospital Corporation	• Fannin Regional Orthopaedic Center, LNC.	• Galesburg Professional Services, LLC	• Qhr Intensive Resources, LLC
		• Hidden Valley Medical Center, LNC.	• In Home Medical Equipment Supplies And Services, LNC.	• Qhr International, LLC
			• Knox Clinic Corp.	• Quorum Health Resources, LLC
• Quorum Purchasing Advantage, LLC
• Quorum Solutions, LLC

	Group 25 Assets	Group 26 Assets	Group 27 Assets
	Corporate	Other entities	Legacy entities
Hospital	• NA	• NA	• NA

Clinic	• NA	• NA	• NA

Other	• Quorum Health Corporation (HQ)	• Corporate Plane
		• Foundation	• Legacy entities
		• Political Action Committee	•

Legal entities	• Qhccs, LLC	• Chs Utah Holdings, LLC	• McKenzie Clinic (1)	• Affinity (7)
	• Quorum Health Corporation	• N451A, LLC	• Scenic Mountain (2)	• Barrow (8)
	• Qhc Him Shared Services, LLC	• Qhc Blue Island Urgent Care Holdings, LLC	• Trinity (3)	• Sunbury (9)
	• Qhc Arm Shared Services, LLC	• Qhc California Holdings, LLC	• MetroSouth (4)	• Lock Haven (10)
		• Quorum Health Corporation Political Action Committee	• Sandhills (5)	• L.V. Stabler (11)
		• Quorum Health Foundation, Inc.	• Walton (6)	• Watsonville (12)
• Quorum Health Investment Company, LLC
• Our Healthy Circle

(1) Ambulance Services Of Mckenzie, LNC., Mckenzie Clinic Corp. and Mckenzie Tennessee Hospital Company, LLC		(5) Hamlet H.M.A., LLC, Hamlet Hma Physician Management, LLC and Hamlet Hma Ppm, LLC		(8) Barrow Health Ventures, LNC., Georgia Hma Physician Management, LLC and Winder Hma, LLC
(2) Big Spring Hospital Corporation		(6) Monroe Diagnostic Testing Centers, LLC, Monroe Hma Physician Management, LLC and Monroe Hma, LLC		(9) Sunbury Clinic Company, LLC and Sunbury Hospital Company, LLC
(3) Augusta Hospital, LLC, Augusta Physician Services, LLC and Csra Holdings, LLC		(7) Dhsc, LLC, Doctors Hospital Physician Services, LLC, Massillon Community Health System LLC,		(10) Clinton Hospital Corp, Haven Clinton Medical Associates, LLC and Lock Haven Clinic Comp. LLC
(4) Blue Island Clinic Comp, LLC, Blue Island Hbp Medical Group, LLC, Blue Island Hospital Comp, LLC and Blue Island Illinois Holdings, LLC		Massillon Health System LLC, Massillon Holdings, LLC, Massillon Physician Services, LLC and Qhg Of Massillon, Inc.		(11) Central Alabama Physician Services, LNC., Greenville Clinic Corp and Greenville Hospital Corp.
(8) Watsonville Hospital Corporation